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TABLE OF CONTENTS 2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No. 3)

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

SEALY CORPORATION (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed below per Exchange Act Rules 14c-5(g) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share
(2)	Aggregate number of securities to which transaction applies:
113,143,860 shares of Common Stock (which includes 105,641,802 shares of Common Stock outstanding less the number of shares of Common Stock held by the Company in its treasury, 2,444,248 shares of Common Stock underlying options, 686,553 equity share units and 5,057,810 restricted share units (which includes the maximum additional restricted share units to be granted due to pro-rated basis accretion through October 14, 2013)).
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (A) 105,641,802 shares of Common Stock multiplied by $2.20 per share; (B) 2,444,248 shares of Common Stock underlying options multiplied by $0.90 (which is the difference between $2.20 and the weighted average exercise price of $1.30 per share); (C) 686,553 equity share units multiplied by $2.20 per unit; and (D) 5,057,810 restricted share units multiplied by $2.20 per unit. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00013640 by the sum of the preceding sentence.
	(4)	Proposed maximum aggregate value of transaction: $247,249,386.20
	(5)	Total fee paid: $0.00
☐	Fee paid previously with preliminary materials.
☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid: $33,724.82
	(2)	Form, Schedule or Registration Statement No.: Schedule 14C
	(3)	Filing Party: Sealy Corporation
	(4)	Date Filed: October 30, 2012, January 23, 2013 and February 8, 2013

PRELIMINARY COPY—SUBJECT TO COMPLETION

SEALY CORPORATION
One Office Parkway
Trinity, North Carolina 27370

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS
AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

To our stockholders:

        This notice of written consent and appraisal rights and the accompanying information statement are being furnished to the holders of common stock of Sealy Corporation, which we refer to as "Sealy" or the "Company," in connection with the Agreement and Plan of Merger, dated as of September 26, 2012, among Tempur-Pedic International Inc., a Delaware corporation ("Parent"), Silver Lightning Merger Company, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and the Company. We refer to the Agreement and Plan of Merger as the "Merger Agreement" and to the merger of Sub with and into the Company that is contemplated by the Merger Agreement as the "Merger." Upon completion of the Merger, each share of common stock of the Company, par value $0.01 per share ("Common Stock"), issued and outstanding immediately prior to the effective time of the Merger, except for shares (a) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") for such shares and (b) owned by the Company or by Parent or any of their subsidiaries, will be cancelled and converted automatically into the right to receive $2.20 in cash, without interest and less any required withholding taxes. We refer to this per share cash payment as the "Merger Consideration." A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

        The Company's board of directors (the "Board of Directors") unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and to consummate the transactions contemplated thereby (including the Merger), (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby (including the Merger) and (c) resolved to recommend the adoption of the Merger Agreement by the Company's stockholders.

        The adoption of the Merger Agreement by the Company's stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock. On September 26, 2012, Sealy Holding LLC, Lawrence J. Rogers, Jeffrey C. Ackerman, G. Michael Hofmann, Louis R. Bachicha, Jodi L. Allen, Carmen J. Dabiero and Michael Q. Murray (the "Approving Stockholders"), who on such date collectively owned shares of Common Stock representing approximately 50.6% of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement, delivered a written consent (a copy of which is attached as Annex B to the accompanying information statement) adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement to adopt the Merger Agreement or approve the Merger, and the Company is not soliciting your vote for the adoption of the Merger Agreement or approval of the Merger and will not call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement or approval of the Merger.

        Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Common Stock, other than the Approving Stockholders, will have the right to seek an appraisal for, and be paid the "fair value" of, their shares of Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. In order to exercise your appraisal rights, you must submit a written demand for an appraisal no later than 20 days after the mailing of this information statement, or [                        ], 2013, and comply with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex E. This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL.

        We urge you to read the entire information statement carefully. Please do not send in your stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of Common Stock.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL Q. MURRAY, Senior Vice President, General Counsel and Secretary	LAWRENCE J. ROGERS, President and Chief Executive Officer

        Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

        This information statement is dated [                        ], 2013 and is first being mailed to stockholders on or about [                        ], 2013.

SUMMARY

        The following summary highlights selected information from this information statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire information statement, its annexes and the documents referred to in this information statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this information statement. You may obtain the information incorporated by reference into this information statement by following the instructions under "Where You Can Find Additional Information" beginning on page 89.

        Unless we otherwise indicate or unless the context requires otherwise: all references in this information statement to "Company," "Sealy" "we," "our" and "us" refer to Sealy Corporation and, where appropriate, its subsidiaries; all references to "Parent" or "Tempur-Pedic" refer to Tempur-Pedic International Inc.; all references to "Sub" refer to Silver Lightning Merger Company; all references to the "Merger Agreement" refer to the Agreement and Plan of Merger, dated as of September 26, 2012, among Parent, Sub and the Company, as it may be amended from time to time, a copy of which is attached as Annex A to this information statement; all references to the "Merger" refer to the merger of Sub with and into the Company as contemplated by the Merger Agreement; all references to the "Merger Consideration" refer to the per share merger consideration of $2.20 in cash, without interest, contemplated to be received by the holders of our Common Stock pursuant to the Merger Agreement, subject to required tax withholding; all references to the "Board of Directors" refer to the Company's Board of Directors; all references to the "Independent Directors" refer to the non-management directors of the Company who are not affiliated with Kohlberg Kravis Roberts & Co. L.P. ("KKR"); all references to the "Independent Committee" refer to a committee of the Board of Directors established by the Board of Directors and composed of all of the Independent Directors and all references to "Common Stock" refer to the Company's common stock, par value $0.01 per share.

 The Parties to the Merger (page 16)

        The Company.    The Company is a Delaware corporation that manufactures and markets a complete line of bedding products, including mattresses and mattress foundations. Since its organization in 1984, the Company has been a leading bedding manufacturer in the United States and also owns one of the largest bedding brands in the world (Sealy®). The Company's principal executive offices are located at One Office Parkway, Trinity, North Carolina 27370, and its telephone number is (336) 861-3500. The Company's website is www.sealy.com. The Common Stock is listed on the New York Stock Exchange ("NYSE") and trades under the symbol "ZZ." Additional information about the Company is included in the documents incorporated by reference into this information statement. See the section entitled "Where You Can Find Additional Information" beginning on page 89.

        Parent.    Parent is a Delaware corporation with its principal executive offices located at 1000 Tempur Way, Lexington, Kentucky 40511, and its telephone number is (800) 878-8889. Parent's website is www.tempurpedic.com.

        Sub.    Sub was formed by Parent solely for the purpose of completing the Merger with the Company. Sub is a direct wholly owned subsidiary of Parent and has not engaged in any business to date, except for activities incidental to its incorporation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement. Sub's principal executive offices are located at 1000 Tempur Way, Lexington, Kentucky 40511, and its telephone number is (800) 878-8889.

The Merger (page 17)

        On September 26, 2012, the Company entered into the Merger Agreement with Parent and Sub. Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the

Merger, Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result, the Company will become a wholly owned subsidiary of Parent following the effective time of the Merger. Because the Merger Consideration will be paid in cash, you will receive no equity interest in the Company or Parent after the effective time of the Merger. At the effective time of the Merger:

  •
  each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (except those shares held by any of the Company's stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") and those shares owned by the Company or by Parent or any of their subsidiaries) will be cancelled and converted automatically into the right to receive the Merger Consideration;

  •
  each Company stock option, whether or not exercisable, that is outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled and converted automatically into the right to receive a cash payment equal to the product of (a) the excess (if any) of the Merger Consideration over the per share exercise price of such Company stock option and (b) the number of shares of Common Stock subject to such Company stock option, less any required withholding taxes;

  •
  each Company equity share unit that is outstanding and not previously earned and vested immediately prior to the effective time of the Merger will be deemed earned and vested and the holder thereof will be entitled to receive a cash payment equal to the Merger Consideration, less any required withholding taxes; and

  •
  each Company restricted stock unit that is outstanding and not previously earned and vested immediately prior to the effective time of the Merger will be deemed earned and vested in full and the holder thereof will be entitled to receive a cash payment equal to the Merger Consideration, less any required withholding taxes.

        We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, because it is the legal document that governs the Merger.

Reasons for the Merger; Recommendations of the Board of Directors (page 25)

        After consideration of various factors as discussed under "The Merger—Reasons for the Merger; Recommendations of the Board of Directors" beginning on page 25, the Board of Directors, after consultation with the Company's financial and legal advisors and following discussions with the Independent Committee (who had consulted with the financial and legal advisors of the Independent Committee) unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were in the best interests of the Company and its stockholders.

        For a discussion of the material factors considered by the Board of Directors in reaching its conclusions, see "The Merger—Reasons for the Merger; Recommendations of the Board of Directors" beginning on page 25.

Required Stockholder Approval for the Merger (page 65 and Annex B)

        The adoption of the Merger Agreement by the Company's stockholders required the affirmative vote or written consent of stockholders holding a majority of the outstanding shares of Common Stock. On September 26, 2012, Sealy Holding LLC, Lawrence J. Rogers, Jeffrey C. Ackerman, G. Michael Hofmann, Louis R. Bachicha, Jodi L. Allen, Carmen J. Dabiero and Michael Q. Murray (collectively, the "Approving Stockholders"), who hold a majority of the outstanding shares of Common Stock, delivered a written consent adopting the Merger Agreement and approving the Merger and the other transactions contemplated by the Merger Agreement. As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement to adopt the Merger Agreement or approve the Merger, and the Company will not call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement or approval of the Merger. No action by the stockholders of Parent is required to complete the Merger.

Opinion of the Financial Advisor to the Company (page 27 and Annex C)

        Citigroup Global Markets Inc. ("Citigroup"), the financial advisor to the Company, delivered to the Board of Directors an opinion, dated September 26, 2012, to the effect that, as of that date and based upon and subject to various assumptions and limitations described its opinion, the $2.20 in cash per share consideration to be received in the Merger by holders of Common Stock (other than Parent and the Company, their respective subsidiaries and properly dissenting stockholders) was fair, from a financial point of view, to such holders. Under the terms of Citigroup's engagement, the Company has agreed to pay Citigroup a customary fee for its financial advisory services, currently estimated to be approximately $12.6 million, $2.5 million of which was payable upon delivery of Citigroup's opinion and the remainder of which is contingent upon completion of the Merger.

        The full text of Citigroup's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this information statement and is incorporated by reference herein. The description of Citigroup's opinion set forth in this information statement is qualified in its entirety by reference to the full text of Citigroup's opinion. Citigroup's opinion was provided for the information of Board of Directors (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and does not address any other aspects or implications of the Merger. Citigroup was not requested to consider, and its opinion does not address, the underlying business decision of the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Citigroup's opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the Merger or otherwise. For a further discussion of Citigroup's opinion, see "The Merger—Opinion of the Financial Advisor to the Company—Citigroup Global Markets Inc." beginning on page 27.

 Opinion of the Financial Advisor to the Independent Committee (page 34 and Annex D)

        The Independent Committee retained Perella Weinberg Partners LP ("Perella Weinberg") to act as its financial advisor in connection with the proposed Merger. On September 26, 2012, Perella Weinberg delivered a written opinion to the Independent Committee that, as of that date and based upon and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations described in Perella Weinberg's opinion, the per share merger consideration of $2.20 in cash is fair from a financial point of view to the holders of the outstanding shares of Common Stock entitled under the Merger Agreement to payment thereof (other than Sealy Holding LLC, an entity affiliated with KKR, and its affiliates (the "KKR Entities")). In connection with Perella Weinberg's services as financial advisor to the Independent Committee, Perella Weinberg received an aggregate fee in the amount of $2 million as compensation for its services, a portion of which was paid to Perella Weinberg as a retainer and the balance of which became payable to Perella Weinberg upon the rendering of its opinion.

        The full text of Perella Weinberg's written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex D to this information statement and is incorporated by reference herein. Holders of Common Stock are urged to read the opinion carefully and in its entirety. Perella Weinberg's opinion does not address the Company's underlying business decision to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may have been available to the Company. This opinion was not intended to be and does not constitute a recommendation to any holder of Common Stock as to how such holder should vote or otherwise act with respect to the Merger or any other matter and does not in any manner address the price at which the Common Stock will trade at any time. Perella Weinberg provided its opinion for the information and assistance of the Independent Committee, in their capacity as such, in connection with, and for the purposes of their evaluation of, the Merger. This summary is qualified in its entirety by reference to the full text of Perella Weinberg's opinion. For a further discussion of Perella Weinberg's opinion, see "The Merger—Opinion of the Financial Advisor to the Independent Committee—Perella Weinberg Partners LP" beginning on page 34.

 Financing for the Merger (page 47)

        Parent has obtained aggregate debt financing commitments of $2,120,000,000 from Bank of America, N.A. (the "Debt Financing") in connection with the Merger. Parent expects these funds, in addition to existing cash balances, to be sufficient to finance the Merger, the other transactions contemplated by the Merger Agreement and all related fees and expenses. In addition to certain other conditions, these debt financing conditions are contingent on the closing of the Merger. The funding of the debt financing commitments is not a condition to the closing of the Merger or to the other obligations of Parent or Sub under the Merger Agreement.

The Merger Agreement (page 57 and Annex A)

  Conditions to the Merger (page 73)

        The obligation of each of the Company, Parent and Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the following conditions:

  •
  the adoption of the Merger Agreement by the Company's stockholders, which occurred when the Approving Stockholders delivered a written consent on September 26, 2012, as described above;

  •
  the clearance by the Securities and Exchange Commission ("SEC") of this information statement, which after clearance, must be sent to the stockholders of the Company at least twenty days prior to the consummation of the Merger;

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  the absence of any law, injunction, judgment or ruling by any governmental entity that would restrain, enjoin or otherwise prohibits or makes illegal the consummation of the Merger; and

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  the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated.

        In addition, the obligation of each of Parent and Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the following conditions:

  •
  the representations and warranties of the Company will be true and correct in the manner set forth in the section entitled "The Merger Agreement—Conditions to the Merger" beginning on page 73;

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  the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the consummation of the Merger; and

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  delivery by the Company to Parent of a certificate signed by an executive officer of the Company certifying that each of the conditions listed immediately above has been satisfied.

        In addition, the obligation of the Company to consummate the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the following conditions:

  •
  the representations and warranties of Parent and Sub will be true and correct in the manner set forth in the section entitled "The Merger Agreement—Conditions to the Merger" beginning on page 73;

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  each of Parent and Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the consummation of the Merger; and

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  delivery by Parent and Sub to the Company of a certificate signed by an executive officer of Parent certifying that each of the two conditions listed immediately above has been satisfied.

  Restrictions on Solicitations; Takeover Proposals (page 65)

        The Merger Agreement provides that the Company and its subsidiaries will not, and will not authorize or knowingly permit any of their representatives to, directly or indirectly:

  •
  solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, a Takeover Proposal (see page 67 for the definition of "Takeover Proposal");

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  furnish or otherwise make available to any third party its non-public information or give any third party access to its business or its personnel that would be reasonably be expected to result in the making, submission or announcement of, or for the purpose of knowingly encouraging, facilitating or assisting, a Takeover Proposal or inquiries that would reasonably be expected to lead to a Takeover Proposal;

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  participate or engage in discussions or negotiations with any third party with respect to a Takeover Proposal;

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  approve, endorse or recommend a Takeover Proposal;

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  enter into any letter of intent, memorandum of understanding or agreement of any kind providing for, contemplating or intended to facilitate or otherwise relating to a Takeover Proposal; or

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  authorize, commit or agree to do any of the foregoing.

        The Company agreed to immediately cease and cause to be terminated all negotiations, discussions and activities with any third party with respect to any Takeover Proposal existing when the parties entered into the Merger Agreement. These restrictions are subject to certain exceptions, which are described below in "The Merger Agreement—Restrictions on Solicitations; Takeover Proposals" beginning on page 65.

        If a third party had made an unsolicited Takeover Proposal to the Company prior to 11:59 p.m. New York City time on October 31, 2012, the Company, subject to compliance with certain notice and other requirements set forth in the Merger Agreement, would have been permitted to negotiate and discuss the proposal with the third party under certain circumstances specified in the Merger Agreement. If the Board of Directors had determined in good faith that such Takeover Proposal constituted a Superior Proposal (see page 67 for the definition of "Superior Proposal"), then, if the Company had complied with certain notice requirements provided in the Merger Agreement and, subject to certain match rights of Parent, the Company would have been permitted to terminate the Merger Agreement prior to 11:59 p.m. New York City time on October 31, 2012 (subject to certain extensions). In such a scenario, the Company would have been required to pay Parent a termination fee immediately prior or concurrently with such termination. See "The Merger Agreement—Termination of the Merger Agreement" beginning on page 74. The Company did not receive a

Superior Proposal prior to 11:59 p.m. New York City time on October 31, 2012 and, as such, no longer has the right to terminate the Merger Agreement that is discussed immediately above.

  Termination of the Merger Agreement (page 74)

        The Merger Agreement may be terminated at any time before the effective time of the Merger upon the mutual written consent of the Company and Parent and, subject to certain limitations described in the Merger Agreement, by either Parent or the Company if any of the following occurs:

  •
  the Merger has not been consummated by 11:59 pm, New York City time on June 26, 2013, subject to certain extensions (provided that this termination right will not be available to any party whose failure to fulfill any obligations under the Merger Agreement primarily caused the failure of the Merger to occur on or prior to such date); or

  •
  a court or other governmental entity of competent jurisdiction issues a final, non-appealable order permanently restraining, enjoining or otherwise prohibiting the Merger.

        In addition, the Company may terminate the Merger Agreement, subject to certain limitations described in the Merger Agreement, if, among other things:

  •
  prior to 11:59 p.m. New York City time on October 31, 2012, the Company had received a Takeover Proposal that the Board of Directors determined in good faith to constitute a Superior Proposal, subject to certain notice requirements and match rights of Parent and payment of a termination fee of $25 million immediately prior to or concurrently with such termination; or

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  Parent or Sub breach or fail to perform any representation, warranty, covenant or agreement which breach or failure results in the failure of certain closing conditions and is either not curable or is not cured within 60 days following written notice of such breach.

        In addition, Parent may terminate the Merger Agreement, subject to certain limitations described in the Merger Agreement, if, among other things:

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  a Company Adverse Recommendation Change (see page 68 for the definition of "Company Adverse Recommendation Change") has been effected by the Board of Directors;

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  the written consent of the Approving Stockholders adopting the Merger Agreement had not been obtained within 48 hours after the execution of the Merger Agreement;

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  the Company had entered into, or publicly proposed to enter into, an Alternative Acquisition Agreement (see page 68 for the definition of "Alternative Acquisition Agreement"); or

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  the Company breaches or fails to perform any representation, warranty, covenant or agreement which breach or failure results in the failure of certain closing conditions and is either not curable or is not cured within 60 days following written notice of such breach.

        A more detailed description of the foregoing circumstances and other circumstances in which the Company or Parent may terminate the Merger Agreement is provided in "The Merger Agreement—Termination of the Merger Agreement" beginning on page 74.

  Termination Fees (page 76)

        If the Merger Agreement is terminated, the Company may be required under certain circumstances specified in the Merger Agreement to pay to Parent a termination fee of $25,000,000, as described under "The Merger Agreement—Termination Fees" beginning on page 76.

        In addition, in certain circumstances when the Merger Agreement is terminated and upon such termination the applicable waiting period under the HSR Act has not expired or been terminated,

Parent will be required to pay a reverse termination fee of either $90 million or $40 million to the Company, as described under "The Merger Agreement—Termination Fees" beginning on page 76.

  Remedies (page 78)

        Subject to certain limitations described under "The Merger Agreement—Remedies" beginning on page 78, the parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity.

Regulatory and Other Governmental Approvals (page 55)

        The Merger is subject to review by the U.S. Antitrust Division of the Department of Justice (the "Antitrust Division") and the U.S. Federal Trade Commission ("FTC") under the HSR Act. The HSR Act provides that transactions such as the Merger may not be completed until certain information and documents have been submitted to the Antitrust Division and the FTC and the applicable waiting period has expired or been terminated. On October 5, 2012, the Company and Parent each filed a Pre-merger Notification and Report Form with the Antitrust Division and the FTC and requested early termination of the initial 30-day waiting period. On November 30, 2012, the Company received a request for additional information from the FTC with respect to the Merger. The request for information from the FTC, commonly referred to as a "second request," is a part of the regulatory process under the HSR Act. The second request extends the waiting period imposed by the HSR Act until 30 days after the parties have substantially complied with the second request unless that period is extended voluntarily by the parties or terminated sooner by the FTC. The Company and Tempur-Pedic complied with the second request issued by the FTC on January 22, 2013. Additionally, the Company and Tempur-Pedic have agreed with the FTC to extend the waiting period following substantial compliance from 30 days to 45 days. The Company intends to continue to work cooperatively with the FTC in connection with the review being undertaken by the FTC.

        At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of the Company's assets or seeking other conduct relief. At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Common Stock (page 54)

        If you are a U.S. Holder (as defined in "The Merger—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Common Stock" beginning on page 54), the exchange of your shares of Common Stock for the Merger Consideration pursuant to the Merger will be a taxable transaction for United States federal income tax purposes.

        Holders of shares of Common Stock should consult their tax advisors about the United States federal, state, local and foreign tax consequences of the Merger.

        See "The Merger—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Common Stock" beginning on page 54.

 Interests of the Company's Directors and Executive Officers in the Merger (page 49)

        You should be aware that the Company's directors and executive officers may be deemed to have interests in the Merger that may be different from or in addition to the interests of the Company's stockholders generally and that may present actual or potential conflicts of interest. These interests include the following:

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  the vesting and cash-out of all equity share units ($1,217,552.21 in the aggregate) and restricted share units ($6,542,120.20 in the aggregate) held by the Company's executive officers and directors;

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  continued indemnification and insurance coverage for our current and former directors and officers for six years following the effective time of the Merger; and

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  the payment of transaction bonuses to certain of the Company's executive officers, not to exceed $950,000 in the aggregate, a portion of which is expected to be paid at the effective time of the Merger and the remainder of which is expected to be paid at the three month anniversary of the effective time of the Merger, in each case, so long as the executives remain employed with the Company through the time of payment.

        The Board of Directors was aware of these interests and considered that the interests may be different from or in addition to the interests of the Company's stockholders generally, among other matters, in making its determination and recommendation in connection with the Merger Agreement and the transactions contemplated thereby. The interests of the Company's directors and officers are described more fully under "The Merger—Interests of the Company's Directors and Officers in the Merger" beginning on page 49.

Procedure for Receiving Merger Consideration (page 59)

        Promptly after the effective time of the Merger (and in any event within three business days), the paying agent for the Merger will mail a letter of transmittal and instructions to all Company stockholders of record as of the effective time of the Merger. The letter of transmittal and instructions will tell you how to surrender your stock certificates or book-entry shares in exchange for the Merger Consideration. If your shares of Common Stock are held in "street name" by your bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee to determine how to effect the surrender of your "street name" shares of Common Stock in exchange for the Merger Consideration. You should not forward your share certificates to the paying agent without a letter of transmittal.

Market Price of Common Stock (page 80)

        The Common Stock is listed on the NYSE under the trading symbol "ZZ." The closing sale price of the Common Stock on September 26, 2012, which was the last trading day prior to the announcement of the Merger Agreement, was $2.14 per share. The closing sale price of our Common Stock on [                        ], 2013, which is the most recent practicable date before this information statement was mailed to our stockholders, was $[        ] per share.

Appraisal Rights (page 81)

        Holders of the Common Stock, other than the Approving Stockholders, may elect to pursue their appraisal rights to receive, in lieu of the Merger Consideration, the judicially determined "fair value" of their shares, which could be more or less than, or the same as, the Merger Consideration, but only if they comply with the procedures required under Section 262 of the DGCL. In order to qualify for these rights, you must make a written demand for appraisal by no later than [                        ], 2013, which is the date that is 20 days following the mailing of this information statement, and otherwise comply with the procedures set forth in Section 262 of the DGCL for exercising appraisal rights. For a summary of these procedures, see "Appraisal Rights" beginning on page 81. A copy of Section 262 of the DGCL is also included as Annex E to this information statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Litigation Related to the Merger (page 56)

        In connection with the Merger, six purported class action lawsuits have been filed, one in the Superior Court Division in North Carolina and five in the Delaware Court of Chancery. The North Carolina action has been stayed. The Delaware actions have been consolidated and the Delaware plaintiffs have filed a motion for expedited proceedings and a motion for a preliminary injunction. The Company believes that the lawsuits are without merit. On January 22, 2013, solely to avoid the burden, expense and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the parties to the Delaware actions entered into a memorandum of understanding setting forth an agreement-in-principle providing for a settlement of the Delaware actions (the "Proposed Settlement"). In connection with the Proposed Settlement, the Company agreed to include certain supplemental disclosures in this information statement. The Proposed Settlement provides for the release of all claims by Company stockholders concerning the Merger Agreement, the Merger, and the disclosures made in connection with the Merger, including all claims that were asserted or could have been asserted in the Delaware actions and the North Carolina action. The Proposed Settlement does not provide for the payment of any additional monetary consideration to Company stockholders and the Proposed Settlement does not affect the rights of any Company stockholder to seek appraisal pursuant to Section 262 of the DGCL. The Proposed Settlement is subject to definitive documentation and approval by the Delaware Court of Chancery. See "The Merger—Litigation Related to the Merger" beginning on page 56.

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the "Summary" beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain information incorporated by reference in this information statement without charge by following the instructions under "Where You Can Find Additional Information" beginning on page 89.

Q:    What is the proposed transaction?

A:
The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. Upon the terms and subject to satisfaction or waiver of the conditions under the Merger Agreement, Sub, a direct wholly owned subsidiary of Parent, will merge with and into the Company, with the Company being the surviving corporation and becoming a wholly owned subsidiary of Parent.

Q:    What will I be entitled to receive in the Merger?

A:
If the Merger is completed, you will be entitled to receive $2.20 in cash, without interest, subject to required tax withholding, for each share of Common Stock that you own, unless you properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Common Stock, you would be entitled to receive $220.00 in cash in exchange for your shares of Common Stock, subject to reduction for any required withholding taxes. You will not be entitled to receive shares of the surviving corporation or of Parent or any of its affiliates.

Q:    When do you expect the Merger to be completed?

A:
We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived. Completion of the Merger is expected to occur in the first half of 2013. However, the Merger is subject to various closing conditions, including regulatory approvals, and it is possible that the failure to promptly meet these closing conditions or other factors outside of the Company's control could require the Company to complete the Merger at a later time or not at all.

Q:    What happens if the Merger is not completed?

A:
If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a publicly traded company and the Common Stock will continue to be listed and traded on the NYSE.

Q:    Why am I not being asked to vote on the Merger?

A:
Applicable Delaware law and the Merger Agreement require the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock in order to effect the Merger. The requisite stockholder approval was obtained following the execution of the Merger Agreement on September 26, 2012, when a written consent approving and adopting the Merger Agreement was delivered by the Approving Stockholders, who owned on that date approximately 50.6% of the shares of outstanding Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q:    Why did I receive this information statement?

A:
Applicable laws and securities regulations require the Company to provide you with information regarding the Merger, even though your vote or consent is neither required nor requested to authorize and adopt the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex E.

Q:    Did the Board of Directors approve and recommend the Merger Agreement?

A:
Yes. The Board of Directors unanimously voted to approve the Merger Agreement and recommend the adoption of the Merger Agreement by the Company's stockholders. To review the Board of Directors' reasons for recommending the authorization and adoption of the Merger Agreement, see "The Merger—Reasons for the Merger; Recommendations of the Board of Directors" beginning on page 25.

Q:    What happens if I sell my shares before completion of the Merger?

A:
If you transfer your shares of Common Stock, you will have transferred the right to receive the Merger Consideration to be received by the Company's stockholders in the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:    Should I send in my Company stock certificates now?

A:
No. You will be sent a letter of transmittal with related instructions promptly after completion of the Merger, describing how you may exchange your shares of Common Stock for the Merger Consideration. If your shares of Common Stock are held in "street name" by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your "street name" shares of Common Stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) to the Company.

  Holders of uncertificated shares of Common Stock (i.e., holders whose shares are held in book-entry form) will automatically receive the Merger Consideration, without interest and subject to reduction for any required withholding taxes, as promptly as practicable after the effective time of the Merger without any further action required on the part of those holders, but such holders may, if required by the paying agent for the Merger, be required to deliver an executed letter of transmittal to the paying agent for the Merger.

Q:    Will the Merger Consideration I receive in the Merger increase if the Company's operations improve or if the price of Common Stock increases above the Merger Consideration?

A:
No. The value of the Merger Consideration is fixed. The Merger Agreement does not contain any provision that would adjust the Merger Consideration based on fluctuations in the price of shares of Common Stock, the amount of working capital held by the Company at the effective time of the Merger or changes in the results of operations of the Company before the effective time of the Merger.

Q:    Is the Merger subject to the fulfillment of certain conditions?

A:
Yes. Before the Merger can be completed, the Company, Parent and Sub must fulfill or, if permissible, waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See "The Merger Agreement—Conditions to the Merger" beginning on page 73.

Q:    If I did not consent to the adoption of the Merger Agreement, am I entitled to appraisal rights?

A:
Yes. You are entitled to dissent and seek appraisal of the fair value of your shares of Common Stock under Section 262 of the DGCL in connection with the Merger if you meet certain conditions, which conditions are described in this information statement in "Appraisal Rights" beginning on page 81.

Q:    What happens if a third party makes an offer to acquire the Company before the Merger is completed?

A:
If a third party had made a Takeover Proposal to the Company prior to 11:59 p.m. New York City time on October 31, 2012, the Company would have been permitted to negotiate and discuss the proposal with the third party under certain circumstances specified in the Merger Agreement. If the Board of Directors had determined in good faith that such Takeover Proposal constituted a Superior Proposal and the Company notified Parent and complied with certain additional requirements in the Merger Agreement, including, if requested by Parent, negotiating with Parent during a period of five days so that Parent had the opportunity to submit a matching or topping proposal, and Parent did not submit a matching or topping proposal during such five day period, then the Company would have been permitted to terminate the Merger Agreement before 11:59 p.m. New York City time on October 31, 2012 (subject to certain extensions). In such a scenario, the Company would have been required to pay Parent a termination fee of $25 million immediately prior to or concurrently with such termination. See "The Merger Agreement—Termination of the Merger Agreement" beginning on page 74. The Company did not receive a Takeover Proposal from a third party prior to 11:59 p.m. New York City time on October 31, 2012 and, as such, no longer had the right to terminate the Merger Agreement in response to such a proposal.

Q:    Will I owe taxes as a result of the Merger?

A:
The Merger will be a taxable transaction for all U.S. Holders of shares of Common Stock. As a result, assuming you are a U.S. Holder, you will recognize gain or loss with respect to the cash received for shares of Common Stock in the Merger equal to the difference between the (a) amount of cash you receive (determined before the deduction of any applicable withholding taxes) and (b) adjusted tax basis of your surrendered shares of Common Stock. See "Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Common Stock" beginning on page 54 for a more detailed explanation of the tax consequences of the Merger to U.S. Holders. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the Merger to you.

Q:    Where can I find more information about the Company?

A:
The Company files periodic reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section entitled "Where You Can Find Additional Information" beginning on page 89.

Q:    Who can help answer my other questions?

A:
If you have more questions about the Merger, please contact the Company's Investor Relations Department at (336) 862-8705.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This information statement, and the documents to which we refer you in this information statement, contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including, statements regarding projections as described in "The Merger—Summary of the Company's Projections" beginning on page 43. The projections by the Company management included in this information statement reflect assumptions and estimates by the management of the Company. Many of these assumptions and estimates are driven by factors beyond the control of the Company, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. Accordingly, you should not place undue reliance on these projections or any of the other forward-looking statements in this information statement, which are likewise subject to numerous uncertainties. All forward-looking statements included in this communication are based on information available to the Company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as "may," "can," "will," "should," "could," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "targets," "goals," "projects," "outlook," "continue," "preliminary," "guidance," or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.

        No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our business, results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither the Company nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the Company's control. These factors include, without limitation:

  •
  the results and impact of the Company's announcement of the Merger;

  •
  the expected closing of the Merger;

  •
  failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals in connection with the Merger;

  •
  failure to consummate or delay in consummating the Merger, including, but not limited to, due to the failure to satisfy the conditions to the closing of the Merger, which may adversely affect the Company's business and the price of the Common Stock;

  •
  the outcome of any legal proceedings that have been or may be instituted against the Company and others related to the Merger Agreement;

  •
  the impact of the Merger on the Company's ability to attract and retain key personnel, on the Company's revenues, including the length of the Company's revenue cycles, and on the Company's total costs and expenses;

  •
  the diversion of management's attention from ongoing business concerns as a result of the Merger;

  •
  costs relating to the Merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees that must be paid even if the Merger is not completed;

  •
  implementation and results of the Company's ongoing strategic initiatives;

  •
  the Company's ability to negotiate and enter into strategic acquisitions or alliances on favorable terms, if at all, and the Company's ability to realize the anticipated benefits from any strategic acquisitions or alliances that the Company enters into;

  •
  the ability of the Company's majority stockholder to exert influence over the Company's affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of the Company's stockholders;

  •
  a decrease in the Company's business relationship with significant customers;

  •
  the level of competition in the bedding industry;

  •
  legal and regulatory requirements, including environmental and health and safety requirements and tax regulations;

  •
  the success of new products;

  •
  the Company's relationships with its major suppliers, including any delay or interruption in supply;

  •
  fluctuations in costs of raw materials, particularly petroleum-based and steel products;

  •
  a change or deterioration in the Company's labor relations;

  •
  encroachments on the Company's trademarks, patents or other intellectual property;

  •
  product liability claims;

  •
  the timing, cost and success of opening new manufacturing facilities;

  •
  the Company's level of indebtedness and restrictions under the Company's debt agreements;

  •
  reductions in consumer and business spending;

  •
  the access to financial credit by the Company's customers, vendors or us;

  •
  the increasing market share of non-innerspring bedding products;

  •
  the under-funding of the Company's pension plans;

  •
  the Company's international operations and licensing arrangements;

  •
  the seasonality of the Company's business;

  •
  interest rate risks;

  •
  the impact of future acquisitions;

  •
  an increase in return rates;

  •
  numerous other matters of national, regional and local market scale, including those of a political, economic, business, competitive and regulatory nature; and

  •
  the information contained under the headings "Risk Factors" and "Business" and other factors identified in the Company's most recent Annual Report on Form 10-K filed with the SEC, which is available at the SEC's website at www.sec.gov.

        Additionally, the unaudited prospective financial information prepared by management of the Company included in this information statement reflects assumptions and estimates by management of the Company as of the date specified in the unaudited prospective financial information or the date of any document incorporated by reference in this information statement. Many of these assumptions and estimates are driven by factors beyond the control of the Company, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. No independent accountants have reviewed or provided any assurance with respect to the unaudited prospective financial information. Moreover, other than as required by applicable securities laws, the Company does not undertake any obligation to update the unaudited prospective financial information and does not intend to do so. For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of the Company's unaudited prospective financial information in this information statement should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

        Other than as required by applicable securities laws, the Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

THE PARTIES TO THE MERGER

Company

Sealy Corporation
One Office Parkway
Trinity, North Carolina 27370,
Phone: (336) 861-3500

        The Company is a Delaware corporation that manufactures and markets a complete line of bedding products, including mattresses and mattress foundations. Since the Company's organization in 1984, the Company has been a leading bedding manufacturer in the United States and also owns one of the largest bedding brands in the world (Sealy®) as well as one of the leading luxury brands (Stearns & Foster). The Company generated approximately $1.2 billion in total revenue in fiscal 2011.

        For more information about the Company, please visit the Company's website at http://www.sealy.com. The Company's website address is provided as an inactive textual reference only. The information on the Company's website is not incorporated into, and does not form a part of, this information statement. Detailed descriptions about the Company's business and financial results are contained in our Annual Report on Form 10-K, which is incorporated in this information statement by reference. See "Where You Can Find Additional Information" beginning on page 88.

Parent

Tempur-Pedic International Inc.
1000 Tempur Way
Lexington, Kentucky 40511
Phone: (800) 878-8889

        Parent is a Delaware corporation engaged in the business of manufacturing, marketing and distributing premium mattresses and pillows sold in approximately 80 countries under the TEMPUR® and Tempur-Pedic® brands. For more information about Parent, please visit Parent's website at www.tempurpedic.com. Parent's website address is provided as an inactive textual reference only. The information on Parent's website is not incorporated into, and does not form a part of, this information statement.

Sub

Silver Lightning Merger Company
1000 Tempur Way
Lexington, Kentucky 40511
Phone: (800) 878-8889

        Silver Lightning Merger Company was formed by Parent solely for the purpose of completing the Merger with the Company. Sub is a direct wholly owned subsidiary of Parent and has not engaged in any business to date, except for activities incidental to its incorporation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement.

THE MERGER

        The following is a description of the material aspects of the Merger, which may not contain all of the information that is important to you and is qualified in its entirety by reference to the Merger Agreement, which is attached to this information statement as Annex A. We encourage you to read carefully this entire information statement, including the Merger Agreement, for a more complete understanding of the Merger.

 Background of the Merger

        The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement by the Company. In this process, representatives of the Board of Directors and the Independent Committee, the Company and their advisors held many conversations, both by telephone and in person, about the potential transaction and alternatives. The chronology below covers only the key events leading up to the Merger Agreement and does not purport to catalogue every related conversation among or between representatives of the Board of Directors and the Independent Committee, the Company, Parent or their respective advisors.

        In January 2012, in connection with their regular review and evaluation of the Company's business and operations, including a review of the execution risks related to the Company's long-term forecasted stand-alone business plan, the members of the Board of Directors, as part of their continuing efforts to enhance stockholder value, discussed the possibility of exploring a business combination with Tempur-Pedic. The Board of Directors determined to approach Tempur-Pedic (as opposed to other companies in the bedding industry) because Tempur-Pedic was believed to have the financial capability to undertake a possible business combination with the Company and because Tempur-Pedic was believed to be a complementary fit based on the respective product lines of the Company and Tempur-Pedic. In addition, in light of the ongoing evolution of the bedding industry and consumer preferences, the Company's recent recovery in financial performance and a favorable credit market, the Board of Directors believed that Tempur-Pedic might be receptive to engaging in discussions regarding a potential business combination. As a result of these discussions, the members of the Board of Directors authorized Simon Brown, a Company director and a member of KKR, to contact Mark Sarvary, Tempur-Pedic's CEO.

        On February 3, 2012, Mr. Brown met with Mr. Sarvary and indicated that while he was contacting Tempur-Pedic to discuss Tempur-Pedic's willingness to engage in discussions about the possibility of a business combination, the Company was not for sale and the Board of Directors had not authorized any specific action other than exploratory discussions. Following this discussion and in advance of additional meetings between the Company, Tempur-Pedic and their respective advisors, the parties agreed to enter into a mutual confidentiality agreement containing, among other things, one-year standstill provisions prohibiting Tempur-Pedic from acquiring securities of the Company, making an unsolicited offer to acquire the Company or securities of the Company or requesting a waiver of such standstill provisions without the Company's consent. This confidentiality agreement was executed on February 21, 2012.

        After further discussions with the Board of Directors about the purpose and substance of any meeting with Tempur-Pedic, on February 27, 2012, Larry Rogers, CEO of the Company, Dean Nelson, a Company director and member of KKR and Mr. Brown met with Mr. Sarvary and other members of Tempur-Pedic's management and each presented an overview of their respective companies. There was no discussion of terms of a possible transaction. The following week, Mr. Sarvary contacted Mr. Brown and indicated that Tempur-Pedic did not see a basis on which to proceed or continue discussions at that time. No further discussions with Tempur-Pedic or their advisors were held until July 23, 2012, as noted below.

        On March 30, 2012, Mr. Rogers and Mr. Nelson met with a representative from a publicly held company in the furniture industry (which we refer to as "Party X"), at Party X's request, to discuss the current environment in the bedding industry and the opportunities and challenges facing the industry as a whole. No confidential or non-public information was shared or discussed at this meeting by either Party X or the Company.

        On May 7, 2012, a representative from Party X contacted KKR concerning the possibility of an acquisition of at least a majority of the Company's outstanding equity. Party X delivered a non-binding written proposal to KKR on May 8, 2012 outlining a transaction in which Party X would (a) acquire the shares of Common Stock and the 8% Senior Secured Third Lien Convertible Notes (the "Convertible Notes") owned by KKR at a price of $2.00 per share and $70 per Convertible Note, respectively, and (b) offer to acquire by way of tender offer any and all of the remaining outstanding Convertible Notes and shares of Common Stock at the same price per Convertible Note and price per share of Common Stock to be paid to KKR, with no minimum condition in the tender offer; provided that Party X would be assured that it would acquire at least one share of Common Stock more than 50% of the total outstanding shares of the Company on a fully diluted basis (including full conversion of the Convertible Notes). Under the transaction construct proposed by Party X, securityholders who did not elect to tender their Convertible Notes or shares of Common Stock would continue to hold such securities in an entity that would maintain a public listing following such closing unless an unspecified number of shares of Common Stock on a fully diluted basis were acquired by Party X, in which case, Party X proposed that it would effect a squeeze out merger for those securities held by the non-tendering securityholders.

        On May 10, 2012, a meeting of the Board of Directors was held with representatives of Simpson Thacher & Bartlett LLP ("Simpson Thacher"), the Company's outside legal counsel, in attendance. The Board of Directors discussed the specifics of Party X's proposal, the background of Party X's business and operations, and the opportunities and challenges currently facing the Company. After discussion and in order to better evaluate Party X's proposal, the Board of Directors approved the engagement of Citigroup as the Company's financial advisor in connection with the possible transaction, subject to reaching acceptable terms with Citigroup and Citigroup confirming that it had no conflicts with regard to representation of the Company.

        On May 11, 2012, a meeting of the non-management directors of the Company who are not affiliated with KKR (the "Independent Directors") was held. The Independent Directors are Deborah G. Ellinger, James W. Johnston, Gary E. Morin, John B. Repogle and Richard W. Roedel and comprise a majority of the Board of Directors. At this meeting, the Independent Directors expressed their intention to engage Blank Rome LLP ("Blank Rome") as their legal advisor and Perella Weinberg as their financial advisor to advise them in connection with a possible transaction with Party X and matters related thereto. The members of Company management were not present at this meeting.

        On May 18, 2012, the Board of Directors held a meeting attended by representatives of Citigroup and Simpson Thacher. At the meeting, Citigroup reviewed the Company's historical and projected financial and operating information, provided a preliminary financial overview of Party X's proposal, and provided additional background on Party X, including its financial ability to consummate a transaction. Mr. Brown reported that Party X had requested a number of diligence items and a management presentation in mid-June. The Board of Directors approved entering into a mutual confidentiality agreement with Party X and meeting with Party X and its representatives. In approving these next steps, the Board of Directors agreed that while it did not currently support a transaction at $2.00 per share, the price initially proposed by Party X, it was willing to continue to explore the possibility of a transaction with Party X on revised terms. The Board of Directors instructed Company management not to have any discussions with Party X about arrangements for post-closing employment or equity participation opportunities.

        On May 20, 2012, the Independent Directors held a meeting attended by representatives of Blank Rome and Perella Weinberg. Management of the Company did not attend this meeting. At the meeting, Perella Weinberg provided a preliminary financial overview of Party X's proposal, and indicated that additional analysis needed to be performed. The Independent Directors also reviewed the terms of the proposed confidentiality agreement between the Company and Party X.

        On May 24, 2012, Party X and the Company entered into a mutual confidentiality agreement containing, among other things, one-year standstill provisions prohibiting Party X from acquiring securities of the Company, making an unsolicited offer to acquire the Company or securities of the Company or requesting a waiver of such standstill provisions without the Company's consent. Party X was shortly thereafter given access to an electronic data room established by the Company.

        On May 29, 2012, the Independent Directors held a meeting attended by representatives of Blank Rome and Perella Weinberg. Management of the Company did not attend this meeting. The terms of the proposed engagement of Perella Weinberg, as financial advisor to the Independent Directors, were discussed. In addition, a representative of Blank Rome reviewed with the Independent Directors their fiduciary duties under Delaware law and the different standards of review Delaware courts apply in reviewing directors' actions.

        On June 6, 2012, the Board of Directors formally established a committee (the "Independent Committee") with membership on such committee consisting of and limited to the Independent Directors. The Independent Committee was delegated the power and authority to take actions with regard to a potential transaction with Party X or any other strategic alternatives available to the Company if it was determined by the Independent Committee that a conflict of interest exists in connection with such potential transaction with respect to the non-independent members of the Board of Directors. In addition, the Independent Committee was also authorized (but not required) in non-conflict of interest situations to make recommendations to the Board of Directors with regard to a potential transaction with Party X and any strategic alternatives available to the Company. Further, the Independent Committee designated Mr. Roedel to serve as Chairman of the Independent Committee. As such, it was contemplated that Mr. Roedel would be actively involved in any negotiations with Party X or in connection with any strategic alternatives available to the Company. This was confirmed by the full Board of Directors and the negotiation of a possible sale transaction was at all times led jointly by Mr. Roedel and Mr. Brown. Also on June 6, 2012, the Company, at the request and direction of the Independent Committee, agreed to engage Perella Weinberg as financial advisor to the Independent Committee with effect from May 19, 2012.

        On June 14, 2012, the Board of Directors held a meeting that was also attended by representatives of Citigroup and Simpson Thacher. At this meeting, representatives of Simpson Thacher reviewed with the members of the Board of Directors their fiduciary duties in the context of a possible change in control and discussed issues that could arise in connection with the sale of the Company. Also at this meeting, representatives of Citigroup discussed the Company's projections provided to them by Company management as well as the opportunities the Company has and the challenges it faces, including those resulting from operating a highly leveraged business in an uncertain economic environment with increased competition. In addition, Citigroup reviewed information about Party X and its possible motivations for proposing the acquisition of the Company, including Party X's desire to act opportunistically to expand its global footprint as well as continue to vertically integrate its business by acquiring a mattress supplier. Party X's specific rationales for its interest in acquiring the Company were not communicated by Party X to the Company or the Company's advisors. Citigroup also reviewed the landscape of parties potentially interested in the Company and the risks and benefits involved in conducting a process in which a number of potential buyers would be approached. Citigroup noted that there are a small number of large-scale participants in the bedding industry, that in the preceding ten years there had been only one strategic acquisition of size in the U.S. bedding industry and that the strategic and operational landscape in the U.S. bedding industry continues to evolve, and, as a result, there were a limited number of strategic parties that would be interested in and capable of completing an acquisition of the Company. Citigroup also undertook analyses which indicated that the maximum price a financial buyer, lacking in commercial synergies and with a higher cost of capital in comparison to a strategic buyer, would be willing to pay for the Company was likely to be lower than that which a strategic bidder could pay for the Company. The Board of Directors discussed the possibility that conducting a public or widespread auction could have significant adverse effects on the Company's ability to successfully negotiate a transaction with Party X, and would cause a significant distraction to the Company's management and employee base plus disruption in the Company's customer base in the midst of two major product launches. In consideration of these factors, coupled with the likelihood that a financial buyer would be unable to offer more than Party X, the Board of Directors determined, after discussion, that the disruptive aspects of a pre-signing auction of the Company outweighed the likelihood of procuring a superior offer. The Board of Directors concluded that such an auction presented some risk that Party X would opt to walk away rather than participate in an auction, and that many of the concerns addressed by such an auction could also be addressed by virtue of the terms of the Merger Agreement that would give the Board of Directors the ability to consider any bona fide superior offer for the Company that might materialize after signing. The Board of Directors then concluded that it was in the best interests of the stockholders to pursue the possibility of a potential sale of the Company to Party X at a price in excess of $2.00 per share.

        On June 15, 2012, the Independent Committee held a meeting attended by representatives of Blank Rome and Perella Weinberg. At the meeting, the Independent Committee reviewed the current status of discussions between the Company and Party X, as well as the terms of any possible transaction with Party X. The members of Company management were not present at this meeting.

        Also on June 15, 2012, Company management made a presentation to Party X. Following the presentation, the Company requested that Party X enter into an exclusivity agreement with the Company to ensure that Party X was not having discussions with competitors of the Company while having access to confidential information concerning the Company. Party X agreed on the condition that any such exclusivity obligation be mutual. Based on discussions at the management presentation, Mr. Rogers believed that Party X would have a strong desire that the Company's senior management (including Mr. Rogers) remain with the Company following consummation of a transaction. No specific terms of employment for the Company's senior management were discussed with Party X.

        On June 18, 2012, Party X and the Company entered into a one-month mutual exclusivity arrangement. During the next few weeks, Party X conducted legal, financial and business due diligence with respect to the Company, and representatives of Party X had conversations with Mr. Brown and Mr. Roedel during which Mr. Brown and Mr. Roedel requested an increase in Party X's proposed purchase price.

        On July 16, 2012, Party X sent a letter to the Company's Board of Directors informing them that it remained interested in pursuing a transaction and that its due diligence review of the Company was substantially complete, but that it was unwilling to increase its proposed price of $2.00 per share. On July 18, 2012, the exclusivity agreement with Party X expired.

        On July 18, 2012, the Board of Directors met with members of Company management and representatives of Citigroup and Simpson Thacher, and Mr. Brown and representatives of Citigroup reported on the process to date. Citigroup made a presentation that updated its presentation of June 14, 2012 and representatives of Simpson Thacher again reviewed with the members of the Board of Directors their fiduciary duties relating to a possible sale of the Company. In addition, Company management discussed with the Board of Directors the Company's first-half financial results and expectations for the Company's third quarter financial performance with the Board of Directors. The Board of Directors, Company management and representatives of Citigroup then discussed the proposed offer of $2.00 per share from Party X in light of the opportunities and challenges facing the Company. Opportunities included product line expansion and increased share in the innerspring and specialty segments as well as the continued recovery in the US economy. Challenges (previously discussed at the June 14 meeting) included those resulting from operating a highly leveraged business in an uncertain economic environment and continued market share erosion as a result of increased competition. Representatives of Citigroup and Simpson Thacher then discussed the ability of the Board of Directors to include provisions in any final merger agreement whereby the Board of Directors would have the ability to terminate the transaction to accept a higher bid for some period of time after the transaction was approved, if such bids were to be made subsequent to signing of a merger agreement. The meeting of the full Board of Directors was then suspended in order to permit the Independent Directors to separately meet with their legal and financial advisors. Representatives of Perella Weinberg provided the Independent Committee with an updated preliminary analysis of the financial aspects of Party X's proposal. The members of the Independent Committee discussed the proposed offer and the negotiations to date. Following this discussion, the Independent Directors reported to the full Board of Directors that the Independent Directors supported continuing discussions with Party X at a price of $2.00 per share, but that efforts should be undertaken to increase the price above the $2.00 level. The full Board of Directors then determined to continue negotiations with Party X on this basis.

        Following discussions between Mr. Brown and Mr. Roedel and Party X, in which Mr. Brown and Mr. Roedel advised Party X that it would need to raise its proposed price if it were to proceed with the proposed transaction, on July 20, 2012, representatives of Party X spoke by telephone with Mr. Brown and Mr. Roedel and informed them that Party X was willing to increase its proposed price from $2.00 per share to $2.20 per share of Common Stock, but that due to internal considerations, Party X needed to suspend negotiations until mid-September 2012. This revised proposal was confirmed in writing by Party X to the Board of Directors on July 24, 2012 and on August 1, 2012. The revised proposal from Party X no longer contemplated a tender offer structure for the Common Stock, which had been featured as part of its original proposal. Representatives of Simpson Thacher were subsequently informed by Party X's legal advisors that Party X was no longer interested in pursuing the structure it initially proposed and was only interested in a merger transaction in which Party X would acquire 100% of the Company.

        On July 23, 2012, approximately five months since the last communication between the Company and Tempur-Pedic, Mr. Sarvary of Tempur-Pedic called Mr. Brown and expressed a renewed interest in Tempur-Pedic acquiring the Company and at that time proposed a valuation range of $2.00 to $2.20 per share of Common Stock. This non-binding proposal was confirmed by Tempur-Pedic in writing on July 27, 2012. In conversations subsequent to the execution of the Merger Agreement, Tempur-Pedic had confirmed to the Company that it had approached the Company in July because Tempur-Pedic was in the process of an in-depth evaluation of the market and its long-term strategy, and believed that a combination with the Company should be considered as part of that process.

        On July 28, 2012, a meeting of the Board of Directors was held with representatives from Citigroup and Simpson Thacher to discuss developments with respect to both Party X and Tempur-Pedic. Citigroup discussed whether or not there was a realistic possibility that other strategic or private equity parties would be interested in, and financially capable of, acquiring the Company. The Board of Directors also considered possible regulatory issues that could arise in connection with a business combination with Tempur-Pedic. After discussing the available options, the Board of Directors determined it was in the best interest of the Company's stockholders to pursue simultaneous discussions with both parties. During the next few weeks, Tempur-Pedic commenced its due diligence on the Company and representatives of Citigroup and Simpson Thacher discussed the legal terms and structure of a possible transaction between the Company and Tempur-Pedic with Bank of America Merrill Lynch ("BAML") and Bingham McCutchen LLP ("Bingham"), the financial and legal advisors to Tempur-Pedic, respectively. On August 1, 2012, a representative of Simpson Thacher sent a proposed merger agreement to Party X's legal advisors and on August 10, 2012, a representative of Simpson Thacher sent a proposed merger agreement to Bingham. The Board of Directors instructed Company management not to have any discussions with Tempur-Pedic about arrangements for post-closing employment or equity participation opportunities. In addition, the Board of Directors reaffirmed its determination that a sale of the Company at a price at or above $2.00 per share was in the best interests of the Company's stockholders when compared to other alternatives of the Company, taking into account the opportunities and challenges discussed above.

        On August 1, 2012, Mr. Sarvary of Tempur-Pedic met with Mr. Rogers of the Company in connection with the Las Vegas trade show. They discussed their respective businesses, the industry, and the potential benefits that could be realized from the combination of the two companies. No terms of a potential deal were discussed. Based on this discussion, Mr. Rogers believed that Tempur-Pedic would have a strong desire to have the Company's senior management (including Mr. Rogers) remain with the Company after consummation of a transaction. No specific terms of employment for the Company's senior management were discussed at this meeting or prior to the execution of the merger agreement.

        On August 10, 2012, the Board of Directors held a meeting to discuss developments with respect to both Tempur-Pedic and Party X. Following an update from Mr. Brown, Mr. Roedel and representatives of Citigroup and Simpson Thacher, the Board of Directors instructed Citigroup to contact two potential financial purchasers that we refer to as Party Y and Party Z to determine whether either had an interest in pursuing an acquisition of the Company. This was done as a means of confirming that the two strategic bids that had been received were, as they were believed likely to be based on considered analysis, superior to those which could be offered by financial sponsors. Party Y and Party Z are both leading U.S. private equity firms and were selected by the Board of Directors based on Citigroup's view of their previous and active current interest in seeking to make investments in the bedding industry. Party Y was given publicly available materials and information it requested to evaluate the Company. Party Z declined to review any materials and informed Citigroup that it was not interested in pursuing a possible acquisition based on its view of the Company's prospects versus current valuation levels. The following week, based on its own analysis of the materials and information provided to it regarding the Company, Party Y expressed to representatives of Citigroup a range of valuations for the Company significantly below $2.00 per share. Based on this, the Board of Directors determined not to pursue further discussions with Party Y, and no subsequent discussions were conducted with Party Y or Party Z.

        On August 15, 2012, Company management made a presentation to Tempur-Pedic. Following the meeting, Mr. Brown telephoned Mr. Sarvary and indicated to him that a price of $2.00 per share (which was at the low end of Tempur-Pedic's proposed valuation range) would not be acceptable to the Board of Directors and that Tempur-Pedic would need to revise its proposal if it wanted to continue discussions. On August 21, 2012, Mr. Sarvary sent a non-binding indication of interest to Mr. Brown stating that Tempur-Pedic was willing to offer a price of $2.20 per share.

        On August 23, 2012, a meeting of the Board of Directors was held with representatives from Citigroup and Simpson Thacher in attendance. Company management and representatives of Citigroup and Simpson Thacher updated the Board of Directors on the status of negotiations with both Tempur-Pedic and Party X and the outcome of the interactions with Party Y and Party Z. Representatives of Simpson Thacher also reviewed and analyzed the relative regulatory issues of both potential transactions. The Board of Directors determined that the best approach to maximize shareholder value was to continue active negotiations with both strategic parties given that there was uncertainty about whether either of the transactions would be completed. The Board of Directors also determined that assuming an equivalent price, a transaction with Party X would present no regulatory issues and be more certain of closing.

        Over the next month, Tempur-Pedic continued to conduct due diligence on the Company and representatives of Simpson Thacher continued to negotiate the terms of the merger agreements and related agreements with both Bingham and the legal advisors to Party X.

        On September 12, 2012, a meeting of the Independent Committee was held with representatives from Blank Rome and Perella Weinberg in attendance. At the meeting, a representative of Blank Rome again reviewed with the members of the Independent Committee the fiduciary duties applicable to them under Delaware law and representatives of Perella Weinberg addressed their preliminary financial analysis of a proposed transaction with Tempur-Pedic. The Independent Committee then concluded that pursuant to the current transaction structures with both Party X and Tempur-Pedic, no conflict of interest existed with respect to the non-independent members of the Board of Directors because in each case Sealy Holding LLC would be receiving the same form and amount of consideration per share of Common Stock as each of the Company's other stockholders and all of the holders of Convertible Notes would be receiving only that which they were contractually obligated to receive under the indenture governing the Convertible Notes. The members of Company management were not present at this meeting.

        On September 15, 2012, representatives of Party X and its legal advisors met with Mr. Brown, Mr. Roedel and representatives of Simpson Thacher. At this meeting, representatives of Party X informed Mr. Brown and Mr. Roedel that Party X was no longer interested in pursuing a transaction at $2.20 per share. No specific lower price was proposed, but information that was communicated by Party X at the meeting indicated that Party X contemplated a price significantly less than $2.00 per share, which was later confirmed to representatives of Simpson Thacher by Party X's legal advisors. No further substantive discussions took place with Party X.

        On September 16, 2012, the Board of Directors held a meeting also attended by representatives of Citigroup and Simpson Thacher. After hearing an update on developments from Mr. Brown, Mr. Roedel and representatives of Citigroup, the Board of Directors determined to continue to negotiate with Tempur-Pedic with the goal of entering into a definitive agreement for a sale transaction at a price of no less than $2.20 per share. The Board of Directors was further briefed by representatives of Simpson Thacher on the regulatory issues of the Tempur-Pedic transaction and solutions to mitigate such issues, including use of a reverse-break up fee in the event the deal was terminated for failure to obtain regulatory clearance. Between September 16, 2012 and September 22, 2012, representatives of the Company and Tempur-Pedic and their respective legal advisors continued to negotiate the terms of the transaction and the draft Merger Agreement and other related transaction documents.

        On September 19, 2012, a representative of Bingham sent Simpson Thacher a draft of a letter agreement between Tempur-Pedic and Sealy Holding LLC that required Sealy Holding LLC to make certain commitments in connection with the possible transaction, including agreeing not to solicit competing transactions and agreeing to convert all of its Convertible Notes following the Merger and, subject to the consummation of the Merger, consent to an amendment to the indenture governing the Convertible Notes to remove certain covenants and certain events of defaults.

        On September 22, 2012, the Board of Directors met to consider the possible transaction with Tempur-Pedic. At the meeting, members of Company management and representatives from Citigroup and Simpson Thacher reviewed with the Board of Directors, among other things, the status of the ongoing discussions between the Company and Tempur-Pedic, the current terms of the possible transaction and management's views on the advisability of pursuing a transaction with Tempur-Pedic. Citigroup also presented its updated financial analysis with respect to the potential transaction, which presentation incorporated the Company's downside plan projections that had been prepared by the Company at the request of Citigroup. The legal and financial advisors of the Company and the financial advisor of the Independent Committee, each of whom participated in the meeting, also discussed the proposed terms and structure of a business combination with Tempur-Pedic. Perella Weinberg also presented its updated financial analysis with respect to the potential transaction.

        Also at this meeting, a representative of Potter Anderson Corroon LLP ("Potter Anderson"), Delaware counsel to the Company in connection with the Merger, updated the Board of Directors on the shareholder derivative action (the "Derivative Action") that had been asserted against the members of the Board of Directors and had been pending since July 19, 2012. The representative of Potter Anderson, who does not represent the Company or any of the defendants in the Derivative Action, discussed the nature and merits of the derivative claims, and provided advice to the Board of Directors regarding assessment of those claims. After further discussion, the Board of Directors concluded that the claims asserted in the Derivative Action had limited, if any, value for which a potential acquiror would pay additional consideration, given the nature and merits of the claims asserted in the Derivative Action and the potential defenses thereto. The Board of Directors also discussed that if a transaction occurred, stockholders would have appraisal rights under Delaware law.

        The meeting of the full Board of Directors was then suspended in order to permit the Independent Committee to separately meet with its legal and financial advisors. Representatives of Perella Weinberg further discussed with the Independent Committee their updated financial analysis with respect to the transaction. The Independent Committee also discussed the ranges of break-up fees currently being considered and applicable market precedents, as well as the market checks that occurred over the previous several months. Following the adjournment of this meeting, the Independent Directors reported to the full Board of Directors that the Independent Committee supported management of the Company, Mr. Brown's and Mr. Roedel's pursuit of further discussions with Tempur-Pedic with the goal of finalizing a transaction at a price of $2.20 per share. The full Board of Directors agreed to reconvene when all remaining open issues on the terms of the transaction had been resolved. The Board of Directors took no further action at this meeting.

        Over the next three days, representatives of the Company and Tempur-Pedic and their respective advisors worked on finalizing the terms of the transaction.

        On September 26, 2012, following the close of NYSE trading, the Board of Directors met to consider the proposed transaction with Tempur-Pedic. Representatives of Company senior management, Simpson Thacher and Citigroup made presentations and reviewed, among other things, the matters set forth below under "The Merger—Reasons for the Merger; Recommendations of Our Board of Directors" beginning on page 25. Simpson Thacher reviewed with the Board of Directors the terms of the transaction. Citigroup and Perella Weinberg each made a separate presentation including, among other things, their respective financial analysis of the proposed transaction with Tempur-Pedic. In addition, Citigroup rendered its oral opinion, subsequently confirmed in writing, to the Board of Directors that as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be received by the holders of shares of Common Stock pursuant to the transactions contemplated by the Merger Agreement, is fair from a financial point of view to such holders. The meeting of the full Board of Directors was suspended in order to permit the Independent Committee to separately meet with its legal and financial advisors. The Independent Committee discussed the break-up fees that were contemplated and the view that these fees appeared to be within the range of applicable market precedents. Next, the Independent Committee discussed the provisions related to takeover proposals and superior proposals and the view that those provisions also appeared to be within the range of applicable market precedents. At the request of the Independent Committee, Perella Weinberg then rendered its oral opinion, subsequently confirmed in writing, to the Independent Committee that as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations discussed with the Independent Committee and set forth in its written opinion, the $2.20 per share Merger Consideration is fair from a financial point of view to the holders of Common Stock entitled to payment thereof under the Merger Agreement (other than the KKR Entities). After the discussions described above and receiving the advice of its independent financial advisor as to the fairness of the $2.20 per share Merger Consideration, the meeting of the Independent Committee adjourned and the meeting of the full Board of Directors reconvened and after discussion, all of the Independent Directors and all other members of the Board of Directors unanimously determined that the Merger Agreement and the transactions contemplated thereby, are advisable and fair to, and in the best interests of the stockholders of the Company, approved the Merger Agreement and the transactions contemplated thereby, and approved the letter agreement between Sealy Holding LLC and Tempur-Pedic.

        Thereafter, the Merger Agreement and related agreements were signed, and prior to the opening of business on September 27, 2012, the parties issued a joint press release announcing the execution of the Merger Agreement and related agreements.

        Based on statements made by Tempur-Pedic to the Company's management team, including Mr. Rogers, during the time leading up to and following the execution of the Merger Agreement concerning Tempur-Pedic's desire that the Company's management team continue on as employees of the combined company immediately following the Merger, it is expected that the Company's management team, including Mr. Rogers, will continue to participate in such capacity following the Merger. However, at the time of the execution of the Merger Agreement and continuing through the date of this information statement, no final or significantly detailed agreements, arrangements or understandings have been reached regarding any such continued employment.

Reasons for the Merger; Recommendations of the Board of Directors

        In the course of the Board of Directors making the determinations described above, the Board of Directors consulted with Company management, as well as the Company's legal and financial advisors, and considered the following potentially positive factors (which are not intended to be exhaustive and are not in any relative order of importance):

  •
  the belief of the Board of Directors that it has obtained the highest price per share of its Common Stock that Tempur-Pedic is willing to pay as a result of the negotiations between the parties;

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  the belief of the Board of Directors that the price of $2.20 per share reflects the highest value per share of the Common Stock reasonably attainable in light of the circumstances, as more fully discussed under "The Merger—Background of the Merger" beginning on page 17;

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  the recent evaluation by the Board of Directors of the Company's long-term financial forecasts, as well as the execution risks related to achieving such forecasted plan on a stand-alone basis, which the Board of Directors determined not to pursue in light of its belief that the Merger maximized stockholder value and was more favorable to the stockholders than any other strategic alternative reasonably available to the Company and its stockholders;

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  the fact that the Merger Consideration is all cash, which provides certainty of value to holders of Common Stock compared to the uncertainty inherent in executing the Company's business plans;

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  the support of Sealy Holding LLC, which will be receiving the same form and amount of consideration per share of Common Stock as each of the Company's other stockholders;

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  the financial analyses of Citigroup, the Company's financial advisor in connection with the Merger, and the opinion of Citigroup to the Board of Directors, dated as of September 26, 2012, that as of such date and based upon and subject to the factors and assumptions set forth in that opinion, the Merger Consideration to be paid to the stockholders of the Company pursuant to the Merger Agreement was fair from a financial point of view to such holders (the opinion of Citigroup is more fully described below in "The Merger—Opinion of the Financial Advisor of the Company—Citigroup Global Markets Inc." beginning on page 27);

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  the Independent Committee was advised by its own legal and financial advisors and on September 26, 2012, received an opinion from Perella Weinberg, its financial advisor, to the effect that as of such date and based upon and subject to the various assumptions made, matters considered and qualifications and limitations discussed with the Independent Committee and set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Common Stock entitled under the Merger Agreement to payment thereof (other than the KKR Entities) (the opinion of Perella Weinberg is more fully described below in "The Merger—Opinion of the Financial Advisor to the Independent Directors—Perella Weinberg Partners LP" beginning on page 34);

  •
  the terms of the Merger Agreement, as reviewed by the Board of Directors with its legal advisors, including:

  •
  that the terms of the Merger Agreement provide the Company sufficient operating flexibility for it to conduct its business in the ordinary course between signing the Merger Agreement and the closing of the Merger;

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  that Tempur-Pedics's obligation to complete the Merger is not subject to any financing condition;

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  that the obligation of Tempur-Pedic under the Merger Agreement to pay to the Company a reverse termination fee of up to $90 million, or approximately 7% of the aggregate transaction value, upon termination of the Merger Agreement where HSR approval is not obtained, increasing the likelihood of the Merger being successfully consummated as described more fully under "The Merger Agreement—Termination Fees" beginning on page 76; and

  •
  the termination date under the Merger Agreement, June 26, 2013 (which date may be extended an additional 3 months in order to obtain HSR approval), allows for sufficient time to complete the Merger;

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  the receipt of an executed commitment letter from Tempur-Pedic's source of debt financing for the Merger and the terms and conditions of the commitment and the reputation of the equity financing source that, in the reasonable judgment of the Board of Directors, increase the likelihood of the Merger being completed;

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  the availability of appraisal rights to the stockholders of the Company, other than the Approving Stockholders, who comply with all of the required procedures under Section 262 of the DGCL for exercising such rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the Merger Consideration;

  •
  the likelihood of the Company satisfying the other conditions to Tempur-Pedic's obligations to complete the Merger; and

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  the fact that pursuant to the Merger Agreement, the Company was permitted to respond to an unsolicited proposal if such proposal was made within 35 days of the date of the Merger Agreement, and was permitted to terminate the Merger Agreement to accept such alternative proposal if one had been made, subject to the compliance with the terms of the Merger Agreement and the payment of a $25 million termination fee, which represents less than 2% of the enterprise value of the transaction.

        The Board of Directors also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to the following factors (which are not intended to be exhaustive and are not in relative order of importance):

  •
  following the completion of the Merger, the Company will no longer exist as an independent public company and its stockholders will no longer participate in the potential future growth of the Company's assets, future earnings growth, future appreciation in the value of the Common Stock or future dividends;

  •
  under the terms of the Merger Agreement and applicable law, following Sealy Holding LLC's and the other Approving Stockholders' execution of a written consent to adopt the Merger Agreement, the stockholder approval necessary to consummate the Merger would be obtained and the Board of Directors would no longer be entitled to change its recommendation of the Merger to the Company's stockholders, and the Board of Director's belief about the effect that would have on other parties considering proposing an alternative transaction that may be more advantageous to the Company's stockholders;

  •
  while the Merger is expected to be completed, there are no assurances that all conditions to the parties' obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger may not be completed, as described under "The Merger Agreement—Conditions to the Merger" beginning on page 73; and

  •
  the possibility of disruption to the Company's operations following announcement of the Merger, the fact that the Merger Agreement identifies certain actions which may not be taken by the Company without the consent of Tempur-Pedic in the period before the completion of the Merger and that these restrictions may restrict the Company's flexibility to manage its business during that period, and the possible effect on the Company's operating results, the trading price of the Common Stock and the Company's ability to attract and retain key personnel and customers if the Merger does not close.

        During its consideration of the transaction with Tempur-Pedic, the Board of Directors was also aware that some of the Company's directors and executive officers may have interests in the Merger that may be different from, or in addition to, those of the Company's stockholders generally as described under "The Merger—Interests of the Company's Directors and Officers in the Merger" beginning on page 49. While the Company's directors considered the potentially negative and potentially positive factors summarized above, they each concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

        The foregoing discussion summarizes the material information and factors considered by the Board of Directors in its consideration of the Merger. Each of the Company's directors reached the decision to approve and recommend the Merger Agreement in light of the factors described above and other factors that he or she felt was appropriate. In view of the variety of factors and the quality and amount of information considered, the Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall analysis of the transaction. In addition, individual members of the Board of Directors may have given different weight to different factors. Accordingly, the Board of Directors based its recommendation on the totality of the information presented to and considered by it.

Opinion of the Financial Advisor to the Company—Citigroup Global Markets Inc.

        The Company has retained Citigroup as a financial advisor in connection with the Merger. In connection with this engagement, the Company requested that Citigroup evaluate the fairness, from a financial point of view, of the $2.20 in cash per share consideration to be received in the Merger by holders of Common Stock (other than Parent and the Company, their respective subsidiaries and properly dissenting stockholders). On September 26, 2012, at a meeting of Board of Directors at which the Merger was approved, Citigroup rendered to Board of Directors an oral opinion, confirmed by delivery of a written opinion dated September 26, 2012, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $2.20 in cash per share consideration to be received in the Merger by holders of Common Stock (other than Parent and the Company, their respective subsidiaries and properly dissenting stockholders) was fair, from a financial point of view, to such holders.

        The full text of Citigroup's written opinion, dated September 26, 2012, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this information statement as Annex C and is incorporated into this information statement by reference. The description of Citigroup's opinion set forth in this information statement is qualified in its entirety by reference to the full text of Citigroup's opinion. Citigroup's opinion was provided for the information of Board of Directors (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and does not address any other aspects or implications of the Merger. Citigroup was not requested to consider, and its opinion does not address, the underlying business decision of the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Citigroup's opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the Merger or otherwise.

        In arriving at its opinion, Citigroup:

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  reviewed the Merger Agreement;

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  held discussions with certain senior officers, directors and other representatives and advisors of the Company;

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  examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company provided to or discussed with Citigroup by the Company's management;

  •
  reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of the Common Stock, historical and projected earnings of the Company and other operating data and the capitalization and financial condition of the Company;

  •
  analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of the Company;

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  analyzed, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the Merger; and

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  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the Company's management that it was not aware of any relevant information that was omitted or remained undisclosed to Citigroup. With respect to the financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citigroup relating to the Company, Citigroup was advised by the Company's management, and Citigroup assumed, with the Company's consent, that such projections and other information and data were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's management as to the future financial performance of the Company.

        Citigroup did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of the Company, and Citigroup did not make any physical inspection of the properties or assets of the Company. Citigroup assumed, with the Company's consent, that the Merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third-party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the consummation of the Merger.

        Citigroup's opinion did not address any terms (other than the Merger Consideration to the extent expressly specified in its opinion) or other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. In connection with its engagement, and at the direction of the Company, Citigroup was requested to approach, and held discussions with, selected third parties to solicit indications of interest in the possible acquisition of the Company. Citigroup expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. In addition, Citigroup did not express any opinion as to the prices at which the Common Stock would trade at any time. Citigroup's opinion was necessarily based on information available to Citigroup and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup as of the date of its opinion. Except as described in this summary, the Company imposed no other instructions or limitations on Citigroup with respect to the investigations made or procedures followed by Citigroup in rendering its opinion.

        In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. This summary of the analyses is not a complete description of Citigroup's opinion or the analyses underlying, and factors considered in connection with, Citigroup's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citigroup arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In its analyses, Citigroup considered industry performance; general business, economic, market and financial conditions; and other matters existing as of the date of its opinion, many of which are beyond the control of the Company. No company, business or transaction reviewed is identical to the Company or the Merger. An evaluation of these analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions reviewed.

        The estimates contained in Citigroup's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citigroup's analyses are inherently subject to substantial uncertainty.

        Citigroup was not requested to, and it did not, recommend the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger was determined through negotiations between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the Board of Directors. Citigroup's opinion was only one of many factors considered by the Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Board of Directors or management with respect to the Merger or the Merger Consideration.

        The following is a summary of the material financial analyses provided to the Board of Directors in connection with Citigroup's opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup's financial analyses.

        Selected Publicly Traded Companies Analysis.    Citigroup reviewed financial and stock market information of the Company and nine selected publicly held companies in the niche bedding, big ticket consumer and home furnishing industries. These companies were selected because, among other reasons, they possessed certain operational or business characteristics which in Citigroup's view were similar to those of the Company (or a portion of the Company) or otherwise relevant for purposes of comparison. Citigroup reviewed, among other things, firm values of the selected companies, calculated as fully diluted equity value based on closing stock prices on September 21, 2012, plus total debt and minority interests, less cash and marketable securities and investments in unconsolidated affiliates, as a multiple of calendar year 2013 estimated earnings before interest, taxes, depreciation and amortization ("EBITDA"). These selected companies and their calendar year 2013 estimated Firm Value / EBITDA multiples were as follows:

Firm Value / CY 2013 EBITDA
Niche Bedding
Select Comfort Corporation	10.0x
Tempur-Pedic International Inc.	7.1x
Median	8.5x
Big Ticket Consumer
Fortune Brands Home & Security, Inc.	13.3x
Polaris Industries, Inc.	9.5x
Brunswick Corporation	5.7x
Median	9.5x
Home Furnishing
MASCO Corporation	10.2x
Mohawk Industries	9.2x
Leggett & Platt Incorporated	8.4x
La-Z-Boy Incorporated	7.0x
Median	8.8x

        No individual company above is directly comparable to Sealy given different end markets, product suites and financial performance. However, using the multiples above as a general guide and using its professional judgment, Citigroup applied a range of selected multiples of calendar year 2013 estimated Firm Value / EBITDA of 7.5x to 9.5x derived from the niche bedding, big ticket consumer and home furnishing companies to the Company's estimated EBITDA for calendar year 2013. This range is supported by the median of the Big Ticket Consumer peers at the high end and a premium to the trading multiple of Tempur-Pedic at the low end. The midpoint of this range is further supported by the median of the niche bedding players. Estimated financial data of the selected companies was based on research analysts' mean consensus estimates as compiled by FactSet, public filings and other publicly available information. Estimated calendar year 2013 EBITDA for the Company was based on Wall Street consensus estimates of $140 million (Wall Street consensus estimates were used in the ratio calculation with respect to the Company as well as each of the comparable companies in the publicly traded companies analysis). This analysis indicated an implied per share equity reference range for the Company of $1.67 to $2.51, as compared to the per share merger consideration of $2.20.

        Selected Precedent Transactions Analysis.    Using publicly available information, Citigroup reviewed nine selected transactions in the bedding industry. These transactions were selected because, among other reasons, they involved companies which operated in the segment of the industry in which the Company (or a portion of the Company) operates or which, in Citigroup's view, were otherwise relevant for purposes of comparison. Given the size and the number of companies which operate in the segment, all relevant transactions (both public and private) were reviewed across an extended time period. Based on public information for eight of the nine transactions, Citigroup reviewed transaction values, calculated as the purchase price paid for the target company's equity, plus the total debt and minority interests, less cash and marketable securities and investments in unconsolidated affiliates, in the selected transactions as a multiple of the last 12 months ("LTM") EBITDA. These transactions and multiples were as follows (data for which information was not publicly available at the time of announcement of the relevant transaction has been designated as "NA"):

Date	Acquiror	Target	Firm Value / LTM EBITDA
August 2012	Advent International	AOT Bedding Super Holdings	NA
September 2009	Ares Management LLC / Ontario Teachers Pension Fund	Simmons(1)	7.5x
October 2006	Candover Partners	Hilding Anders AB	10.8x
March 2004	Kohlberg, Kravis & Co.	Sealy(2)	8.7x
November 2003	Thomas H. Lee Partners	Simmons	9.1x
November 2002	Investcorp	Aero Products International, Inc.	7.5x
October 2002	TA Associates	Tempur-Pedic International Inc.	5.6x
October 1998	Fenway Partners	Simmons	7.5x
December 1997	Bain Capital LLC	Sealy	7.6x
Median			7.6x

Note: Selected precedent transactions analysis assumes change of control make-whole provision with the Company's Convertible Notes converting to equity at a discount to $1.00 at November 30, 2012.

(1)
Simmons purchased out of bankruptcy; encumbered by 11.2x debt to LTM EBITDA as of submission of Plan of Reorganization.

(2)
Assumes $740 million purchase of equity grossed up by 92% of capital stock acquired, $21 million in options, $751 million face amount of debt outstanding, and less $114 million of cash. LTM EBITDA of $167.6 million.

        Using the transactions above where multiples were available as a general guide and taking into account, among other things, differences in the proposed Merger, on the one hand, and the selected transactions or companies involved in such transactions, on the other, Citigroup then applied a range of selected multiples of LTM EBITDA of 7.5x to 9.5x derived from the selected bedding industry transactions. Financial data for the selected transactions was based on public filings and publicly available financial information at the time of announcement of the relevant transaction. Financial data for the Company was based on the Company's LTM Adjusted EBITDA (as defined by the Company for purposes of its financial reporting) of $135.9 million for the quarter ended May 27, 2012. This analysis indicated the following implied per share reference range for the Company of $1.38 to $2.32, as compared to the per share merger consideration of $2.20.

        Discounted Cash Flow Analysis.    Citigroup performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company could generate for the fourth quarter of fiscal year 2012 through the full fiscal year 2016 (and terminal value for LTM EBITDA thereafter), based on internal estimates of the Company's management under three cases reflecting alternative business scenarios. The first case, which we refer to as the base plan, was based on the Company's current financial plan; the second case, which we refer to as the downside plan, assumed that the Company would execute its plan with low single digit top-line growth; and the third case, which we refer to as the upside plan, assumed that the Company would execute its plan with high single digit top-line growth driven by an increasing share of the specialty market. For purposes of its analyses, Citigroup defined the Company's unlevered, after-tax free cash flows as adjusted EBITDA, minus capital expenditures, minus increase in net working capital, minus tax expense on EBIT (38% tax rate). These unlevered after-tax, free cash flow estimates are set forth in the table below:

Unlevered Free Cash Flows
($ in millions)

	Q4'12E	Y13E	Y14E	Y15E	Y16E
Base Plan	$37	$79	$82	$89	$97
Downside Plan	$37	$67	$62	$65	$67
Upside Plan	$37	$83	$90	$102	$118

        Estimated terminal values for the Company were calculated by dividing an adjusted terminal unlevered free cash flow by the sum of a weighted average cost of capital of 8.4% to 10.0% less a terminal growth rate of 2.25% to 2.75%. The adjusted terminal unlevered free cash flow is calculated by applying a terminal growth rate of 2.25% to 2.75% to 2016 estimated unlevered free cash flow. The cash flows and terminal values were then discounted to present value using discount rates ranging from 8.4% to 10%. These discount rate ranges were derived utilizing a weighted average cost of capital analysis based on the target debt/equity mix for the Company and selected companies in the niche bedding, big ticket consumer and home furnishing industries. This analysis indicated the following implied per share equity reference ranges for the Company, as compared to the per share Merger Consideration:

	Implied Per Share Equity Reference Range for Sealy	Per Share Merger Consideration
Base Plan	$2.02 - $3.26	$2.20
Downside Plan	$1.03 - $1.88	$2.20
Upside Plan	$2.68 - $4.16	$2.20

        Leveraged Buyout Analysis.    Citigroup performed a leveraged buyout analysis to estimate the theoretical purchase prices that could be paid by a hypothetical financial buyer in an acquisition of the

Company taking into account the potential pro forma leverage structure of the Company that could result from financing such acquisition under customary market terms and assuming that such financial buyer would attempt to realize a return on its investment in the Company's fiscal year 2016 at customary rates of return for a financial buyer. An approximately 5 year timeframe is a customary assumption for the holding period of a financial buyer. Similar to the discounted cash flow analysis discussed above, Citigroup examined three alternative scenarios for a potential acquisition by a hypothetical financial buyer. The first scenario was based on the Company's current financial or base plan, the second scenario or the downside case, assumed that the Company would execute its plan with low single digit top-line growth and the third scenario, or the upside plan, assumed that the Company would execute its plan with high single digit top-line growth, driven by an increasing share of the specialty market. Estimated financial data of the Company was based on internal estimates of the Company's management. For the purposes of the leveraged buyout analysis, Citigroup assumed a pro forma funded leverage of 6.25x of the Company's calendar year 2012E EBITDA, while estimated exit values for the Company were calculated using an exit multiple of 8.5x to the Company's fiscal year 2016 EBITDA. Citigroup then derived a range of theoretical purchase prices based on an assumed targeted internal rate of return for a financial buyer of approximately 20% to 25%. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the per share Merger Consideration:

	Implied Per Share Equity Reference Range for Sealy	Per Share Merger Consideration
Base Plan	$1.85 - $2.12	$2.20
Downside Plan	$1.15 - $1.26	$2.20
Upside Plan	$2.46 - $2.81	$2.20

Note: Leveraged buyout analysis assumes change of control make-whole provision with the Company's Convertible Notes converting to equity at a discount to $1.00 at November 30, 2012.

        Miscellaneous.    Under the terms of Citigroup's engagement, the Company has agreed to pay Citigroup a customary fee for its financial advisory services, currently estimated to be approximately $12.6 million, $2.5 million of which was payable upon delivery of Citigroup's opinion and the remainder of which is contingent upon completion of the Merger. In addition, the Company has agreed to reimburse Citigroup for reasonable expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. Citigroup and its affiliates in the past have provided services to the Company unrelated to the proposed Merger, for which services Citigroup and such affiliates have received and expect to receive compensation, including, during the two-year period prior to the date hereof, acting as joint bookrunner on the amend and extend of the Company's existing ABL facility, for which the Company paid Citigroup a fee of approximately $62,500. In the past two years, Citigroup has not been engaged to provide any other services to the Company and Citigroup and its affiliates have not received any fees from Parent or its affiliates.

        In addition, Citigroup and its affiliates in the past have provided, currently are providing, or in the future may provide, investment banking services to KKR, which, directly or indirectly, holds a significant amount of the outstanding voting stock of the Company, and certain of its affiliates. Since January 1, 2010, Citigroup and its affiliates have been paid an aggregate of approximately $20.3 million for investment banking services to KKR.

        In the ordinary course of their business, Citigroup and its affiliates may actively trade or hold the securities of the Company, Parent and their respective affiliates for its or their own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent and their respective affiliates.

        The Company selected Citigroup as its financial advisor in connection with the Merger based on Citigroup's reputation, experience and familiarity with the Company and its industry. After careful consideration, the Board of Directors determined that Citigroup was uniquely qualified to be the Company's financial advisor and did not actively interview other firms for the role. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The issuance of Citigroup's opinion was authorized by Citigroup's fairness opinion committee.

Opinion of the Financial Advisor to the Independent Committee—Perella Weinberg Partners LP

        The Independent Committee retained Perella Weinberg to act as its financial advisor in connection with the proposed Merger. The Independent Committee selected Perella Weinberg based on Perella Weinberg's qualifications, expertise and reputation and its knowledge of the Company and industry in which the Company conducts its business. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

        On September 26, 2012, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the Independent Committee that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of the outstanding shares of Common Stock entitled under the Merger Agreement to payment thereof (other than the KKR Entities).

        The full text of Perella Weinberg's written opinion, dated September 26, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex D to this information statement and is incorporated into this information statement by reference. Holders of Common Stock are urged to read the opinion carefully and in its entirety. The opinion does not address the Company's underlying business decision to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may have been available to the Company. The opinion was not intended to be and does not constitute a recommendation to any holder of Common Stock as to how such holder should vote or otherwise act with respect to the Merger or any other matter and does not in any manner address the price at which the Common Stock will trade at any time. Perella Weinberg provided its opinion for the information and assistance of the Independent Committee, in its capacity as such, in connection with, and for the purposes of its evaluation of, the Merger. This summary is qualified in its entirety by reference to the full text of the opinion.

        In arriving at its opinion, Perella Weinberg, among other things:

  •
  reviewed certain publicly available financial statements and other business and financial information of the Company, including research analyst reports;

  •
  reviewed certain of the Company's internal financial statements, forecasts, and other financial data relating to the business of the Company (the "Company Forecasts");

  •
  reviewed certain internal financial statements, forecasts, and other financial data relating to the business of the Company, prepared by management of the Company (the "Management Forecasts");

  •
  reviewed certain publicly available financial forecasts relating to the Company prepared by analysts covering the Company;

  •
  discussed the past and current operations, financial condition, and prospects of the Company with management of the Company and the Independent Committee;

  •
  compared the financial performance of the Company with that of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

  •
  compared the financial terms of the Merger with the publicly available financial terms of certain transactions which Perella Weinberg believed to be generally relevant;

  •
  reviewed the historical trading prices and trading activity for the Common Stock, and compared such price and trading activity of the Common Stock with that of securities of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

  •
  reviewed the premia paid in certain publicly available transactions, which Perella Weinberg believed to be generally relevant;

  •
  reviewed a draft dated September 26, 2012 of the Merger Agreement; and

  •
  conducted such other financial studies, analyses, and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

        In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that was available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of the management of the Company that information furnished by them for purposes of Perella Weinberg's analysis did not contain any material omissions or misstatements of material fact. With respect to the Company Forecasts and Management Forecasts, Perella Weinberg was advised by the management of the Company and assumed, with the consent of the Independent Committee, that the Company Forecasts and Management Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby and Perella Weinberg expressed no view as to the assumptions on which they were based; however, with the consent of the Independent Committee, for purposes of its analyses, Perella Weinberg utilized the Company Forecasts. In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor was Perella Weinberg furnished with any such valuations or appraisals, nor did Perella Weinberg assume any obligation to conduct, nor did Perella Weinberg conduct, any physical inspection of the properties or facilities of the Company. In addition, Perella Weinberg did not evaluate the solvency of any party to the Merger Agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg assumed that (a) the final executed Merger Agreement would not differ in any material respect from the draft Merger Agreement reviewed by Perella Weinberg and (b) the Merger will be consummated in accordance with the terms of the Merger Agreement without material modification, waiver or delay. In addition, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on the

Company. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

        Perella Weinberg's opinion addressed only the fairness from a financial point of view, as of the date thereof, of the Merger Consideration to the holders of Common Stock entitled under the Merger Agreement to payment thereof (other than the KKR Entities). Perella Weinberg was not asked to, nor did it, offer any opinion as to any other term of the Merger Agreement (or any related agreement) or the form or structure of the Merger or the likely timeframe in which the Merger would be consummated. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Merger Consideration or otherwise. In addition, Perella Weinberg did not express any opinion as to the fairness of the Merger to, or of any consideration, whether relative to the Merger Consideration or otherwise, to be received or paid in connection with the Merger by the KKR Entities or the holders of any other class of securities, creditors or other constituencies of the Company. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document, nor did Perella Weinberg's opinion address any legal, tax, regulatory or accounting matters, as to which Perella Weinberg understood the Company had received such advice as it deemed necessary from qualified professionals. Perella Weinberg's opinion did not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company. Perella Weinberg was not authorized to solicit and did not solicit indications of interest in a transaction with the Company from any party and was not authorized to negotiate or participate in negotiations relating to the Merger.

        Perella Weinberg's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of, the date of its opinion. The issuance of Perella Weinberg's opinion was approved by a fairness opinion committee of Perella Weinberg. It should be understood that subsequent developments may affect Perella Weinberg's opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion.

Summary of Material Financial Analyses

        The following is a brief summary of the material financial analyses performed by Perella Weinberg and reviewed by the Independent Committee in connection with Perella Weinberg's opinion relating to the Merger and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg.

        Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg's financial analyses.

  Historical Stock Trading and Transaction Premium Analysis

        Perella Weinberg reviewed the historical trading price per share of the Common Stock for the one-year period ended on September 25, 2012, the last trading day prior to the delivery of Perella Weinberg's opinion. In addition, Perella Weinberg calculated the implied premium represented by the

$2.20 per share cash merger consideration to be received by the holders of shares of the Common Stock in the Merger relative to the following:

  •
  the closing price per share of Common Stock as of September 25, 2012;

  •
  the one-month, two-month, three-month, six-month and one-year volume weighted-average price ("VWAP") as of September 25, 2012; and

  •
  each of the highest and lowest intra-day sale price per share of Common Stock during the 52-week period ended on September 25, 2012.

        The results of these calculations and reference points are summarized in the following table:

	Price Per Share ($)	Implied Premium
September 25, 2012	$2.14	3%
1-Month VWAP	$1.90	16%
2-Month VWAP	$1.78	23%
3-Month VWAP	$1.79	23%
6-Month VWAP	$1.87	17%
1-Year VWAP	$1.76	25%
52-Week High	$2.45	(10)%
52-Week Low	$1.09	102%

        Perella Weinberg observed that during the couple of weeks preceding the date of its presentation to the Independent Committee, the price of Common Stock had increased significantly (over 25%) while the stock prices of its closest peers were roughly unchanged or had decreased, and the trading volume of Common Stock was significantly greater than historical average trading volumes, which could partly reflect speculative trading unrelated to business fundamentals.

  Implied Transaction Multiples

        In performing this analysis, Perella Weinberg derived an implied enterprise value of $1.238 billion for the Company based on the $2.20 per share cash merger consideration to be received by the holders of shares of Common Stock in the Merger. Using information provided by the Company, the implied enterprise value was derived by calculating the equity value of the Company (derived by multiplying the number of fully diluted shares of the Company (including shares issuable upon conversion of the Convertible Notes) by the $2.20 per share cash merger consideration to be received by the holders of shares of Common Stock in the Merger), and then adding estimated debt of the Company (excluding indebtedness represented by the Convertible Notes) as of August 26, 2012 and subtracting cash and cash equivalents and the value of the Company's investment in Comfort Revolution Holdings, LLC.

        Perella Weinberg calculated the enterprise value ("EV") as a multiple of the following historical and estimated financial results:

  •
  EBITDA of the Company for the LTM ended August 26, 2012;

  •
  estimated EBITDA for fiscal years ended November 27, 2012 and November 27, 2013, based on two different scenarios of Company Forecasts, which are referred to as the "Base Case Forecasts" and the "Upside Case Forecasts"; and

  •
  estimated EBITDA for fiscal years ended November 27, 2012 and November 27, 2013, based on the forecasts by those analysts that provided forecasts for EBITDA as defined below ("Consensus Forecasts").

        For purposes of its analyses and as used herein, and in order to better conform the Company's results with those of other companies that Perella Weinberg utilized in its analyses, Perella Weinberg calculated the Company's EBITDA as Adjusted EBITDA less stock-based compensation.

        The results of these analyses are summarized in the following table:

	EV as a Multiple of	Based on $2.20 cash per share Merger Consideration
	LTM EBITDA	10.3x
Base Case Forecasts	2012E EBITDA	9.0x
	2013E EBITDA	8.9x
Upside Case Forecasts	2012E EBITDA	9.0x
	2013E EBITDA	8.2x
Consensus Forecasts	2012E EBITDA	10.3x
	2013E EBITDA	9.0x

  Equity Research Analyst Price Targets

        Perella Weinberg reviewed and analyzed the price targets for the Common Stock published by equity research analysts. These targets reflect each analyst's estimate of the future public market trading price of the Common Stock at a date one year following the date of publication and are not discounted to reflect present values. Perella Weinberg noted that, as of September 25, 2012, two analysts published price targets for the Common Stock of $2.00 per share. Perella Weinberg discounted these equity analysts' price target for the Common Stock to September 25, 2012 using a cost of equity of 13.5%, which cost of equity Perella Weinberg derived utilizing the Capital Asset Pricing Model, or "CAPM" (as further described below in "The Merger—Opinion of Financial Advisor to the Independent Committee—Perella Weinberg Partners LP—Illustrative Discounted Cash Flow Analysis"). Perella Weinberg noted that the equity analysts' price target for the Common Stock, discounted to September 25, 2012 using an assumed 13.5% cost of equity, was $1.76 per share.

  Selected Publicly Traded Companies Analysis

        Perella Weinberg reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the bedding manufacturing industry, which we refer to as Tier I Peers, and publicly traded companies in comparable industries, which we refer to as Tier II Peers, each of which, in the exercise of its professional judgment and based on its knowledge of the relevant industry, Perella Weinberg deemed to be relevant to its analysis. Although none of the following companies is identical to the Company, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to the Company in one or more respects including the nature of their business, size, financial performance and geographic composition:

Tier I Peers	Tier II Peers
• Tempur-Pedic International Inc. • Select Comfort Corporation	• Mohawk Industries, Inc. • Masco Corporation • Fortune Brands Home & Security, Inc. • Leggett & Platt, Incorporated • Mattress Firm Holding Corp. • La-Z-Boy Incorporated • Ethan Allen Interiors Inc.

        For each of the selected companies, Perella Weinberg calculated and compared financial information and various financial market multiples and ratios of the selected companies based on information Perella Weinberg obtained from SEC filings and other publicly available data for historical information and third party research estimates from FactSet for forecasted information. For the

Company, Perella Weinberg made calculations based on the Company Forecasts and the Consensus Forecasts.

        With respect to the Company and each of the selected companies, Perella Weinberg reviewed, among other things, enterprise value as a multiple of estimated EBITDA for fiscal year ended November 27, 2013.

        The results of certain aspects of Perella Weinberg's analysis are summarized in the following table:

EV/EBITDA 2013E
Tier I Peers
Tempur-Pedic International Inc.	6.7x
Select Comfort Corporation	9.5x
Median	8.1x
Tier II Peers
Mohawk Industries, Inc.	9.2x
Masco Corporation	10.0x
Fortune Brands Home & Security, Inc.	12.9x
Leggett & Platt, Incorporated	9.4x
Mattress Firm Holding Corp.	6.3x
La-Z-Boy Incorporated	6.4x
Ethan Allen Interiors Inc.	7.8x
Median	9.2x
All Peers
Median	9.2x

        Based upon the multiples calculated above and Perella Weinberg's analyses of the selected companies and on judgments made by Perella Weinberg, Perella Weinberg selected a representative range of multiples of the selected companies and applied that range of multiples to the Company's estimated EBITDA for fiscal year ended November 27, 2013 in each of the Consensus Forecasts, Base Case Forecasts and Upside Case Forecasts. Perella Weinberg then derived a range of implied equity values per share of Common Stock of approximately $1.45 to $2.07 utilizing the Consensus Forecasts, approximately $1.51 to $2.14 utilizing the Base Case Forecasts and approximately $1.76 to $2.44 utilizing the Upside Case Forecasts, by applying multiples ranging from 7.0x to 8.5x to the Company's estimated EBITDA for fiscal year ended November 27, 2013 in each of the cases.

        Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to the Company's business. Accordingly, Perella Weinberg's comparison of selected companies to the Company and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and the Company.

  Selected Transactions Analysis

        Perella Weinberg analyzed certain information relating to selected transactions in the bedding manufacturing industry since March 1996. Perella Weinberg selected the transactions because, in the exercise of its professional judgment, Perella Weinberg determined the targets in such transactions to be relevant companies having operations similar to the Company. The selected transactions analyzed were as set forth in the table below.

        For each of the selected transactions, Perella Weinberg calculated and compared the resulting enterprise value in the transaction as a multiple of LTM EBITDA. The multiples for the selected transactions were based on publicly available information at the time of the relevant transaction, including information available from SEC filings, FactSet and Wall Street analyst research. The results of these analyses are summarized in the following table:

Target	Acquirer	Date of Announcement	Enterprise Value (in millions)	Enterprise Value / LTM EBITDA
AOT Bedding Super Holdings, LLC (Serta/Simmons)	Advent International Corporation	August 2012	$3,000	11.4x
Simmons Bedding Company	Ares Management LLC	September 2009	$760	6.4x
National Bedding Co.	Ares Management LLC	August 2005	$830	9.2x
Sealy Corporation	Kohlberg Kravis Roberts & Co. L.P.	March 2004	$1,437	8.8x
Simmons Company	Thomas H. Lee Partners	November 2003	$1,039	10.9x
Aero Products International, Inc.	Investcorp Bank B.S.C.	November 2002	$232	7.5x
Tempur-Pedic International Inc.	TA Associates Inc.	October 2002	$390	6.8x
Crescent Sleep Products Company	Sleepmaster L.L.C.	June 2000	$127	13.6x
Simmons Company	Fenway Partners, Inc.	July 1998	$496	8.2x
Sealy Corporation	Bain Capital, LLC	December 1997	$805	7.8x
Simmons Company	Investcorp Bank B.S.C.	March 1996	$272	6.9x
Median				8.2x

        Based on the multiples calculated above, Perella Weinberg's analyses of the various selected transactions and on professional judgments made by Perella Weinberg, Perella Weinberg selected a representative range of multiples of 8.0x to 10.5x to apply to LTM EBITDA of the Company as of August 26, 2012. Perella Weinberg applied such range of multiples to the Company's LTM EBITDA as of August 26, 2012 to derive an implied per share equity reference range for Common Stock of $1.25 to $2.27 and compared that to the $2.20 per share merger consideration to be received by the holders of Common Stock pursuant to the Merger.

        Although the selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them was either identical or directly comparable to the Merger or the Company.

  Illustrative Discounted Cash Flow Analysis

        Perella Weinberg conducted two illustrative discounted cash flow analyses for the Company, one based on the Company's Base Case Forecast and the other based on the Company's Upside Case Forecast, to calculate the present value as of September 25, 2012 of the estimated standalone unlevered free cash flows that the Company could generate during the three month period ending November 27, 2012 and during fiscal years ended November 27, 2013 through November 27, 2016. For purposes of its analyses, Perella Weinberg defined the Company's unlevered free cash flow as adjusted EBITDA, minus stock based compensation expense, minus tax expense on EBIT (38% tax rate), minus increase in net working capital, minus capital expenditures. These unlevered free cash flow estimates are set forth in the table below:

		Fiscal Year Ending November 27,
	Three months ending November 27, 2012
		2013	2014	2015	2016
Base Case Forecast	$37 million	$71 million	$75 million	$81 million	$89 million
Upside Case Forecast	$37 million	$75 million	$82 million	$94 million	$109 million

        For each analysis, Perella Weinberg then calculated a terminal value assuming a range of perpetual growth rates ranging from 3.0% to 4.0% that it applied to the Company's estimated normalized unlevered free cash flows for fiscal year ended November 27, 2016. Perella Weinberg calculated the present values of the forecasted unlevered free cash flows and the terminal value by using a range of discount rates from 9.75% to 11.75% based on calculations of the weighted average cost of capital of the Company. Perella Weinberg estimated the Company's weighted average cost of capital by calculating the Company's estimated cost of equity (derived utilizing CAPM) and the Company's estimated after-tax cost of debt at an assumed target capital structure. The estimate of the Company's cost of equity took into account the Company's unlevered equity beta and the median unlevered equity beta of the comparable company set, a risk free rate based on the 10-year treasury yield, a market risk premium provided by the 2012 Ibbotson SBBI Yearbook and a small stock size premium provided by the 2012 Ibbotson SBBI Yearbook. Perella Weinberg then added the present values of unlevered free cash flows generated over the period described above to the present values of the terminal values, thereby creating a range of implied enterprise values for the Company. From this range of implied enterprise values, Perella Weinberg derived a range of implied equity values for the Company. These analyses resulted in the following reference ranges of implied equity values per share of Common Stock:

Range of Implied Present Values
Base Case Forecasts	$1.46 - $2.80
Upside Case Forecasts	$2.01 - $3.65

  Illustrative Premia Paid Analysis

        Perella Weinberg analyzed the premia paid in 124 acquisitions of United States companies since January 2009 and in 31 acquisitions of United States companies in the twelve-month period ended on September 25, 2012, in each case with transaction enterprise values of $500 million to $2 billion. For each of these transactions, based on publicly available information obtained from Dealogic and FactSet, Perella Weinberg calculated the premia of the offer price in the transaction to the target company's closing stock price one day and one month prior to the announcement of the transaction. The results of these analyses are summarized in the table below:

	Premia Paid in Last 12 Months		Premia Paid Since January 2009
	1-Day Prior	1-Month Prior	1-Day Prior	1-Month Prior
Median	32.9%	32.7%	33.6%	39.5%
Average	39.6%	51.5%	40.6%	48.0%

        Perella Weinberg observed that, as discussed above under the "Historical Stock Trading and Transaction Premium Analysis," the implied premium represented by the $2.20 cash per share merger consideration to be received by the holders of Common Stock pursuant to the Merger Agreement relative to the closing market price per share of Common Stock on September 25, 2012 was 3%, while the implied premium to the Company's closing stock price one month prior to September 25, 2012 was 36%. Perella Weinberg observed that during the couple of weeks preceding the date of its presentation to the Independent Committee, the price of Common Stock had increased significantly (over 25%) while the stock prices of its closest peers were roughly unchanged or had decreased, and the trading volume of the Common Stock was significantly greater than historical average trading volumes, which could partly reflect speculative trading unrelated to business fundamentals. Therefore, Perella Weinberg also reviewed the implied premia represented by the $2.20 cash per share merger consideration to be received by the holders of Common Stock pursuant to the Merger Agreement relative to various other trading benchmarks, observing that the implied premium relative to: (i) the one-month VWAP was 16%; (ii) the two-month VWAP was 23%; (iii) the three-month VWAP was 23%; (iv) the six-month VWAP was 17%; and (v) the one-year VWAP was 25%.

  Present Value of Illustrative Future Stock Price Analysis

        Perella Weinberg performed an illustrative analysis of the implied present value of the future price per share of Common Stock, which is designed to provide an indication of the present value of a theoretical future value of the Common Stock, assuming such future share price is derived from the Company's estimated EBITDA and an assumed enterprise value to estimated EBITDA multiple. For this analysis, Perella Weinberg used financial information from the Base Case Forecasts and Upside Case Forecasts prepared by Company management for each of the fiscal years ended November 27,

2013, November 27, 2014, November 27, 2015 and November 27, 2016. Perella Weinberg first calculated the implied values per share of Common Stock at the end of each of the fiscal years ended November 27, 2013, November 27, 2014 and November 27, 2015 based on applying multiples of enterprise value to next twelve months EBITDA of 7.0x to 9.0x to EBITDA estimates for the Base Case Forecasts and the Upside Case Forecasts for each period. The 7.0x to 9.0x multiple range was generally consistent with the enterprise value to EBITDA multiples at which the Common Stock has traded over the past three years. Perella Weinberg observed, however, that the average enterprise value to EBITDA trading multiple of the Common Stock for the last three months, six months, one year, eighteen months and two years had been approximately 8.0x. Perella Weinberg then, for each case, discounted the implied per share values for each fiscal year ended November 27, 2013, November 27, 2014 and November 27, 2015 back to September 25, 2012 using an assumed cost of equity of 13.5%, which resulted in the following implied present values per share of Common Stock:

	Present Value of Illustrative Future Stock Price As Of:
	November 2013		November 2014		November 2015
EV/NTM EBITDA Multiple	Base Case	Upside Case	Base Case	Upside Case	Base Case	Upside Case
9.0x	$2.50	$2.87	$2.40	$3.15	$2.44	$3.32
8.0x	$2.12	$2.45	$2.06	$2.73	$2.11	$2.90
7.0x	$1.74	$2.02	$1.71	$2.18	$1.70	$2.35

        The implied present value of future prices per share of Common Stock was reviewed for illustrative purposes only. The illustrative future prices per share of Common Stock should not be viewed as an accurate representation of what actual prices per share of Common Stock will be. Actual prices per share of Common Stock for any period may be greater or less than the illustrative future prices per share of Common Stock reviewed by Perella Weinberg, and the differences may be material. Future share prices are inherently uncertain, being based upon numerous factors or events that are not possible to predict.

Miscellaneous

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg's opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to the Company or the Merger.

        Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the Independent Committee as to the fairness from a financial point of view, as of September 26, 2012, to the holders of Common Stock entitled under the Merger Agreement to payment thereof (other than the KKR Entities) of the Merger Consideration. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by Perella Weinberg's analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the Merger Agreement or their respective advisors, none of the Company, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecast.

        As described above, the opinion of Perella Weinberg to the Independent Committee was one of many factors taken into consideration by the Independent Committee in concurring with the Board of Directors' approval of the Merger Agreement. The Merger Consideration was determined through arm's-length negotiations between the Company and Parent and was approved by the Board of Directors. Perella Weinberg did not recommend any specific amount of consideration to the Company, the Independent Committee or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

        In connection with Perella Weinberg's services as financial advisor to the Independent Committee and pursuant to the terms of the engagement letter dated as of June 13, 2012 between Perella Weinberg and the Company, Perella Weinberg received an aggregate fee in the amount of $2 million as compensation for its services, a portion of which was paid to Perella Weinberg as a retainer and the balance became payable to Perella Weinberg upon rendering of its opinion. In addition, the Company agreed to reimburse Perella Weinberg for its reasonable expenses, including attorneys' fees and disbursements, and to indemnify Perella Weinberg and related persons against various liabilities, including certain liabilities under the federal securities laws. In 2009, Perella Weinberg acted as financial advisor to the Audit Committee of the Company's Board of Directors in connection with a Company recapitalization transaction for which Perella Weinberg received compensation from the Company. Except as described above, during the two years preceding the date of its opinion, no material relationship existed between Perella Weinberg or its affiliates, on the one hand, and Parent or any of the KKR Entities or any entity known by Perella Weinberg to then be controlled by Parent or any of the KKR Entities, on the other hand for which Perella Weinberg or its affiliates received compensation. Perella Weinberg and its affiliates may in the future provide investment banking and other financial services to the Company, Parent or the KKR Entities and their respective affiliates and in the future may receive compensation for the rendering of such services.

        In the ordinary course of its business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates.

Summary of the Company's Projections

        The Company does not as a matter of course publicly disclose long-term forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Board of Directors' exploration of strategic alternatives, Company management prepared unaudited prospective financial information on a stand-alone, pre-merger basis. The Company is electing to provide the unaudited prospective financial information in this information statement to provide the stockholders of the Company access to certain non-public unaudited prospective financial information that was made available to Parent or to the Company's and the Independent Committee's financial advisors in connection with the Merger. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that the Company or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Readers of this information statement are cautioned not to place undue reliance on the unaudited prospective financial information. No one has made or makes any representation to any stockholder of the Company regarding the information included in the unaudited prospective financial information or the ultimate performance of the Company compared to the information included in the unaudited prospective financial information.

        The unaudited prospective financial information was not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation or presentation of prospective financial information. Certain of the unaudited prospective financial information presents financial metrics that were not prepared in accordance with GAAP. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. The Company has not prepared, and neither the Board of Directors nor the Board of Directors' or the Independent Committee's financial advisors have considered, a reconciliation of these non-GAAP financial measures to applicable GAAP financial measures.

        There can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized. Neither the Company' independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the unaudited prospective financial information and disclaim any association with, the prospective financial information. Furthermore, the unaudited prospective financial information does not take into account any circumstance or event occurring after the date it was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of the Company's business, changes in general business, regulatory or economic conditions, competition or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future.

        While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by Company management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the Company's business, all of which are difficult to predict and many of which are beyond the Company's control. As a result, the unaudited prospective financial information reflects numerous assumptions and estimates as to future events and there can be no assurance that these assumptions will accurately reflect future conditions, that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

        Company management prepared unaudited prospective financial information under three cases reflecting alternative business scenarios. The first case, which is referred to as the base plan or Base Case Forecast above, was based on the Company's current financial plan; the second case, which we refer to as the downside plan above, assumed that the Company would execute its plan with low single digit growth and the third case, which we refer to as the upside plan or Upside Case Forecast above, assumed that the Company would execute its plan with high single digit top-line growth driven by an increasing share of the specialty market.

        The following table presents a summary of the material unaudited prospective financial information of the Company contained in the base plan or Base Case Forecast:

($ in millions)	2011A	2012E	2013E	2014E	2015E	2016E
Net sales	$1,230	$1,308	$1,352	$1,398	$1,450	$1,508
Adjusted EBITDA(1)	$126	$145	$151	$168	$178	$191
Adjusted EBITDA less stock based compensation expense	$113	$138	$140	$146	$166	$178
Depreciation and amortization	$24	$25	$27	$28	$29	$30
Adjusted EBIT(2)	$102	$120	$124	$140	$149	$161
Capital expenditures	$21	$21	$24	$26	$28	$30
Increase / (decrease) in net working capital	$12	$20	$2	$7	$5	$3

(1)
As defined in the Company's senior debt agreements (net income plus interest expense, income taxes, depreciation and amortization, refinancing charges, stock based compensation expense, consulting fees paid to KKR and its affiliates, charges relating to discontinued operations, restructuring charges and any other non-cash charges reducing net income)

(2)
Adjusted EBITDA less depreciation and amortization

        The following table presents a summary of the material unaudited prospective financial information of the Company contained in the downside plan:

($ in millions)	2011A	2012E	2013E	2014E	2015E	2016E
Net sales	$1,230	$1,308	$1,321	$1,347	$1,374	$1,402
Adjusted EBITDA(1)	$126	$145	$132	$135	$137	$140
Adjusted EBITDA less stock based compensation expense	$113	$138	$120	$123	$125	$128
Depreciation and amortization	$24	$25	$26	$27	$27	$28
Adjusted EBIT(2)	$102	$120	$106	$108	$110	$112
Capital expenditures	$21	$21	$23	$25	$26	$28
Increase / (decrease) in net working capital	$12	$20	$2	$6	$5	$3

(1)
As defined in the Company's senior debt agreements (net income plus interest expense, income taxes, depreciation and amortization, refinancing charges, stock based compensation expense, consulting fees paid to KKR and its affiliates, charges relating to discontinued operations, restructuring charges and any other non-cash charges reducing net income)

(2)
Adjusted EBITDA less depreciation and amortization

        The following table presents a summary of the material unaudited prospective financial information of the Company contained in the upside plan or Upside Case Forecast:

($ in millions)	2011A	2012E	2013E	2014E	2015E	2016E
Net sales	$1,230	$1,308	$1,411	$1,463	$1,575	$1,670
Adjusted EBITDA(1)	$126	$145	$164	$184	$210	$233
Adjusted EBITDA less stock based compensation expense	$113	$138	$151	$172	$196	$218
Depreciation and amortization	$24	$25	$28	$29	$32	$34
Adjusted EBIT(2)	$102	$120	$136	$155	$178	$199
Capital expenditures	$21	$21	$24	$27	$30	$34
Increase / (decrease) in net working capital	$12	$20	$5	$9	$10	$6

(1)
As defined in the Company's senior debt agreements (net income plus interest expense, income taxes, depreciation and amortization, refinancing charges, stock based compensation expense, consulting fees paid to KKR and its affiliates, charges relating to discontinued operations, restructuring charges and any other non-cash charges reducing net income)

(2)
Adjusted EBITDA less depreciation and amortization

        The Company's management did not provide or calculate unlevered free cash flow estimates as part of its projections. However, the Company was informed by Citigroup and Perella Weinberg that the projections set forth above were some of the key inputs utilized by Citigroup and Perella Weinberg in calculating unlevered free cash flows for purposes of their respective discounted cash flow analyses. See "Opinion of the Financial Advisor to the Company—Citigroup Global Markets Inc." beginning on page 27 and "Opinion of the Financial Advisor to the Independent Committee—Perella Weinberg Partners LP" beginning on page 34.

        The unaudited prospective financial information includes forward-looking statements and is based on estimates and assumptions that are inherently subject to factors such as industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the Company, including the factors described under "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 13, and other risk factors as disclosed in the Company's filings with the SEC that could cause actual results to differ materially from those shown below. Stockholders are urged to review the Company's most recent SEC filings for a description of risk factors with respect to the Company's business. See "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 13 and "Where You Can Find Additional Information" beginning on page 89. The unaudited prospective financial information does not take into account any of the transactions contemplated by the Merger Agreement, including the Merger, which might cause actual results to differ materially.

        The Company's stockholders are urged to review the Company's most recent SEC filings for a description of the Company's reported results of operations, financial condition and capital resources during the fiscal year ended November 27, 2011 and the nine months ended August 26, 2012. See "Where You Can Find Additional Information" beginning on page 89.

        For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of the Company's unaudited prospective financial information in this information statement should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

        THE COMPANY HAS NOT UPDATED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH ABOVE,

INCLUDING, WITHOUT LIMITATION, TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, INCLUDING, WITHOUT LIMITATION, CHANGES IN GENERAL ECONOMIC, REGULATORY OR INDUSTRY CONDITIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

 Financing for the Merger

        The committed debt financing described below, along with Parent's cash on hand, is anticipated to be sufficient to complete the Merger and the related transactions, including the funds needed to (a) finance the Merger, (b) repay, defease or redeem certain of the existing indebtedness of Parent, the Company and their respective subsidiaries, (c) finance conversion of the Convertible Notes into the Convertible Note Consideration (as defined below) and (d) pay all related costs and expenses.

  Committed Debt Financing

        In connection with the Merger, Parent has obtained debt financing commitments described below in connection with the transactions contemplated by the Merger Agreement. The Debt Financing is subject to certain conditions.

        In connection with the execution and delivery of the Merger Agreement, Parent has entered into a debt commitment letter, dated September 26, 2012, with Bank of America, N.A. (which we refer to as "Bank of America") and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which letter was amended and restated on October 23, 2012 to add Barclays Bank plc, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Wells Fargo Bank, N.A., Wells Fargo Investment Holdings, LLC, Wells Fargo Securities, LLC and Fifth Third Bank as additional committed lenders and joint lead arrangers. Under the debt commitment letter, Bank of America has agreed to provide up to $2,120,000,000 in aggregate debt financing, subject to certain conditions and subject to adjustments.

        The proceeds of any such Debt Financing will be used to finance, in part, (a) the payment of the Merger Consideration, (b) the repayment, defeasance or redemption of certain of the existing indebtedness of Parent, the Company and their respective subsidiaries, including the Convertible Notes through the payment of the Convertible Note Consideration and (c) the payment of all related costs and expenses.

        The debt facilities contemplated by the debt commitment letter are subject to customary closing conditions, including, among others:

  •
  the absence of any amendments, changes or supplements or waivers to the Merger Agreement that are materially adverse to the interests of the lenders or the lead arranger and that have not been approved by the lead arranger;

  •
  the absence of any company material adverse effect (as defined in the debt commitment letter, which definition is substantially identical to the definition in the Merger Agreement) with respect to the Company;

  •
  the negotiation, execution and delivery of definitive credit documentation, including with respect to guarantees and security interests, in form and substance (a) consistent with the term sheets for the debt facilities attached to the debt commitment letter and (b) otherwise substantially consistent with the Amended and Restated Credit Agreement, dated as of June 28, 2011, among Parent, the other borrowers and guarantors set forth therein, Bank of America, as domestic administrative agent and domestic collateral agent, Nordea Bank Danmark A/S, as foreign administrative agent and foreign collateral agent, Fifth Third and JPMorgan Chase Bank, N.A., as U.S. co-agents, and Wells Fargo Bank, National Association, as syndication agent, with such changes as are customary and appropriate for the relevant debt facilities, reflect the operational and strategic requirements of Parent and its subsidiaries and are consistent with the proposed business plan and financial model of Parent;

  •
  the accuracy of specified representations, including with respect to solvency;

  •
  the repayment, defeasance or redemption of certain of the Company's outstanding debt;

  •
  the receipt by the lead arranger of specified financial statements of Parent and the Company, including pro forma financial information;

  •
  the delivery of customary information and offering memoranda for marketing of the debt financing;

  •
  the absence of certain significant transactions by Parent without approval by the lead arranger;

  •
  the completion of a marketing period of at least 21 consecutive calendar days prior to the closing date (provided that such period shall (a) either end on or prior to December 17, 2012 or begin no earlier than January 7, 2013, (b) either end on or prior to June 28, 2013 or begin no earlier than July 8, 2013, (c) either end on or prior to August 16, 2013 or begin no earlier than September 3, 2013 and (d) exclude November 18, 2012 through November 25, 2012, which for purposes of such calculation shall not constitute calendar days) following provision of marketing materials; and

  •
  the receipt of certain closing documents, opinions, certificates and other deliverables.

        Although the Debt Financing described in this information statement is not subject to the lenders' satisfaction with their due diligence or to a "market out," such financing might not be funded on the closing date of the Merger because of failure to meet the closing conditions or for other reasons. As of the date of this information statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated. The definitive documentation governing the debt financing facilities has not been finalized, and accordingly, the actual terms may differ from those described in this information statement.

        Parent has agreed to use its reasonable best efforts to obtain financing for the Merger on the terms described in the debt commitment letter. If all or any portion of the financing becomes unavailable on the terms and conditions contemplated in the commitment letter, Parent has agreed to use its reasonable best efforts to obtain alternative financing from alternative sources on terms not materially less favorable, in the aggregate, to Parent.

        The existence of any condition in the debt commitment letter does not constitute a condition to the obligation of Parent and Sub to effect the Merger. The Company has agreed to use its reasonable best efforts to cooperate with Parent and Sub in connection with Parent and Sub obtaining the financing and under the Merger Agreement the parties are not required to complete the Merger until Parent has had the opportunity to market the financing for a period of at least 21 days. The Company will not be required to pay any commitment or other similar fee or incur any other liability or provide any indemnity in connection with the financing prior to the effective time of the Merger for which the Company is not reimbursed or indemnified by Parent.

Payment of Merger Consideration and Surrender of Stock Certificates

        Promptly after the effective time of the Merger, the paying agent will mail to each record holder of a stock certificate or stock certificates that, immediately prior to the effective time of the Merger, represented outstanding shares of Common Stock and subsequently converted into the right to receive the Merger Consideration, a letter of transmittal and instructions for use in effecting the surrender of the stock certificates in exchange for the applicable Merger Consideration.

        Upon surrender to the paying agent of a stock certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents, (a) the holder of such stock certificate will be entitled to receive, in exchange for such stock certificate, a check representing the applicable amount of cash that such holder has the right to receive and (b) the surrendered stock certificate will be cancelled. No interest will be paid or accrued on the cash payable upon surrender of the certificates.

        In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the stock certificate representing such shares of Common Stock is presented to the paying agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the paying agent to evidence and effect such transfer and to evidence that any applicable taxes have been paid.

        Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the Merger Agreement to any holder of shares of Common Stock, Company Stock Options (as defined below), Equity Share Units (as defined below) or RSUs (as defined below), such amounts as are required to be deducted and withheld pursuant to any applicable tax laws.

        Holders of uncertificated shares of Common Stock (i.e., holders whose shares are held in book-entry form) will automatically receive the Merger Consideration, without interest and subject to reduction for any required withholding taxes, as promptly after the effective time of the Merger without any further action required on the part of those holders, but such holders may, if required by the paying agent, be required to deliver an executed letter of transmittal to the paying agent.

        If your shares of Common Stock are held in "street name" by your bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee to determine how to effect the surrender of your "street name" shares of Common Stock in exchange for the Merger Consideration.

Interests of the Company's Directors and Executive Officers in the Merger

        You should be aware that the Company's directors and executive officers may be deemed to have interests in the Merger that may be different from or in addition to the interests of our stockholders generally and that may present actual or potential conflicts of interest. The Board of Directors was aware of these interests and considered that the interests may be different from or in addition to the interests of our stockholders generally, among other matters, in making its determination and recommendation in connection with the Merger Agreement and the transactions contemplated thereby. You should consider these and other interests of our directors and executive officers that are described in this information statement.

  Treatment of Stock Options

        The Merger Agreement provides that each option to purchase shares of Common Stock (a "Company Stock Option") granted under the 1998 Stock Option Plan of Sealy Corporation, the 2004 Stock Option Plan for Key Employees of Sealy Corporation and its Subsidiaries, the Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries, the Second Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries or the Sealy Directors' Deferred Compensation Plan (collective, the "Company Stock Plans"), whether or not exercisable, that is outstanding and unexercised immediately prior to the effective time of the Merger, contingent upon the effective time of the Merger, will be cancelled in exchange for a cash payment equal to the product of (a) the excess (if any) of the Merger Consideration over the exercise price of the Company Stock Option and (b) the number of shares of Common Stock subject to such

Company Stock Option. As of, and contingent upon, the effective time of the Merger, the Company will take all actions required under the terms of the applicable Company Stock Plan and related award agreement granting any Company Stock Option to cause any such Company Stock Options that have an exercise price per share of Common Stock which is equal to or greater than the Merger Consideration to be cancelled without further payment. The amount paid for each such Company Stock Option is subject to applicable withholding taxes.

        The following table provides information as of February 13, 2013, the last practicable date prior to the filing of this information statement, for each of the Company's directors and executive officers who currently hold Company Stock Options: (a) the aggregate number of shares of Common Stock subject to vested and unvested Company Stock Options; (b) the aggregate value, on a pre-tax basis, of vested and unvested Company Stock Options calculated by multiplying (1) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those stock options by (2) the number of shares of Common Stock subject to those stock options; (c) the aggregate number of shares of Common Stock subject to vested and unvested Company Stock Options that will be cancelled and cashed out at or immediately prior to the effective time of the Merger; and (d) the aggregate value, on a pre-tax basis, of all vested and unvested Company Stock Options that will be cancelled and cashed out at or immediately prior to the effective time of the Merger. The information in the table assumes that all currently outstanding Company Stock Options will remain outstanding immediately prior to the effective time of the Merger.

	Vested Options		Options that Will Vest as a Result of the Merger		Totals
Name	Shares	Value ($)	Shares	Value ($)	Shares	Value ($)
Lawrence J. Rogers	992,608	$70,000.00	139,982	0	1,132,590	$70,000.00
Jeffrey C. Ackerman	547,451	$134,400.00	105,848	0	653,299	$134,400.00
G. Michael Hofmann	670,826	$223,919.64	33,571	0	704,397	$223,919.64
Louis R. Bachicha	298,054	$80,046.40	12,500	0	310,554	$80,046.40
Jodi L. Allen	0	0	0	0	0	0
Carmen J. Dabiero	104,518	$102,975.00	3,750	0	108,268	$102,975.00
Michael Q. Murray	82,895	$36,671.87	5,000	0	87,895	$36,671.87
Simon E. Brown	0	0	0	0	0	0
Deborah G. Ellinger	0	0	0	0	0	0
James W. Johnston	60,000	$33,600.00	0	0	60,000	$33,600.00
Gary E. Morin	60,000	$33,600.00	0	0	60,000	$33,600.00
Dean B. Nelson	0	0	0	0	0	0
Paul Norris	0	0	0	0	0	0
John B. Replogle	0	0	0	0	0	0
Richard Roedel	60,000	$33,600.00	0	0	60,000	$33,600.00

  Treatment of Equity Share Units

        The Merger Agreement provides that immediately prior to the effective time of the Merger, each then-outstanding equity share unit issued under the Sealy Directors' Deferred Compensation Plan (each, an "Equity Share Unit"), contingent upon the effective time of the Merger, will be deemed earned and vested in full pursuant to the terms of the applicable award document and such Company Stock Plan pursuant to which such Equity Share Unit has been granted. Each grantee of each Equity Share Unit will receive a cash payment equal to the Merger Consideration for each Equity Share Unit from the surviving corporation. Pursuant to the Sealy Directors' Deferred Compensation Plan, the executive officers of the Company are not eligible to receive Equity Share Units.

        The following table shows the aggregate number of shares of Common Stock subject to Equity Share Units held by each director of the Company who currently holds Equity Share Units as of February 13, 2013, which is the last practicable date prior to the filing of this information statement, that will become fully vested at the effective time of the Merger and the value, on a pre-tax basis, of each such Equity Share Unit, as calculated by multiplying the Merger Consideration by such number of Equity Share Units.

	Equity Share Units
Name	Shares	Value ($)
Simon Brown	59,384.0951	130,645.01
James Johnston	28,943.2510	63,675.15
Dean Nelson	124,709.6321	274,361.19
Paul Norris	162,529.1154	357,567.05
Richard Roedel	177,866.6888	391,306.72

  Treatment of Restricted Stock Units

        The Merger Agreement provides that each Restricted Stock Unit ("RSU") outstanding immediately prior to the effective time of the Merger that is not then vested under the Second Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries (the "Equity Plan") will be deemed earned and vested in full, including with respect to any additional RSUs that accrete, pro rata through the effective time of the Merger, pursuant to the Accretion Terms (as defined in the applicable RSU award agreement) if applicable, of a given RSU and the surviving corporation shall pay to each grantee of such vested RSU, at or promptly after the effective time of the Merger, a cash payment equal to the Merger Consideration for each RSU; provided, however, that all amounts payable in respect of an RSU will be paid in accordance with the terms of the Equity Plan and the applicable award agreement, to the extent (a) necessary to avoid the imposition of any additional taxes or penalties in respect thereof pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), or (b) required under a payment election made by an individual award holder in respect of the applicable RSU.

        The following table shows the aggregate number of shares of Common Stock subject to RSUs held by each of the Company's directors and executive officers who currently hold RSUs as of February 13, 2013, which is the last practicable date prior to the filing of this information statement, that will become fully vested at the effective time of the Merger and the value, on a pre-tax basis, of each such RSU, as calculated by multiplying the Merger Consideration by such number of RSUs that become vested. The information in the table assumes that all currently outstanding RSUs will remain outstanding immediately prior to the effective time of the Merger.

	Restricted Stock Units
Name	Shares	Value ($)
Lawrence J. Rogers	700,000	1,540,000.00
Jeffrey C. Ackerman(1)	583,425	1,283,535.00
G. Michael Hofmann(1)	400,063	880,138.60
Louis R. Bachicha(1)	333,386	733,449.20
Jodi L. Allen(1)	163,276	359,207.20
Carmen J. Dabiero(1)	266,709	586,759.80
Michael Q. Murray(1)	283,372	623,418.40
Simon E. Brown(2)	26,432	58,150.40
Deborah G. Ellinger(2)	32,432	71,350.40
James W. Johnston(1)	33,100	72,820.00
Gary E. Morin(1)(2)	33,100	72,820.00
Dean B. Nelson(2)	26,432	58,150.40
Paul Norris(2)	26,432	58,150.40
John B. Replogle(2)	32,432	71,350.40
Richard Roedel(1)(2)	33,100	72,820.00

(1)
On RSU grants made in 2009, accretion is included through the change-in-control date, which is calculated above on the basis of an assumed February 13, 2013 change-in-control date.

(2)
Does not include shares from previously fully vested RSUs, where only the delivery date of those shares is accelerated by the change-in-control.

  Potential Payments Upon a Change in Control; Transaction Bonuses

        Following the signing of the Merger Agreement, the Board of Directors have been authorized by Parent to grant transaction bonuses to certain of the Company's executives, not to exceed $950,000 in the aggregate, a portion of which is expected to be paid at the effective time of the Merger and a portion of which is expected to be paid at the three month anniversary of the effective time of the Merger, in each case, so long as such executives remain employed with the Company through such times (the "Transaction Bonuses").

        The following table shows the amount of payment and benefits that each of the Company's named executive officers would receive in connection with the Merger, assuming that (a) the effective date of the Merger is February 13, 2013, the last practicable date prior to the filing of this information statement, and (b) with respect to Company Stock Options and RSUs, the price per share paid is $2.20, which is the Merger Consideration.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Lawrence J. Rogers	300,000	1,540,000.00	0	0	0	0	1,840,000.00
Jeffrey C. Ackerman	150,000	1,283,535.00	0	0	0	0	1,433,535.00
G. Michael Hofmann	0	880,138.60	0	0	0	0	880,138.60
Louis R. Bachicha	0	733,449.20	0	0	0	0	733,449.20
Jodi L. Allen	0	359.207.20	0	0	0	0	359,207.20

(1)
Represents the Transaction Bonuses, which amounts payable are "single-trigger" in nature, in that eligibility to receive these amounts require only the occurrence of a change-in-control and is not conditioned upon the executive officer's termination or resignation.

(2)
All "in the money" options held by these individuals were fully vested prior to the merger and the value of those options is not included in the Equity amounts above. The above Equity amounts are the value of RSUs that will vest upon the change of control assuming a $2.20 share value and accretion through February 13, 2013 on that portion of the RSUs granted in 2009, which amounts payable are "single-trigger" in nature, in that eligibility to receive these amounts require only the occurrence of a change-in-control and is not conditioned upon the executive officer's termination or resignation.

  Arrangements with Parent

        Based on statements made by Parent to Mr. Rogers and other of the Company's executive officers during the time leading up to and following the execution of the Merger Agreement, it is expected that the Company's executive officers, including Mr. Rogers, will continue to participate as employees of the combined company immediately following the Merger. Other than in respect of the statements made by Parent to Mr. Rogers and other of the Company's executive officers that are referenced in the immediately preceding sentence, as of the date of this information statement, none of the Company's executive officers has any agreement, arrangement or understanding with the Company or its subsidiaries or with Parent, Sub or its affiliates specifically regarding employment with, or the right to participate in the equity of, the surviving corporation or Parent on a going-forward basis following the completion of the Merger and no member of the Board of Directors has entered into any agreement, arrangement or understanding with Parent or its affiliates regarding the right to participate in the equity of Parent following the completion of the Merger.

        In addition to the statements made by Parent in respect of its desire for the Company's executive officers to continue to participate as employees of the combined company immediately following the Merger, Parent has indicated that it or its affiliates may pursue other agreements, arrangements or understandings with the Company's executive officers, which may include cash, stock and co-investment opportunities. Prior to the effective time of the Merger, Parent may initiate negotiations of these agreements, arrangements and understandings, and may enter into definitive agreements regarding employment with, or the right to participate in the equity of, the surviving corporation or Parent on a going-forward basis following the completion of the Merger.

Indemnification of Executive Officers and Directors

        The Merger Agreement provides that, upon completion of the Merger, Parent will cause the Company, as the surviving corporation, to indemnify and hold harmless, and provide advancement of expenses to, all past and present directors and officers of the Company and its subsidiaries to the fullest extent permitted by applicable law for a period of six years following the effective time of the Merger. During such period, the certificate of incorporation and bylaws of the surviving corporation in the Merger must contain provisions with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers that are no less favorable than such provisions presently set forth in the Company's certificate of incorporations and bylaws and such certificate of incorporation and bylaws may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals, unless Parent unconditionally assumes all obligations for such indemnification, advancement of expenses and exculpation pursuant to the provisions set forth in such certificate of incorporation and bylaws immediately prior to such amendment.

Directors' and Officers' Insurance

        If Parent does not elect to purchase a directors' and officers' liability "tail" insurance policy that provides coverage that is substantially comparable to the Company's existing directors' and officers' liability policy, then the Company may, at its option, prior to the effective time of the Merger, purchase a comparable six year "tail" policy provided that the one-time premium for such coverage shall not be more than 200% of the annual premiums paid by the Company for such insurance. If such policy cannot be obtained at or below such cost, the most advantageous "tail" policy reasonably available at such cost may be purchased by the Company.

Accounting Treatment

        The Merger will be accounted for as a "purchase transaction" for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Common Stock

        The following is a summary of the material United States federal income tax consequences of the Merger relevant to U.S. Holders (as defined below). The discussion is based on the provisions of the Code, existing United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to U.S. Holders that hold shares of Common Stock as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to shares of Common Stock acquired pursuant to the exercise of employee stock options or otherwise as compensation, shares of Common Stock held as part of a "straddle," "hedge," "constructive sale," "conversion transaction" or other integrated investment, or to certain types of holders (including, without limitation, financial institutions, investors in pass-through entities, insurance companies, regulated investment companies, real estate investment trusts, United States expatriates, holders subject to the alternative minimum tax under the Code, holders whose "functional currency" is not the U.S. dollar, a person who owns (actually or constructively) 5% or more of Common Stock, tax-exempt organizations and dealers in securities) that may be subject to special rules. In addition, this discussion does not address the effect of any United States federal estate or gift tax laws, as well as any state, local, non-United States or other tax laws.

        For the purposes of this discussion, a U.S. Holder is a beneficial owner of shares of Common Stock and is: (a) a citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate that is subject to United States federal income tax regardless of its source, or (d) a trust if (1) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

        If a partnership or other entity taxed as a partnership holds Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the Merger to them.

EACH U.S. HOLDER SHOULD CONSULT ITS TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

  Exchange of Common Stock for Cash

        The receipt of cash for shares of Common Stock pursuant to the Merger by a U.S. Holder will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a U.S. Holder that receives cash in exchange for shares of Common Stock pursuant to the Merger will recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the U.S. Holder's adjusted tax basis in the shares of Common Stock exchanged in the Merger. Gain or loss must be determined separately for each block of shares of Common Stock exchanged pursuant to the Merger (for example, shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held such shares for more than one year at the time of the completion of the Merger. In general, long-term capital gain of a non-corporate U.S. Holder (including an individual U.S. Holder) will be subject to a maximum United States federal income tax rate of 20%. There are limitations on the deductibility of capital losses. In addition, U.S. Holders that are individuals, estates or trusts may also be subject to an additional 3.8% Medicare tax with respect to "net investment income" (or undistributed "net investment income" in the case of trusts and estates) on its investments, including gain on the exchange of shares of Common Stock pursuant to the Merger.

  Information Reporting and Backup Withholding

        Payments to a U.S. Holder in connection with the Merger may be subject to information reporting and backup withholding. A U.S. Holder will not be subject to backup withholding, however, if such holder (a) timely furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the IRS Form W-9 (or successor form) included in the letter of transmittal such holder will receive or (b) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a U.S. Holder's United States federal income tax liability, provided such holder timely furnishes the required information to the Internal Revenue Service. Each U.S. Holder should consult its tax advisors as to such U.S. Holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Regulatory and Other Governmental Approvals

        The closing of the Merger is subject to expiration or termination of the applicable waiting periods under the HSR Act and the rules thereunder. Under the HSR Act and the rules thereunder, the Merger may not be completed unless certain information has been furnished by the Company and Parent to the Antitrust Division and to the FTC and applicable waiting periods expire or are terminated. The HSR Act requires the parties to observe a 30-day waiting period, which we refer to as the initial waiting period, during which time the Merger may not be consummated, unless that initial waiting period is terminated early. If, before the expiration of the initial waiting period, the Antitrust Division or the FTC issues a request for additional information, the parties may not consummate the transaction until 30 days after the Company and Parent have each substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination). The Company and Parent filed their respective Pre-merger Notification and Report Forms pursuant to the HSR Act with the Antitrust Division and the FTC on October 5, 2012, and each requested early termination of the waiting period. On November 30, 2012, the Company received a request for additional information from the FTC with respect to the Merger. The request for information from the FTC, commonly referred to as a "second request," is a part of the regulatory process under the HSR Act. The second request extends the waiting period imposed by the HSR Act until 30 days after the parties have substantially complied with the second request unless that period is extended voluntarily by the parties or terminated sooner by the FTC. The Company and Tempur-Pedic complied with the second request issued by the FTC on January 22, 2013. Additionally, the Company and Tempur-Pedic have agreed with the FTC to extend the waiting period following substantial compliance from 30 days to 45 days. The Company intends to continue to work cooperatively with the FTC in connection with the review being undertaken by the FTC.

        At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of the Company's assets or seeking other conduct relief. At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief. There can be no assurance that the Merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.

Litigation Related to the Merger

        The Company is aware of six purported class action lawsuits relating to the Merger, one in North Carolina state court and five in the Delaware Court of Chancery, filed by purported stockholders of the Company against the Company, the Company's directors, Sub and Parent. Justewicz v. Sealy Corp., et al. ("North Carolina Action") was filed on October 3, 2012, in the General Court of Justice, Superior Court Division in North Carolina ("North Carolina Court"). On November 13, 2012, the Delaware Court of Chancery consolidated all five Delaware actions into a single action, which is now styled as In re Sealy Corporation Shareholder Litigation ("Delaware Action"). Plaintiff in the North Carolina Action and plaintiffs in the Delaware Action allege, among other things, that the defendants have breached their fiduciary duties to the Company's stockholders and that the Company, Sub and Parent aided and abetted the Company's directors' alleged breach of fiduciary duties. The complaints also claim that the Merger Consideration is inadequate, that the Merger Agreement contains unfair deal protection provisions, that the Company's directors are subject to conflicts of interests, and that the Preliminary Information Statement filed by the Company on October 30, 2012, omits material information concerning the negotiation process leading to the proposed transaction and the valuation of the Company.

        On October 12, 2012, plaintiff in the North Carolina Action brought a Motion for Expedited Discovery and for a Hearing and Briefing Schedule on Plaintiff's Motion for a Preliminary Injunction. On October 24, 2012, defendants in the North Carolina Action brought a Motion to Stay the North Carolina Action in favor of the Delaware Action. On November 7, 2012, the North Carolina Action plaintiff amended his complaint to add allegations claiming that the Preliminary Information Statement filed by the Company on October 30, 2012, did not provide sufficient information. Following briefing and a hearing on November 8, 2012, the North Carolina Court stayed the North Carolina Action.

        On November 19, 2012, plaintiffs in the Delaware Action filed a consolidated amended complaint, a motion for expedited proceedings, and a motion for a preliminary injunction.

        The Company believes that the allegations in these lawsuits are entirely without merit. On January 22, 2013, solely to avoid the burden, expense and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the parties to the Delaware Action entered into a memorandum of understanding setting forth an agreement-in-principle providing for a settlement of the Delaware Action (the "Proposed Settlement"). In connection with the Proposed Settlement, the Company agreed to include certain supplemental disclosures in this information statement. The Proposed Settlement provides for the release of all claims by Company stockholders concerning the Merger Agreement, the Merger, and the disclosures made in connection with the Merger, including all claims that were asserted or could have been asserted in the Delaware Action and the North Carolina Action. The Proposed Settlement does not provide for the payment of any additional monetary consideration to Company stockholders and the Proposed Settlement does not affect the rights of any Company stockholder to seek appraisal pursuant to Section 262 of the DGCL. The Proposed Settlement is subject to definitive documentation and approval by the Delaware Court of Chancery.

THE MERGER AGREEMENT

        This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The Company encourages you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about the Company. Such information can be found elsewhere in this information statement and in the public filings the Company makes with the SEC, as described in the section entitled, "Where You Can Find Additional Information," beginning on page 89.

 Explanatory Note Regarding the Merger Agreement

        The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto solely for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to important limitations agreed to by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in the Company's public disclosures, as well as additional non-public information); and may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts. Additionally, the information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

        The Merger Agreement provides for the merger of Sub with and into the Company upon the terms, and subject to the conditions, set forth in the Merger Agreement. As the surviving corporation, the Company will continue to exist following the Merger.

        The Board of Directors of the surviving corporation will, from and after the effective time of the Merger, consist of the directors of Sub until their successors and assigns have been duly elected and qualified or until their earlier death, resignation or removal. The officers of the Company immediately prior to the effective time of the Merger will be the initial officers of the surviving corporation.

        The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation attached as an exhibit to the Merger Agreement, until amended in accordance with its terms, the terms of the Merger Agreement and as provided by applicable law. The bylaws of the Company, as in effect at the effective time of the Merger will be the bylaws of the surviving corporation until amended in accordance with applicable law.

        Following the completion of the Merger, the Common Stock will be delisted from the NYSE and deregistered under the Exchange Act and will cease to be publicly traded.

Closing; When the Merger Becomes Effective

        The closing of the Merger is required to take place no later than the second business day following the satisfaction or (to the extent permitted by applicable law and the Merger Agreement) waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (described under "—Conditions to the Merger" below) (other than the conditions that by their nature are to be satisfied at the closing of the Merger, but subject to satisfaction or (to the extent permitted by applicable law and the Merger Agreement) waiver of those conditions), provided that if the marketing period for the Debt Financing has not ended at the time of the satisfaction or waiver of such conditions, the closing of the Merger will occur on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) a date during the marketing period for the Debt Financing to be specified by Parent on no fewer than three business days' notice to the Company, (b) the final day of the marketing period for the Debt Financing or (c) such other date as we and Parent may agree in writing. However, the closing of the Merger shall, in no event, occur prior to October 31, 2012 (subject to extension in certain circumstances).

        The effective time of the Merger will occur upon the filing of a certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of Merger).

Treatment of the Company's Common Stock, Options, Equity Shares Units, RSUs and Convertibles Notes

  Common Stock

        At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (except those shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL and shares owned by the Company, Parent or their respective wholly owned subsidiaries) will be cancelled and converted automatically into the right to receive $2.20 in cash, without interest and less any required withholding taxes. Common Stock owned directly by Parent or the Company will be cancelled without payment of consideration. Common Stock owned by any wholly owned subsidiary of Parent or the Company will not represent the right to receive the Merger Consideration and will, at the election of Parent, either convert into shares of a class of common stock of the surviving corporation designated by Parent in connection with the Merger or be cancelled. Each issued and outstanding share of capital stock of Sub outstanding immediately prior to the effective time of the Merger will be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation. Common Stock owned by stockholders with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL, unless such demand has been withdrawn or becomes ineligible, will not be cancelled and converted into the right to receive the Merger Consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under "Appraisal Rights."

  Options

        Immediately prior to the effective time of the Merger, each then-outstanding Company Stock Option granted under the Company Stock Plans, whether or not exercisable, contingent upon the effective time of the Merger, will be cancelled in exchange for a cash payment (less any required withholding taxes) equal to the product of (a) the excess (if any) of the Merger Consideration over the exercise price of the Company Stock Option and (b) the number of shares of Common Stock subject to such Company Stock Option. As of, and contingent upon, the effective time of the Merger, the Company will take all actions required under the terms of the applicable Company Stock Plan and related award agreement granting any Company Stock Option to cause any such Company Stock Options that have an exercise price per share of Common Stock which is equal to or greater than the Merger Consideration to be cancelled without further payment.

  Equity Share Unit Awards

        Immediately prior to the effective time of the Merger, each then-outstanding Equity Share Unit, contingent upon the effective time of the Merger will be deemed earned and vested in full pursuant to the terms of the applicable award document and such Company Stock Plan pursuant to which such Equity Share Unit has been granted. Each grantee of each Equity Share Unit will receive a cash payment equal to the Merger Consideration for each Equity Share Unit from the surviving corporation in the Merger, less any required withholding taxes.

  Restricted Stock Unit Awards

        Immediately prior to the effective time of the Merger, each then-outstanding RSU that is not then vested under the Equity Plan will be deemed earned and vested in full, including with respect to any additional RSUs that accrete, pro rata through the effective time of the Merger, pursuant to the Accretion Terms (as defined in the applicable RSU award agreement) if applicable, of a given RSU and the surviving corporation shall pay to each grantee of such vested RSU, at or promptly after the effective time of the Merger, a cash payment (less any required withholding taxes) equal to the Merger Consideration for each RSU; provided, however, that all amounts payable in respect of an RSU will be paid in accordance with the terms of the Equity Plan and the applicable award agreement, to the extent (a) necessary to avoid the imposition of any additional taxes or penalties in respect thereof pursuant to Section 409A of Code, or (b) required under a payment election made by an individual award holder in respect of the applicable RSU.

  Convertible Notes

        Pursuant to the terms of the indenture governing the Convertible Notes, after the effective time of the Merger and prior to the expiration of the make-whole period in respect of such Convertible Notes, each holder of the Convertible Notes, to the extent such holder has not exercised its right to require the surviving corporation to repurchase such holder's Convertible Notes, will be entitled to convert such holder's Convertible Notes into the right to receive an amount in cash for each $25.00 principal amount of Convertible Notes held by such holder as set forth in, and calculated in accordance with the terms of, the indenture governing the Convertible Notes (such amount, the "Convertible Note Consideration"). The surviving corporation shall pay to each holder of Convertible Notes that so converts the Convertible Note Consideration, less any required withholding taxes, as soon as practicable following such conversion, The exact amount that a holder of Convertible Notes will be entitled to receive upon conversion of such holder's Convertible Notes varies based on the timing of the effective time of the Merger. Assuming that the effective time of the Merger occurs on April 1, 2013, May 1, 2013 or June 1, 2013, respectively, and a holder of Convertible Notes converts such holder's Convertible Notes the following day, such holder would be entitled to receive $76.47, $76.39 or $76.31, respectively, in cash for each $25.00 principal amount of Convertible Notes so converted.

Exchange and Payment Procedures

        Prior to the effective time of the Merger, Parent and Sub will enter into an agreement with a paying agent to act as an agent of the stockholders of the Company and the holders of Convertible Notes for the payment of the Merger Consideration and the payment of the Convertible Note Consideration. At or immediately following the effective time of the Merger, Parent will deposit (or cause to be deposited) with the paying agent an amount in cash sufficient to make payment of the aggregate amount of Merger Consideration and Convertible Note Consideration, along with all payments in respect of Company Stock Options, Equity Share Units and RSUs as described above.

        Promptly, and in any event not later than the third business day following the effective time of the Merger, the paying agent will mail to each record holder of a stock certificate or stock certificates that, immediately prior to the effective time of the Merger, represented outstanding shares of Common Stock and subsequently converted into the right to receive the Merger Consideration, a letter of transmittal and instructions for use in effecting the surrender of the stock certificates in exchange for the applicable Merger Consideration.

        Upon surrender to the paying agent of a stock certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents, (a) the holder of such stock certificate will be entitled to receive, in exchange for such stock certificate, a check representing the applicable amount of cash that such holder has the right to receive and (b) the surrendered stock certificate will be cancelled. No interest will be paid or accrued on the cash payable upon surrender of the certificates.

        In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the stock certificate representing such shares of Common Stock is presented to the paying agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the paying agent to evidence and effect such transfer and to evidence that any applicable taxes have been paid.

        You should not return your stock certificates to the Company, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

        Holders of uncertificated shares of Common Stock (i.e., holders whose shares are held in book-entry form) will automatically receive the Merger Consideration, without interest and subject to reduction for any required withholding taxes, promptly, and in any event not later than the third business day after the effective time of the Merger, but such holders may, if required by the paying agent, be required to deliver an executed letter of transmittal to the paying agent.

Representations and Warranties

        The Merger Agreement contains a number of representations and warranties made by the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the confidential disclosure letter the Company delivered in connection therewith (the "Company Disclosure Letter"). These representations and warranties relate to, among other things:

  •
  due organization, good standing and the requisite corporate power and authority to carry on the Company's business;

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  corporate power and authority to enter into, and consummate the transactions under, the Merger Agreement, the enforceability of the Merger Agreement against the Company, and the declaration of advisability and the approval of the Merger Agreement and the Merger by the Board of Directors;

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  capitalization;

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  the ownership of the equity interests of the Company's subsidiaries and the Company's joint ventures and the organizational documents of such joint ventures;

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  the absence of violations of, or conflicts with, the Company or its subsidiaries' governing documents, certain agreements, and applicable law of the Company and its subsidiaries as a result of the Company entering into and performing the Company's obligations under the Merger Agreement;

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  the absence of required governmental consents in connection with the execution, delivery and performance of the Merger Agreement, other than governmental filings specified in the Merger Agreement;

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  timely filing of required documents with the SEC, compliance of such documents as to form with the requirements of the applicable federal securities laws and the absence of untrue statements of material facts or omissions of material facts in those documents;

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  compliance of financial statements as to form with applicable accounting requirements and SEC rules and regulators and preparation in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company's disclosure controls and procedures and internal controls over financial reporting, and the absence of certain undisclosed liabilities;

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  the conduct of business in accordance with the ordinary course consistent with past practice, the absence of a Company Material Adverse Effect (as described below), and the absence of certain other changes or events, in each case, since November 28, 2011 through the date of the Merger Agreement;

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  assets and properties;

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  tax matters;

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  employee benefit matters;

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  environmental matters;

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  certain material contracts and the absence of any default under such contracts;

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  the absence of legal proceedings, investigations and governmental orders against the Company, its subsidiaries or its joint ventures;

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  compliance with applicable laws and holding of all necessary permits;

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  insurance policies;

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  intellectual property;

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  the absence of any undisclosed contracts or transactions with affiliates;

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  labor matters and compliance with labor and employment law;

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  this information statement;

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  the absence of any undisclosed brokers' or finders' fees; and

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  receipt of the opinion of the Company's financial advisor.

        Many of the Company representations and warranties in the Merger Agreement are qualified as to "materiality" or "material adverse effect." For purposes of the Merger Agreement, a "material adverse effect" on the Company (a "Company Material Adverse Effect") means: any event, change, occurrence, development or effect that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any event, change, occurrence, development or effect resulting from:

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  changes in general economic, financial market, business or geopolitical conditions (except to the extent such events, changes, occurrences, developments or effects have, individually or in the aggregate, a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other industry participants (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a material adverse effect));

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  changes or developments generally applicable to any of the industries and markets in which the Company or its subsidiaries operate (except to the extent such events, changes, occurrences, developments or effects have, individually or in the aggregate, a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other industry participants (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a material adverse effect));

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  changes in any applicable laws or GAAP (or interpretations thereof) (except to the extent such events, changes, occurrences, developments or effects have, individually or in the aggregate, a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other industry participants (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a material adverse effect));

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  any change in the price or trading volume of the shares of Common Stock, or the credit rating of the Company, in each case in and of itself (provided that the facts or occurrences contributing to such change that are not otherwise excluded from the definition of "material adverse effect" may be taken into account in determining whether there has been a material adverse effect);

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  any failure by the Company to meet any published analyst estimates or expectations of the Company's revenue, earnings or other financial performance or results of operation for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of the Company's revenue, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences contributing to such failure that are not otherwise excluded from the definition of "material adverse effect" may be taken into account in determining whether there has been a material adverse effect);

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  any outbreak or escalation of hostilities or war (whether or not declared), military actions or the escalation thereof, or any act of sabotage or terrorism or any natural disasters (except to the extent such events, changes, occurrences, developments or effects have, individually or in the aggregate, a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other industry participants (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a material adverse effect));

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  the announcement of the Merger Agreement and the transactions contemplated thereby;

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  any action required by the Merger Agreement or taken at the request of Parent or Sub; or

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  any stockholder or derivative litigation arising from allegations of a breach of fiduciary duty relating to the Merger Agreement or the transactions contemplated thereby.

        The Merger Agreement contains a number of representations made by Parent and Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

  •
  due organization, existence, good standing and authority to carry on their businesses;

  •
  corporate power and authority to enter into, and consummate the transactions under, the Merger Agreement, the enforceability of the Merger Agreement against them;

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  the absence of violations of, or conflicts with, their governing documents, certain agreements, and applicable law as a result of our entering into and performing their obligations under the Merger Agreement;

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  the absence of required governmental consents in connection with the execution, delivery and performance of the Merger Agreement, other than governmental filings specified in the Merger Agreement;

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  the absence of legal proceedings and investigations against Parent and Sub that would impact their ability to perform their obligations under the Merger Agreement;

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  information supplied for inclusion in this information statement;

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  the absence of ownership of Common Stock by Parent and Sub, except pursuant to the Merger Agreement;

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  validity and enforceability of the commitment letter, the absence of any breach or default under the commitment letter, the absence of contingencies related to the funding of the financing other than as set forth in the commitment letter and the fee letters, and sufficiency of funds;

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  Parent's ownership of Sub;

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  the absence of any undisclosed brokers' or finders' fees; and

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  the absence of any requirement for any vote or consent by any capital stock holder of Parent, in order to approve the Merger Agreement and the transactions contemplated thereby (other than the consent of Parent as the sole stockholder of Sub).

        Many of the Parent and Sub representations and warranties in the Merger Agreement are qualified as to "materiality" or "material adverse effect." For purposes of the Merger Agreement, a "material adverse effect" with respect to Parent or Sub (a "Parent Material Adverse Effect") means any event, change, occurrence or effect that prevents or materially impedes the performance by Parent or Sub of its obligations under the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement

        The representations and warranties in the Merger Agreement of each of the Company, Parent and Sub will expire at the effective time of the Merger, and will not survive the consummation of the Merger (without limiting any covenant or agreement of the parties that by its terms contemplates performance after the effective time of the Merger), but they form the basis of specified conditions to the parties' obligation to complete the Merger.

Conduct of Our Business Pending the Merger

        Under the Merger Agreement, the Company has agreed that, subject to certain exceptions permitted by the Merger Agreement or required by applicable law, and other than the matters contained in the Company Disclosure Letter or any action taken with Parent's prior written consent (which cannot be unreasonably withheld or delayed), between the date of the Merger Agreement and the effective time of the Merger, the Company will, and will cause each of its subsidiaries to, (a) conduct its business in all material respects in the ordinary course consistent with past practice and (b) use commercially reasonable efforts to preserve in all material respects its business organizations, its material rights and franchises and its relationships with material customers, suppliers, lessors, lessees, licensors, licensees and other third parties having significant business relationships with it and keep available the services of its present officers and key employees.

        Subject to certain exceptions permitted by the Merger Agreement or required by applicable law and other than the matters contained in the Company Disclosure Letter or any action taken with Parent's prior written consent (which cannot be unreasonably withheld or delayed), between the date of the Merger Agreement and the effective time of the Merger, the Company will not, and it will not permit any of its subsidiaries to, take any of the following actions, among other things:

  •
  amend its organizational documents;

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  issue, deliver, sell, pledge, dispose of or encumber shares of its capital stock, ownership interests or voting securities (or options, warrants, convertible securities or other rights to acquire or receive shares of capital stock or any other ownership interests or voting securities) subject to certain exceptions specified in the Merger Agreement;

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  declare, authorize, set aside for payment, establish a record date for, make or pay any dividend or other distribution with respect to any of its capital stock or other equity interests;

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  reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company's subsidiaries;

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  (a) acquire any corporation, partnership or other business organization or division thereof, or any assets, rights or properties (other than (1) purchases of inventory and other assets in the ordinary course of business or pursuant to existing contracts which have been made available to Parent, or (2) acquisitions of assets or properties not exceeding $5 million in the aggregate) or (b) sell or otherwise dispose of any corporation, partnership or other business organization or division thereof or any assets, rights or properties (other than (1) sales or disposition of inventory and obsolete assets in the ordinary course of business or of other assets pursuant to existing contracts which have been made available to Parent prior to the date of the Merger Agreement or (2) sales or dispositions of assets or properties not exceeding $5 million in the aggregate);

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  modify or amend on terms materially adverse to the Company or terminate certain material contracts, or enter into any contract, which if entered into prior to the date of the Merger Agreement would be a categorized as a material contract for purposes of the Merger Agreement or change the conversion price of the Convertible Notes;

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  make or authorize any new capital expenditures that are in the aggregate in excess of the Company's capital expenditure budget disclosed to Parent in the Company Disclosure Letter;

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  grant any licenses of intellectual property to third parties except in the ordinary course of business;

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  incur, or modify in any material respect the terms of, any indebtedness for borrowed money or guarantee or otherwise become responsible for the obligations of another person, or make any loans, advances or capital contributions to, or investments in any other person, other than in the ordinary course of business (including borrowings under our existing credit facility and in respect of letters of credit) and in an amount not to exceed $10 million;

  •
  except as required by applicable law or existing contracts or any employee benefit plan as in effect on the date of the Merger Agreement, (a) increase the compensation or benefits of any present or former directors, officers or employees (except for increases in salary or wages for non-officer level employees in the ordinary course of business consistent with past practice), (b) grant any severance or termination pay to any present or former director, officer or employee or any retention pay (other than cash retention benefits not to exceed the amount disclosed to Parent in the aggregate payable to active employees of the Company and our subsidiaries), (c) enter into any employment, consulting or severance arrangement with any present or prospective directors, officers or other employees (excluding prospective employees or officers that had offers outstanding as of the date of the Merger Agreement which have been disclosed to Parent) except for employment offers to prospective employees whose annual cash compensation would not exceed the amount disclosed to Parent, in the ordinary course of business consistent with the recent past practices, (d) loan or advance any money or other property to any present or former director, officer or employee, (e) increase the funding obligating or contribution rate of any employee benefit plan or allow for the commencement of any new offering periods under any employee stock purchase plan, (f) grant any equity or equity-based awards, (g) establish, adopt, enter into, amend or terminate any employee benefit plan, or (h) other than as expressly contemplated by the Merger Agreement, use discretion to waive or accelerate any performance conditions applicable to any bonus or incentive awards or establish annual or long-term incentive targets with respect to future performance periods which are greater in amount, or otherwise have terms materially inconsistent with, the amount and terms applicable to the most recent annual and long-term awards made by the Company;

  •
  make any material changes in any accounting principles or methods, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

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  other than in the ordinary course of business (except with respect to clauses (c), (e) or (f)), (a) make any material tax election, (b) enter into any material settlement or compromise any material tax liability, (c) file any amended tax return with respect to any material tax, (d) change any method of tax accounting or tax accounting period, (e) enter into any closing agreement relating to any material tax, (f) surrender any right to claim a material tax refund or (g) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to the Company or any of its subsidiaries;

  •
  settle or compromise any litigation with any government entity or any other litigation other than settlements or compromises where the amount paid in settlement or compromise, in each case, does not exceed $1 million, individually, or $5 million, in the aggregate, and which do not impose any material restrictions on the operations or businesses of the Company and its subsidiaries, taken as a whole;

  •
  except for the Merger Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than with respect to or among wholly-owned subsidiaries of the Company); or

  •
  authorize, commit or agree to take any of the foregoing actions.

Stockholder Action by Written Consent

        Immediately after the execution of the Merger Agreement and in lieu of calling a meeting of our stockholders, the Company was required to submit the form of stockholder written consent adopting the Merger Agreement to the Approving Stockholders. If such stockholder written consent had not been delivered by the Approving Stockholders to the Company and Parent within 48 hours after the execution of the Merger Agreement, Parent would have had the right to terminate the Merger Agreement.

        Following the execution of the Merger Agreement, the Company received and delivered to Parent, the stockholder written consent (a copy of which is attached as Annex B) executed by the Approving Stockholders, which on such date owned shares of Common Stock representing approximately 50.6% of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement. Therefore, no further approval by the Company's stockholders is required in connection with the Merger Agreement or the Merger.

Restrictions on Solicitations; Takeover Proposals

  Restrictions on Solicitation

        Subject to certain exceptions set forth below, at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, the Company and its subsidiaries will not, nor will they authorize or knowingly permit any of their respective representatives to, directly or indirectly:

  •
  solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, a Takeover Proposal;

  •
  furnish or otherwise make available to any third party any non-public information relating to the Company or any of its subsidiaries, or afford to any third party access to the business or to the properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case that would reasonably be expected to result in the making, submission or announcement of, or for the purpose of knowingly encouraging, facilitating or assisting, (a) a Takeover Proposal, or (b) any inquiries that would reasonably be expected to lead to a Takeover Proposal;

  •
  participate or engage in discussions or negotiations with any third party with respect to a Takeover Proposal;

  •
  approve, endorse or recommend a Takeover Proposal;

  •
  enter into any letter of intent, memorandum of understanding or other contract of any kind providing for, contemplating, intended to facilitate or otherwise relating to, a Takeover Proposal; or

  •
  authorize, commit, publicly propose or agree to do any of the foregoing.

        Upon execution of the Merger Agreement, the Company will, and will cause its subsidiaries and its and their respective representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any third party relating to any Takeover Proposal.

  Takeover Proposals

        Notwithstanding the foregoing restrictions on solicitations, if at any time prior to 11:59 p.m. New York City time on October 31, 2012, the Company had received a bona fide, written and unsolicited Takeover Proposal from any third party (none of which were received by the Company prior to such time), and the Board of Directors determined in good faith (after consultation with its financial advisor and outside legal counsel), that such Takeover Proposal constituted or could reasonably be expected to lead to a Superior Proposal, the Company would have been permitted to:

  •
  furnish non-public information with respect to the Company and its subsidiaries, or provide access to the business or to the properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, to the third party making such Takeover Proposal and its representatives) pursuant to a customary confidentiality agreement, and

  •
  participate or engage in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

        However, in connection with taking any of the foregoing actions, the Company would have had to (a) give Parent prompt (and in any event within three business days following receipt) written notice of the identity of such third party and a summary of the material terms and conditions of such Takeover Proposal (including a copy thereof if made in writing) and of the Company's participation or engagement in discussions or negotiations with, or furnishing of non-public information to, such person, and (b) promptly (and in any event within one business day), furnish such non-public information to Parent, to the extent such information has not been previously furnished by the Company to Parent.

        Had a third party contacted the Company or a representative of the Company or its affiliates orally or in writing regarding a potential Takeover Proposal, the Company or such representative would have been permitted to respond to such third party that it is bound by the terms of the Merger Agreement and is unable to discuss or respond to such matters without first complying with the procedures set forth therein with respect to any such discussions so long as the Company, if such event had occurred, provided written notice of such communication to Parent within two business days of such communication.

        Except as expressly permitted by the terms of the Merger Agreement described below, we have agreed in the Merger Agreement that the Board of Directors will not (a) withhold, withdraw, amend or modify (or publicly propose to do the foregoing), in a manner adverse to Parent, the Company recommendation with respect to the Merger, (b) adopt, approve, recommend, endorse or otherwise declare advisable (or publicly propose to do the foregoing), the adoption of any Takeover Proposal, (c) approve or recommend, or cause to permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document relating to a Takeover Proposal or (d) authorize, commit or agree to take any such actions (which we collectively refer to as the Company Adverse Recommendation Change).

        In this information statement, we refer to any inquiry, proposal or offer from any person (other than Parent and its subsidiaries) to engage in any (a) direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets of the Company and its subsidiaries (including securities of subsidiaries) equal to 20% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole, or to which 20% or more of the revenues of the Company and its subsidiaries on a consolidated basis are attributable, (b) acquisition of 20% or more of the outstanding shares of our Common Stock, (c) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding shares of the Company's Common Stock or (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company that constitute 20% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole, or that contribute 20% or more of the revenues of the Company and its subsidiaries on a consolidated basis), in each case, other than the Merger as a "Takeover Proposal."

        In this information statement, we refer to any bona fide, written Takeover Proposal made by a third party, not obtained as a result of any material breach of the terms of the Merger Agreement described above, to (a) acquire and/or cancel, directly or indirectly, a majority of the outstanding shares of our Common Stock or (b) acquire a majority of the assets of the Company and its subsidiaries on a consolidated basis, in each case if the Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that (1) such Takeover Proposal, if consummated, would be more favorable to the stockholders of the Company from a financial point of view than the Merger and the other transactions contemplated by the Merger Agreement and (2) such Takeover Proposal is reasonably likely to be consummated on the terms so proposed, taking into account all relevant financial, regulatory, legal and other aspects of such proposal, including any conditions to closing as a "Superior Proposal."

  Company Adverse Recommendation Change

        Neither the Board of Directors nor any committee thereof is permitted to effect a Company Adverse Recommendation Change in connection with a Superior Proposal or an intervening event affecting the business, assets or operations of the Company. However, until the time at which the written consent adopting the Merger Agreement was executed and delivered to Parent by the Approving Stockholders, the Company Board had the right, subject to certain obligations and limitations, to effect a Company Adverse Recommendation Change. Since the Approving Stockholders

delivered the written consent to Parent on September 26, 2012, the Board of Directors no longer has the right to effect a Company Adverse Recommendation Change. For the purposes of the Merger Agreement, a "Company Adverse Recommendation Change" means that the Board of Directors or any committee thereof (a) withholds, withdraws, amends or modifies in a manner adverse to Parent, or publicly proposes to withhold, withdraw, amend or modify in a manner adverse to Parent, the Board of Directors' recommendation that the holders of shares of Common Stock adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, (b) adopts, approves, recommends, endorses or otherwise declares advisable, or publicly proposes to adopt, approve, recommend, endorse or otherwise declare advisable, the adoption of any Takeover Proposal (it being understood that a "stop-look-and-listen" communication made in compliance with Rule 14d-9(f) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to any Takeover Proposal that is a tender offer or exchange offer will not be considered a breach of this clause (b)) or (c) approves or recommends, or causes or permits the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or contract constituting or relating directly or indirectly to, or that contemplates or is intended to or could reasonably be expected to result directly or indirectly, in a Superior Proposal or (d) authorizes, commits or agrees to take any such actions.

  Company Termination Right

        At any time prior to 11:59 p.m. New York City time on October 31, 2012 (subject to certain extensions), the Company had the right to terminate the Merger Agreement and enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, so long as the Company complied with certain terms of the Merger Agreement, including paying a termination fee to Parent. See "—Termination Fees" below. Since no Superior Proposal was received by the Company prior to 11:59 p.m. New York City time on October 31, 2012, the Company no longer has the aforementioned termination right.

        In this information statement, we refer to any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or other similar definitive agreement relating to any Takeover Proposal or requiring the Company to abandon, terminate, breach or fail to consummate the transactions contemplated by this Agreement as an "Alternative Acquisition Agreement."

Further Action; Efforts

        Subject to the limitations described below, the Company, Parent and Sub will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things reasonably necessary, proper or advisable (including under antitrust laws) to consummate the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including effecting the regulatory filings described under "The Merger—Regulatory Approvals and Notices" and defending all lawsuits and other proceedings before any governmental entity challenging the Merger Agreement or the consummation of the Merger. The Company, Parent and Sub will also use reasonable best efforts to obtain any approvals and consents (including the expiration of all waiting periods) required for the consummation of the transactions contemplated by the Merger Agreement. In furtherance of the above, each of the Company and Parent agreed to promptly comply with any Request for Additional Information and Documentary Materials (a "Second Request") from the relevant governmental entity pursuant to the HSR Act and in any event within 90 days of receipt of such Second Request.

        The Company, Parent and Sub have agreed to keep each other apprised of the status of significant matters relating to the completion of the transactions contemplated by the Merger Agreement and to work cooperatively in connection with obtaining the approvals of or clearances from each applicable governmental entity, including:

  •
  cooperating with each other in connection with filings required to be made by any party under applicable antitrust laws or foreign merger control laws and coordinating with each other in relation to each step of the procedure before the relevant governmental entities and as to the contents of all material communications with such governmental entities, including not making any material notification to any governmental entity in relation to the transactions contemplated in the Merger Agreement without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant governmental entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

  •
  furnishing, to the extent permitted by applicable law, to the other party all necessary information that the other party may reasonably request in connection with filings required to be made by such other party under applicable antitrust laws and foreign merger control laws; and

  •
  promptly notifying each other of any material communications from or with any governmental entity with respect to the transactions contemplated by the Merger Agreement and ensuring to the extent permitted by law or governmental entity that each of the parties is given the opportunity to attend any meetings with or other appearances before any governmental entity with respect to the transactions contemplated by the Merger Agreement.

        Notwithstanding the obligation of Parent and Sub to use reasonable best efforts to take all actions to consummate the Merger Agreement and notwithstanding any other provision in the Merger Agreement, Parent and its subsidiaries, including Sub, will have no obligation to: (a) sell, divest, or otherwise convey any assets, categories, portions or parts of assets or businesses of the Company or its subsidiaries or Parent or its subsidiaries; (b) agree to sell, divest, or otherwise convey any asset, category, portion or part of an asset or business of the Company or its subsidiaries or Parent or its subsidiaries at any time; (c) license, hold separate or enter into similar arrangements with respect to any assets of the Company or its subsidiaries or Parent or its subsidiaries; or (d) alter, modify, terminate or cancel any existing relationships, contracts, rights, obligations, policies or practices of the Company or its subsidiaries or Parent or its subsidiaries, as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any governmental entity.

Employee Benefit Matters

        Parent has agreed to cause the surviving corporation and each of its subsidiaries to maintain for current employees or officers of the Company or any of its subsidiaries as of the effective time of the Merger (who we refer to as Company employees):

  •
  during the period commencing at the effective time of the Merger and ending on the first anniversary of the effective time of the Merger, annual cash compensation levels (such term to mean (a) annual rate of cash base salary and wage rates, as applicable and (b) target annual cash incentive opportunities, that are no less favorable in the aggregate than such annual rates of base salary and wage rates, as applicable and such target annual cash incentive compensation opportunities maintained for and provided to Company employees immediately prior to the effective time of the Merger); and

  •
  during the period commencing at the effective time of the Merger and ending on December 31, 2013, health and welfare benefits and retirement benefits (excluding equity compensation), that, in the aggregate, are no less favorable than the health and welfare benefits, and retirement benefits (excluding equity compensation) maintained for and provided to Company employees under the employee benefit plans disclosed to Parent immediately prior to the effective time of the Merger (which we refer to as the Company Plans)

        For those Company employees whose terms and conditions of employment are governed by collective bargaining, Parent will or will cause the surviving corporation to comply with such agreements in lieu of taking the actions noted above.

        In addition, as of and after the effective time of the Merger, Parent will, or will cause the surviving corporation to, give Company employees full credit for purposes of eligibility, participation, vesting, and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, to the extent this credit would result in a duplication of benefits for the same period of services), under any employee compensation and incentive plans, benefit (including vacation but excluding, for purposes of any equity incentive compensation) plans, programs, policies and arrangements maintained for the benefit of Company employees as of and after the effective time of the Merger by Parent, its subsidiaries or the surviving corporation for the Company employees' service with the Company, its subsidiaries and their predecessor entities (each of which we refer to as Parent Plan) to the same extent recognized by the Company immediately prior to the effective time of the Merger. With respect to each Company Plan that provides welfare benefits (such as medical, dental or life insurance benefits), Parent or its subsidiaries shall (a) cause there to be waived or deemed satisfied any pre-existing condition or eligibility limitations to the extent waived or deemed satisfied under the Company Plan immediately prior to replacement and (b) if such a benefit plan is being replaced by a Parent Plan at any time other than the commencement of a plan year of the Parent Plan, give effect, to the extent relevant in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company employees under the relevant Company Plan in the plan year of the Parent Plan in which the effective time of the Merger occurs.

        As of and after the effective time of the Merger, Parent will, or will cause the surviving corporation to, honor the Company Plans in accordance with their terms, including any severance and retention plans and agreements disclosed to Parent in the Company Disclosure Letter, subject to Parent's ability to amend any provisions or terminate any such plan consistent with the applicable employee benefit plan.

Indemnification; Directors' and Officers' Insurance

        For six years after the effective time of the Merger, the surviving corporation and its subsidiaries will (and Parent will cause the surviving corporation and its subsidiaries to) indemnify and hold harmless, all past and present directors and officers of the Company and its subsidiaries (in each case to the extent they acted in such capacity) (who we refer to as the Indemnified Parties) against any costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages or other monetary liabilities incurred by such individual in connection with any claim or action, whether civil, criminal, administrative or investigative, based on or arising out of, or pertaining to, in whole or in part, the fact that an Indemnified Party is or was an officer or director of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including matters existing or occurring at or prior to the effective time of the Merger (including the Merger Agreement and the transactions and actions contemplated thereby), whether asserted or claimed prior to, at or after the effective time of the Merger, to the fullest extent permitted under applicable law. In the event of any such claim or action, each Indemnified Party will be entitled to advancement of expenses (including reasonable fees and expenses of legal counsel) incurred in defense of any such claim or action provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

        The certificate of incorporation and bylaws of the surviving corporation will, to the extent permitted by applicable law, contain provisions no less favorable, for a period of six years following the effective time of the Merger, with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company's certificate of incorporation and bylaws, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals. However, the certificate of incorporation and bylaws of the surviving corporation may be amended in any manner if Parent unconditionally assumes all obligations for such indemnification, advancement of expenses and exculpation pursuant to the provisions set forth in such certificate of incorporation and bylaws immediately prior to such amendment.

        If Parent does not elect to purchase a directors' and officers' liability "tail" or "runoff" insurance policy with an aggregate coverage limit over the term of such program in an amount not to exceed the unimpaired annual aggregate coverage limit under the Company's existing directors' and officers' liability policy, and in all other respects substantially comparable to such existing coverage, then the Company may, at its option, prior to the effective time of the Merger, purchase a six year "tail" policy providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured as the current policies of directors' and officers' liability insurance maintained by the Company. The Company will not, without Parent's consent, make a premium payment for such insurance to the extent such premium exceeds 200% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance (we refer to such 200% amount as the "Base Premium"), provided that if such insurance coverage cannot be obtained at all, or can only be obtained at a premium in excess of the Base Premium, the Company may purchase the most advantageous "tail" policy of directors' and officers' insurance reasonably available for an annual premium equal to the Base Premium.

Financing Covenant; Company Cooperation

        Parent has agreed to use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the debt commitment letter obtained by Parent in connection with the execution of the Merger Agreement, including:

  •
  using its reasonable best efforts to negotiate and enter into definitive financing agreements with respect thereto on terms and conditions contemplated in such debt commitment letter;

  •
  fully paying any and all commitment fees or other fees required by such debt commitment letter;

  •
  using its reasonable best efforts to satisfy all conditions applicable to Parent that are set forth in such debt commitment letter;

  •
  using its reasonable best efforts to comply with its obligations under such debt commitment letter; and

  •
  enforcing its rights under such debt commitment letter.

        Parent may amend, replace, supplement or otherwise modify, or waive any of its rights under, the debt commitment letter, including to substitute other debt or equity financing for all or any portion of the financing of the Merger from the same and/or alternative financing sources, provided that any such amendment, replacement, supplement or other modification or waiver does not (a) replace any portion of the Debt Financing with alternative financing arrangements that would reduce the aggregate amount of the Debt Financing (other than immaterial reductions or as otherwise provided in the debt commitment letter or the associated fee letters) or (b) amend the conditions to the drawdown of the Debt Financing in a manner adverse to the interests of the Company, or which would otherwise in any other aspect reasonably be expected to impair, delay or prevent the consummation of the transactions contemplated by the Merger Agreement without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent has agreed to use its reasonable best efforts to promptly obtain any such portion from alternative sources provided that Parent is not required to obtain alternative financing on terms and conditions that are, in the aggregate, materially less favorable to Parent as those in the debt commitment letter.

        The Company shall use its reasonable best efforts to cooperate, and shall cause its subsidiaries to cooperate, with Parent and Sub in connection with Parent and Sub obtaining the Debt Financing, including:

  •
  furnishing Parent, Sub and the financing sources with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent to assist in preparation of customary offering or information documents to be used for completion of the Debt Financing;

  •
  participating in meetings, drafting sessions, presentations, road show and due diligence sessions with the financing sources, investors and rating agencies; and

  •
  assisting Parent, Sub and the financing sources in preparation of documents and materials for any portion of the financing and materials for rating agency presentations.

        Parent has agreed to reimburse the Company for the reasonable out-of-pocket costs incurred in connection with the assistance described above.

Other Covenants

        The Merger Agreement contains additional agreements between the Company and Parent relating to, among other things:

  •
  the Company's obligation to provide Parent with the opportunity to participate in the defense or settlement of any litigation brought by a third party against the Company and/or the members of the Board of Directors relating to the transactions contemplated by the Merger Agreement, and no settlement will be agreed without Parent's prior written consent;

  •
  certain matters requiring the parties to provide notice to each other of certain developments;

  •
  the preparation of this information statement;

  •
  the requirement for the parties to consult with each other regarding public announcements;

  •
  taking reasonably necessary actions to eliminate or minimize the effects of state "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation on the Merger and other transactions contemplated by the Merger Agreement;

  •
  ensuring exemption of certain transactions by the Company's directors and officers in connection with the Merger under Rule 16b-3 of the Exchange Act; and

  •
  taking actions with respect to existing Company arrangements, including the repayment of certain indebtedness of the Company and the Company using its reasonable best efforts to redeem, satisfy, discharge or defeasance certain notes, in each case, such actions to be contingent upon the effective time of the Merger.

Conditions to the Merger

  Conditions to Each Party's Obligations

        The respective obligation of each of the Company, Parent and Sub to consummate the Merger is subject to the satisfaction or (to the extent permitted by applicable law) waiver of the following conditions:

  •
  the adoption of the Merger Agreement by the Company's stockholders, which occurred when the Approving Stockholders delivered a written consent on September 26, 2012, as described above;

  •
  the clearance by the SEC of this information statement, which after clearance, must be sent to the stockholders of the Company at least twenty days prior to the consummation of the Merger;

  •
  the absence of any law, injunction, judgment or ruling by any governmental entity that would restrain, enjoin or otherwise prohibits or makes illegal the consummation of the Merger; and

  •
  the waiting period applicable to the consummation of the Merger under the HSR Act has expired or been earlier terminated.

Conditions to Obligations of Parent and Sub

        The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by applicable law) waiver by Parent and Sub at or prior to the closing of the following conditions:

  •
  the representations and warranties of the Company set forth in the Merger Agreement regarding qualification and organization, authority, absence of a Company Material Adverse Effect, broker and other advisor fees and the opinion of the financial advisor must be true and correct as of the date of the closing of the Merger as though made on and as of such date;

  •
  the representations and warranties of the Company set forth in the Merger Agreement regarding capitalization must be true and correct in all respects, except for de minimis inaccuracy, as of the date of the closing of the Merger;

  •
  the representations and warranties of the Company set forth in the Merger Agreement regarding the ownership of the equity interest of the Company's subsidiaries must be true and correct in all material respects as of the date of the closing of the Merger;

  •
  the other representations and warranties of the Company set forth in the Merger Agreement (without giving effect to any materiality or Company Material Adverse Effect qualifications therein) must be true and correct in all respects as of the date of the closing of the Merger as though made on and as of such date, except where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect;

  •
  the Company must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the date of the closing of the Merger, and

  •
  Parent must have received a certificate signed by an executive officer of the Company certifying as to the matters set forth above in the preceding bullets.

Conditions to Obligations of the Company

        The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by applicable law) waiver by the Company at or prior to the closing of the following conditions:

  •
  the representations and warranties of Parent and Sub set forth in the Merger Agreement must be true and correct as of the date of the closing of the Merger as though made on and as of such date, except where the failure to be true and correct would not, individually or in the aggregate, reasonably expect to have a Parent Material Adverse Effect;

  •
  each of Parent and Sub must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the date of the closing of the Merger; and

  •
  the Company must have received a certificate signed on behalf of Parent and Sub by an executive officer of Parent certifying as to the matters set forth above in the preceding bullets.

        The conditions to each of the parties' obligations to complete the Merger are for the sole benefit of such party and may be waived by such party in whole or in part (to the extent permitted by applicable law).

Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time before the effective time of the Merger upon the mutual written consent of the Company and Parent.

        The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the effective time of the Merger as follows:

  •
  by either Parent or the Company, if:

  •
  the Merger has not been consummated by 11:59 p.m., New York City time on June 26, 2013 which date we refer to as the Termination Date (provided that this termination right will not be available to any party whose failure to fulfill any obligations under the Merger Agreement has primarily caused the failure of the Merger to occur on or prior to the Termination Date). However, if on the Termination Date, all conditions to closing of the Merger other than the conditions relating to (a) the absence of any governmental orders enjoining the Merger and (b) the expiration or termination of the HSR waiting period, have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at closing of the Merger), then the Termination Date may be extended by either Parent or the Company to a date and time not later than 11:59 p.m., New York City time on September 26, 2013. In addition, if the marketing period for the Debt Financing has commenced less than 21 calendar days prior to the Termination Date, the Termination Date will be extended to a date which is one business day following the final day of such marketing period; or

  •
  a court or other governmental entity of competent jurisdiction issues a final, non-appealable order restraining, enjoining or otherwise prohibiting the Merger.

  •
  by the Company, if:

  •
  prior to 11:59 p.m. New York City time on October 31, 2012 (subject to certain limited extensions), in the event that the Company had received a Superior Proposal under the Merger Agreement and notified Parent in writing of such Superior Proposal prior to 11:59 p.m. New York City time on October 31, 2012, including a summary of the material terms and conditions of such Superior Proposal, subject to further compliance with the following terms and procedures:

      •
      either (a) if requested by Parent, the Company negotiated in good faith with Parent any proposed modifications to the terms and conditions of the Merger Agreement intended by Parent to cause such third-party Superior Proposal to no longer constitute a Superior Proposal for five days immediately after delivery of such notice (subject to extension of up to two business days in connection with material changes made to the third-party Superior Proposal) and if, by the end of such period, Parent delivered to the Company a written proposal capable of being accepted by the Company to alter the terms or conditions of the Merger Agreement, which proposal the Board of Directors is entitled to analyze for one business day immediately following receipt thereof, the Board of Directors determined in good faith (after consultation with its financial advisor and outside legal counsel), after considering the terms of Parent's proposal, that the third party Superior Proposal continued to constitute a Superior Proposal if the modifications proposed by Parent were given effect, or (b) Parent notified the Company that it had elected not to negotiate with the Company and/or not to deliver a proposal to modify the Merger Agreement; and

      •
      immediately prior to or concurrently with the termination of the Merger Agreement, the Company paid Parent a termination fee of $25 million (any such termination "Superior Proposal Termination"); or

    •
    there has been a breach of a representation, warranty, covenant or agreement made by Parent or Sub in the Merger Agreement or any such representation and warranty is untrue, such that the condition to the closing of the Merger relating to the accuracy of the representations and warranties of Parent and Sub or performance by Parent and Sub of their obligations under the Merger Agreement would not be satisfied and such breach either (a) is not curable or (b) if curable, is not cured by the earlier of (1) the date that is 60 days from the date of receiving written notice of such breach and (2) the Termination Date (provided that the Company will not have this right to terminate if it is then in breach of the Merger Agreement so as to cause any of the conditions relating to the accuracy of the Company's representations and warranties or performance of the Company's obligations not to be capable of being satisfied).

  •
  by Parent, if:

  •
  a Company Adverse Recommendation Change has been effected by the Board of Directors (or the Board of Directors resolves or publicly announces its intention to do so);

  •
  the written consent approving the Merger Agreement had not been executed and delivered by the Approving Stockholders to Parent and the Company within 48 hours after execution of the Merger Agreement;

  •
  the Company enters into an Alternative Acquisition Agreement (or the Board of Directors resolves or publicly announces its intention to do so); or

  •
  there has been a breach of a representation, warranty, covenant or agreement made by the Company in the Merger Agreement, or any such representation and warranty is untrue, such that the conditions to closing of the Merger relating to the accuracy of the representations and warranties of the Company or its performance of its obligations under the Merger Agreement would not be satisfied and such breach either (a) is not curable or (b) if curable, is not cured by the earlier of (1) the date that is 60 days from the date of receiving written notice of such breach and (2) the Termination Date (provided that Parent will not have this right to terminate if it is then in breach of the Merger Agreement so as to cause any of the conditions relating to the accuracy of its representations and warranties or performance of its obligations not to be capable of being satisfied).

        In the event of termination of the Merger Agreement and the abandonment of the Merger pursuant to the terms of the Merger Agreement, the Merger Agreement will become void and of no effect with no liability to any person on the part of any party to the Merger Agreement (or of any of its representatives). However, (a) except as otherwise provided in the Merger Agreement, no such termination will relieve any party of any liability for damages to the other party resulting from willful and intentional breach of the Merger Agreement and (b) certain provisions relating to the effect of termination, expenses and other general provisions under the Merger Agreement and the confidentiality agreement between the Company and Parent will survive the termination of the Merger Agreement. For purposes of the Merger Agreement, "willful and intentional breach" shall mean a material breach that is a consequence of an omission by, or act undertaken by or caused by, the breaching party with the actual knowledge that the omission or taking or causing of such act would, or would reasonably be expected to, cause a breach of the Merger Agreement.

Termination Fees

  Company Termination Fee

        The Company has agreed to pay Parent a termination fee of $25 million within three business days after the date on which we consummate the Takeover Proposal referred to below (or a Takeover Proposal resulting from such initial Takeover Proposal) if the following conditions are met:

  •
  (a) (1) before adoption of the Merger Agreement by our stockholders, which occurred when the Approving Stockholders delivered a written consent adopting the Merger Agreement on September 26, 2012, the Merger Agreement had been terminated because of:

  •
  (A) the failure to consummate the Merger by the Termination Date or (B) a breach of a representation, warranty, covenant or agreement made by the Company in the Merger Agreement or a failure of any such representation and warranty to be true, such that the conditions to closing of the Merger relating to the accuracy of the representations and warranties of the Company or the performance of by the Company of its obligations under the Merger Agreement would not be satisfied and such breach either (i) is not curable or (ii) if curable, is not cured by the earlier of (x) the date that is 60 days from the date of receiving written notice of such breach and (y) the Termination Date, and any person had made and publicly disclosed a Takeover Proposal after the date of the Merger Agreement but prior to such termination, and had not publicly withdrawn such proposal prior to such termination; or

  •
  (2) the Merger Agreement had been terminated because of Approving Stockholders' failure to execute and deliver the written consent adopting the Merger Agreement to Parent and the Company within 48 hours after execution of the Merger Agreement and any person had made and publicly disclosed a Takeover Proposal after the date of the Merger Agreement but prior to such termination; and

  •
  (b) within twelve months of such termination, the Company had entered into the Takeover Proposal referred to in the immediately preceding bullet (provided that references to 20% in the definition of "Takeover Proposal" shall be deemed to be references to 50%).

        The Company also agreed to pay Parent a termination fee of $25 million no later than three business days after the date of the termination of the Merger Agreement if Parent has terminated the Merger Agreement because:

  •
  a Company Adverse Recommendation Change had been effected by the Board of Directors;

  •
  the Company entered into an Alternative Acquisition Agreement; or

  •
  the Board of Directors had resolved or otherwise publicly announced its intention to take any of the foregoing actions.

        The Company also agreed to pay Parent a termination fee of $25 million immediately prior to or concurrently with the termination of the Merger Agreement if the Company had effected a Superior Proposal Termination.

  Parent Termination Fee

        Parent has agreed to pay us a termination fee of $90 million if both the Company and Parent elect to terminate the Merger Agreement by delivering written elections to each other during the five-day period following the occurrence of a Litigation Trigger Event. As used in this information statement, a Litigation Trigger Event means the occurrence of a governmental entity, during the 30-day period following the date Parent and the Company have substantially complied with a Second Request, (a) having commenced litigation to restrain, enjoin or otherwise prohibit the consummation of the Merger or (b) having provided notice to Parent or the Company orally or in writing that such governmental entity will commence litigation to restrain, enjoin or otherwise prohibit the consummation of the Merger, in each case, if such litigation or threatened litigation is attributable to antitrust laws.

        Parent has also agreed to pay us a termination fee of $90 million on the Termination Date if the waiting period applicable to the consummation of the Merger under the HSR Act has not expired or been earlier terminated by the Termination Date and if either of the following conditions is met (provided that all conditions to closing of the Merger other than (a) the absence of any governmental orders enjoining the Merger and (b) those conditions that, by their nature, cannot be satisfied until the closing of the Merger (but only those conditions that would be satisfied in the closing of the Merger were to occur on the date of termination) have been satisfied or waived on or prior to the date of termination):

  •
  neither we nor Parent elect to terminate the Merger Agreement by delivering written election during the five-day period following a Litigation Trigger Event, and the Merger Agreement is subsequently terminated because the Merger has not been consummated by the Termination Date or because of a court or other governmental entity of competent jurisdiction has issued a final, non-appealable order restraining, enjoining or otherwise prohibiting the Merger attributable to an antitrust law; or

  •
  the Company elects in writing to terminate the Merger Agreement during the five-day period following a Litigation Trigger Event, but Parent does not so elect, and the Merger Agreement is subsequently terminated because the Merger has not been consummated by the Termination Date or because of a court or other governmental entity of competent jurisdiction has issued a final, non-appealable order restraining, enjoining or otherwise prohibiting the Merger attributable to an antitrust law.

        Parent has agreed to pay us a termination fee of $40 million on the Termination Date if the waiting period applicable to the consummation of the Merger under the HSR Act has not expired or been earlier terminated by the Termination Date (provided that all conditions to closing of the Merger other than (a) the absence of any governmental orders enjoining the Merger and (b) those conditions that, by their nature, cannot be satisfied until the closing of the Merger (but only those conditions that would be satisfied in the closing of the Merger were to occur on the date of termination) have been satisfied or waived on or prior to the date of termination) if Parent elects in writing to terminate the Merger Agreement during the five-day period following a Litigation Trigger Event, but the Company does not so elect, and the Merger Agreement is subsequently terminated because the Merger has not been consummated by the Termination Date or because of a court or other governmental entity of competent jurisdiction has issued a final, non-appealable order restraining, enjoining or otherwise prohibiting the Merger attributable to an antitrust law.

        In no event will any fee be payable by Parent to the Company if the Company breaches its obligation to promptly comply with a Second Request.

Expenses

        In general, each party to the Merger Agreement will bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby. Expenses incurred in connection with the printing, filing and mailing of this information statement will be paid by the Company.

Remedies

        The parties are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement in the Court of Chancery of the State of Delaware or any federal court of competent jurisdiction located in the Borough of Manhattan in the State of New York without proof of actual damages. Any remedy of specific enforcement of the Merger Agreement is in addition to any other remedy to which a party is entitled at law or in equity. In addition, the parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Access

        Subject to certain exceptions, we will, upon reasonable notice, afford Parent, its representatives and its financing sources reasonable access to the Company and furnish Parent, its representatives and its financing sources information concerning our business, properties and personnel as may reasonably be requested.

Amendment; Waiver

        The Merger Agreement may be amended by a written agreement signed by the Company, Parent and Sub at any time prior to the completion of the Merger. Any amendment that requires further approval of our stockholders may not be made without obtaining their approval. At any time prior to the completion of the Merger, the Company, Parent or Sub may waive the other party's compliance with certain provisions of the Merger Agreement.

Governing Law

        The Merger Agreement or any claims arising under or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

ANCILLARY AGREEMENTS

Sealy Holding LLC Support Agreement

        On September 26, 2012, in connection with the execution of the Merger Agreement, Parent entered into a letter agreement with Sealy Holding LLC to facilitate the merger of Sub with and into the Company. Pursuant to the letter agreement, Sealy Holding LLC has agreed that until the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, it will not (a) sell, transfer, pledge or otherwise encumber or dispose of any Convertible Notes or shares of Common Stock owned by it (the "Subject Securities"), (b) enter into any voting arrangement with respect to the Subject Securities and (c) not solicit, initiate, induce or knowingly encourage, facilitate or assist, any inquiry or proposal from, furnish non-public information to, participate in any discussions with, or enter into any agreement with, any person or group regarding any Takeover Proposal. In addition, Sealy Holding LLC has committed to convert all of its Convertibles Notes following the effective time of the Merger and, subject to the consummation of the Merger, has agreed that it will consent to the deletion of all covenants applicable to or restrictions or other limitations on the Company and its subsidiaries and all events of default that pursuant to the indenture governing the Convertible Notes can, in the reasonable judgment of Sealy Holding LLC, be amended with the consent of the holders of a majority in initial principal amount of the outstanding Convertible Notes. Sealy Holding LLC also agreed to waive any appraisal rights it have had under Delaware law in connection with the Merger. If the Merger Agreement is terminated, including a termination due to the Company accepting a Superior Proposal, the letter agreement terminates. If the Company accepts a Superior Proposal, Sealy Holding LLC will not be restricted from voting in favor of or otherwise supporting the transaction contemplated by the Superior Proposal.

Letter Agreement relating to Comfort Revolution Holdings, LLC

        A subsidiary of the Company currently owns a minority interest in a joint venture with Michael Fux in a business known as Comfort Revolution Holdings, LLC ("Comfort Revolution"). In connection with the transactions contemplated by the Merger Agreement, if requested by Parent, Sealy Holding LLC has agreed to become a substituted joint venture member in place of the subsidiary of the Company in Comfort Revolution in the event that Parent and the Company do not reach agreement with Michael Fux to make certain revisions to the Comfort Revolution governing documents before the Closing. If so requested by Parent at its option, Sealy Holding LLC would pay $10 million for the membership interest in Comfort Revolution, the same price paid by the Company in June, 2012, when Comfort Revolution was formed. This letter agreement was signed on September 26, 2012 by the Company, Parent and Sealy Holding LLC in connection with the execution of the Merger Agreement.

MARKET PRICES OF COMMON STOCK AND
DIVIDEND INFORMATION

        The Common Stock is listed for trading on the NYSE under the symbol "ZZ." As of February 13, 2013, there were 105,641,802 shares of Common Stock outstanding, held by approximately 131 stockholders of record. The following table sets forth, for the indicated fiscal periods, the reported intraday high and low sales prices per share of Common Stock, as reported on the NYSE Composite Tape, and the cash dividends per share of Common Stock.

Market Information

	Common Stock
	High	Low	Dividends
Fiscal Year Ended November 28, 2010
1st Quarter	3.93	2.43	—
2nd Quarter	4.24	2.90	—
3rd Quarter	3.26	2.30	—
4th Quarter	3.11	2.30	—
Fiscal Year Ending November 27, 2011
1st Quarter	3.11	2.58	—
2nd Quarter	2.99	2.40	—
3rd Quarter	2.78	1.63	—
4th Quarter	2.15	1.09	—
Fiscal Year Ending November 25, 2012
1st Quarter	2.02	1.40	—
2nd Quarter	2.45	1.53	—
3rd Quarter	2.15	1.63	—
4th Quarter	2.28	1.55	—
Fiscal Year Ending December 2, 2013
1st Quarter (through February 13, 2013)	2.20	2.10	—

        The closing sale price of the Common Stock on September 26, 2012, which was the last trading day before the announcement of the execution of the Merger Agreement, was $2.14 per share. On [                        ], [        ], the most recent practicable date prior to the date of this information statement was mailed to our stockholders, the closing sale price of the Common Stock on the NYSE was $[        ] per share.

        The terms of the Merger Agreement do not allow us to declare or pay any dividend or other distribution, between the date of the Merger Agreement and the earlier of the consummation of the Merger or the termination of the Merger Agreement.

APPRAISAL RIGHTS

        The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL which is attached to this information statement as Annex E. Stockholders intending to exercise appraisal rights should carefully review Annex E in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of these rights.

        If you comply with the applicable statutory procedures of Section 262 of the DGCL, you may be entitled to appraisal rights under Section 262 of the DGCL. To exercise and perfect appraisal rights, a record holder of shares of Common Stock must follow precisely the statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to perfect appraisal rights.

        Section 262 of the DGCL is reprinted in its entirety as Annex E to this information statement. Set forth below is a summary description of Section 262 of the DGCL. The following is intended as a brief summary of the material provisions of statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which appears in Annex E to this information statement. All references in Section 262 and this summary to "stockholder" are to the record holder of the shares of Common Stock immediately prior to the effective time of the Merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL may result in the loss of appraisal rights.

        Under the DGCL, holders of shares of Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware, or the Delaware Court of Chancery, and to receive payment in cash of the "fair value" of those shares, together with interest but exclusive of any element of value arising from the accomplishment or expectation of the Merger.

        Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the record date (which may be fixed in advance by the corporation (not more than 10 days prior to the date of the notice), or if not fixed in advance, will either be the day before the notice is given (if sent prior to the effective time) or will be the date of the effective time (if sent following the effective time)) that appraisal rights are available, and must include in each such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice to the holders of shares of Common Stock and Section 262 of the DGCL is attached to this information statement as Annex E. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex E carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

        Holders of shares of Common Stock who desire to exercise their appraisal rights must submit to the Company a written demand for appraisal of their shares of Common Stock no later than 20 days after the date of mailing of the information statement (which includes the notice of written consent and appraisal rights), or [                        ]. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder's shares of Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares of Common Stock through the effective time of the Merger. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the Merger, will lose any right to appraisal in respect of such shares.

        All written demands for appraisal of shares of Common Stock must be mailed or delivered to: Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370, Attention: General Counsel.

        Only a holder of record of shares of Common Stock is entitled to demand an appraisal of the shares registered in that holder's name. Accordingly, to be effective, a demand for appraisal by a stockholder of shares of Common Stock (a) must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder's name appears on the stockholder's stock certificate(s) or in the transfer agent's records, in the case of uncertificated shares, (b) should specify the stockholder's mailing address and the number of shares registered in the stockholder's name, and (c) must state that the person intends thereby to demand appraisal of the stockholder's shares in connection with the Merger. The demand cannot be made by the beneficial owner if he or she is not the record holder of the shares of Common Stock. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm, trust or other nominee, submit the required demand in respect of those shares of Common Stock. If you hold your shares of Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker, bank, trust or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights in accordance with Section 262 of the DGCL.

        If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by the fiduciary in that capacity. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm, trust or other nominee, who holds shares of Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. If you hold shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares of Common Stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner.

        Within 10 days after the effective time of the Merger, the surviving corporation must give written notice that the Merger has become effective to each of the Company's stockholders who properly asserted appraisal rights under Section 262 of the DGCL. At any time within 60 days after the effective time of the Merger, any stockholder who has demanded an appraisal, but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the Merger Agreement for that stockholder's shares of Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the Merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective time of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the

Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder's right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of such stockholder's shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

        Within 120 days after the effective time of the Merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders of shares of Common Stock should not assume that the surviving corporation will file a petition.

        Accordingly, it is the obligation of the holders of shares of Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Common Stock within the time prescribed in Section 262 and the failure of a stockholder to file such a petition within the period specified in Section 262 could result in a loss of such stockholder's appraisal rights. In addition, within 120 days after the effective time of the Merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition for appraisal or request from the surviving corporation such statement.

        If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Common Stock and with whom agreements as to the value of their shares of Common Stock have not been reached by the surviving corporation. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. After determination of the stockholders entitled to appraisal of their shares of Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery will determine the fair value of the shares of Common Stock, as of the effective time of the Merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Common Stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

        You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Common Stock is less than the Merger Consideration. In determining "fair value," the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered." In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

        Costs of the appraisal proceeding (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the parties participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares of Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Common Stock, other than with respect to payment as of a record date prior to the effective time of the Merger. If no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder's right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder's shares of Common Stock will be deemed to have been converted at the effective time of the Merger into the right to receive the Merger Consideration, without interest, and subject to reduction for any required withholding taxes. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the Merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 at any time within 60 days after the effective time of the Merger (or thereafter with the written approval of the Company) and accept the Merger Consideration, without interest and subject to reduction for any required withholding taxes, offered pursuant to the Merger Agreement. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of the Company without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the Merger Consideration, without interest and subject to reduction for any required withholding taxes, within 60 days after the effective time of the Merger. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder's statutory appraisal rights.

        In view of the complexity of Section 262 of the DGCL, the Company's stockholders who may wish to dissent to the Merger and pursue appraisal rights should consult their legal and financial advisors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information as of February 13, 2013 with respect to shares of Common Stock beneficially owned by each of the Company's directors and named executive officers, all directors and executive officers as a group and each person the Company believes to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of such date.

        Unless otherwise noted in the footnotes to the following table, the persons named in the table have sole voting and investment power with respect to their beneficially owned shares. The percentage of outstanding shares is based on the shares of Common Stock outstanding as of February 13, 2013. Shares subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person. In addition, shares of Common Stock underlying the Convertible Notes that are convertible within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the Convertible Notes that are convertible into shares of Common Stock, but are not deemed outstanding for calculating the percentage ownership of any other person.

Name of Individual or Identity of Group	Beneficial Ownership of Common Stock with Voting Rights	Shares from Options Exercisable, RSU Lapses & Notes Convertible within 60 days(1)	Percent of Class
Five Percent Stock Holders:
KKR Millennium GP LLC(2)	46,625,921	123,497,220	74.5%
H Partners Management LLC(3)	17,280,935	—	16.5%
Hudson Bay Capital Management, L.P.(4)	—	11,309,215	9.7%
Hayman Capital Management LP(5)	8,867,846	—	8.4%
Glazer Capital LLC(6)	—	6,736,532	6.0%
Goldman Sachs Group Inc.(7)	5,399,063	—	5.1%
Directors and Executive Officers:
Simon E. Brown(8)	—	—	*
Deborah G. Ellinger	12,000	—	*
James W. Johnston(8)	16,455	73,719	*
Gary E. Morin	16,257	73,192	*
Dean B. Nelson(2)(8)	46,625,921	123,675,101	74.5%
Paul J. Norris(8)	—	167,913	*
John B. Replogle	12,000	—	*
Richard W. Roedel(8)	90,184	60,000	*
Jeffrey C. Ackerman	955,384	566,598	1.4%
Jodi L. Allen	328,683	70,334	*
Louis R. Bachicha	569,566	306,048	*
Carmen J. Dabiero	408,997	104,518	*
G. Michael Hofmann	726,855	642,336	1.3%
Michael Q. Murray	468,079	84,310	*
Lawrence J. Rogers	3,548,902	992,608	4.3%
All directors and executive officers as a group (15 persons)(9)	53,779,283	126,816,677	77.9%

*
Less than one percent

(1)
A combination of shares of our common stock underlying stock options held by these individuals that are exercisable within 60 days of February 13, 2013, shares of our common stock underlying Restricted share units held by these individuals where the restriction lapses within 60 days of February 13, 2013 and shares of our common stock underlying our Convertible Notes held by these individuals that are convertible within 60 days of February 13, 2013. Shares of stock underlying stock options exercisable within 60 days included above are as follows: Mr. Johnston—60,000, Mr. Morin—60,000, Mr. Roedel—60,000, Mr. Ackerman—547,451, Mr. Bachicha—298,054, Mr. Dabiero—104,518, Mr. Hofmann—607,826, Mr. Murray—82,895, Mr. Rogers—992,608 (all directors and executive officers as a group 2,813,352). Shares of stock underlying Convertible Notes included above are as follows: Mr. Johnston—13,719, Mr. Morin—13,192, Mr. Nelson—123,675,101, Mr. Norris—167,913, Mr. Ackerman—19,147, Mr. Bachicha—7,994, Mr. Hofmann—34,510, Mr. Murray—1,415, (all directors and executive officers as a group 123,932,991).

(2)
Based solely on a Schedule 13D filed on October 13, 2009 and September 26, 2012 by this beneficial owner, shares shown as beneficially owned, reflect shares of common stock owned of record by Sealy Holding LLC., which is owned by KKR Millennium Fund L.P. as well as the shares of common stock which are subject to issuance upon conversion of the Convertible Notes that it holds. Each of KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P., Fund Holdings, Fund Holdings GP, Group Holdings, KKR & Co., KKR Management and Henry R. Kravis and George R. Roberts may be deemed to have or share beneficial ownership of the shares of Common Stock beneficial owned by Sealy Holding LLC. KKR Partners, III, L.P. is also a member of Sealy Holding LLC. The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(3)
Based solely on a Schedule 13D filed on September 27, 2012 by this beneficial owner, shares shown as beneficially owned by H Partners Management, LLC (a Delaware corporation), H Partners Capital, LLC (a Delaware corporation), H Partners, LP and Rehan Jaffer reflect shares of common stock owned by each of them over which they hold shared power to vote and to dispose. H Partners Management, LLC and Rehan Jaffer each have the shared power to vote and sell 17,280,935 shares of Sealy's Common Stock. H Partners Capital, LLC and H Partners LP have shared power to vote and to dispose of 9,178,035 shares of Sealy's Common Stock. The principal business address for H Partners Management, LLC is 888 Seventh Avenue, 29th Floor New York, New York 10019.

(4)
Based solely on a Schedule 13G filed on February 7, 2013 by Hudson Bay Capital Management, L.P. (a Delaware entity) and Sander Gerber (a U.S. citizen) each with principal offices at 777 Third Avenue, 30th Floor New York, NY 10017. Each claims to have shared power to vote and dispose of 343,763 shares of Sealy 8% Convertible Preferred Stock due 7/15/2016 which are currently convertible into 11,309,215 shares of Sealy Common Stock.

(5)
Based solely on a Schedule 13G filed on February 13, 2013 by Hayman Capital Management, LP (a Delaware entity), Hayman Investments, LLC (a Texas corporation) and J. Kyle Bass. Each has sole voting and dispositive power of 5,644,245 shares of Sealy Common Stock. The principal business address of each is 2102 Cedar Springs Road, Suite 1400 Dallas, Texas 75201.

(6)
Based solely on a Schedule 13G filed on October 5, 2012 by this beneficial owner, shares shown as beneficially owned by Glazer Capital, LLC (a Delaware company) and Paul J. Glazer (a US citizen) each has shared power to vote and dispose of 6,736,532 shares of Sealy's Common Stock. The principal business address for the reporting persons is 623 Fifth Avenue Suite 2502 New York, New York 10022.

(7)
Based solely on a Schedule 13G filed on February 13, 2012 by The Goldman Sachs Group, Inc. (a Delaware corporation), Goldman Sachs & Co (a New York corporation), each with principal offices at 200 West Street New York, New York 10282 and Goldman Sachs International (an English entity) with principal offices at 133 Fleet Street London, EC4A 2BB England, the three entities hold 5,399,063 shares of Sealy Common Stock over which they have shared voting and dispositive powers.

(8)
Sealy current non-employee directors on February 13, 2013 held a total of 553,433 Sealy share units as a result of deferring all or a portion of their director fees under the Sealy Director's Deferred Compensation Plan. The growth of these units is tied directly to the growth in value of Sealy's shares. After a director leaves Sealy's Board of Directors, these units may ultimately be paid at the Company's election in Sealy shares or the then cash equivalent thereof. As of February 13, 2013, the following current directors held the indicated number of Sealy share units: Mr. Brown—59,384; Mr. Johnston—28,943; Mr. Nelson—124,710; Mr. Norris—162,529; and Mr. Roedel—177,867.

(9)
Sealy's executive officers as of February 13, 2013 consisted of Messrs. Rogers, Ackerman, Hofmann, Bachicha, Dabiero, Murray and Ms. Allen.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports, proxy statements and other information contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC's public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company's SEC filings made electronically are available to the public at the SEC's website located at www.sec.gov. Stockholders can also obtain free copies of the Company's SEC filings through the "Investor Relations" section under the "About Sealy" heading of the Company's website at www.sealy.com. The Company's website address is being provided as an inactive textual reference only. The information provided on the Company's website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

        The SEC allows the Company to "incorporate by reference" information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

        The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the effective date of the Merger.

        The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Sealy Corporation
One Office Parkway
Trinity, North Carolina 27370
Telephone number: (336) 861-3500

        Parent and Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Parent and Sub.

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" information statements and annual reports. This means that only one copy of our information statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to: Corporate Secretary, Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370, telephone: (336) 861-3500. If you want to receive separate copies of the information statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

        Stockholders should not rely on information other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information that is different from that contained in this information statement. This information statement is dated [                        ], 2013. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

TEMPUR-PEDIC INTERNATIONAL INC.,

SILVER LIGHTNING MERGER COMPANY

and

SEALY CORPORATION

Dated as of September 26, 2012

A-i

A-ii

Exhibit A	Transaction Support Agreement
Exhibit B	Certificate of Incorporation
Exhibit C	Form of Stockholder Written Consent
Exhibit D	List of Stockholders

A-iii

 INDEX OF DEFINED TERMS

Page
Acceptable Confidentiality Agreement	A-27
Action	A-47
Affiliate	A-47
Affiliate Transaction	A-20
Agreement	A-1
Alternative Acquisition Agreement	A-47
Alternative Commitment Letter	A-40
Alternative Financing	A-40
Alternative Financing Agreement	A-40
Anti-Takeover Statute	A-47
Antitrust Law	A-47
Base Premium	A-34
Book-Entry Shares	A-3
Business	A-47
Business Day	A-48
Capitalization Date	A-9
Certificate	A-3
Certificate of Merger	A-2
Closing	A-1
Closing Date	A-2
Code	A-48
Commitment Letter	A-48
Company	A-1
Company Adverse Recommendation Change	A-29
Company Board	A-1
Company Board Recommendation	A-8
Company Common Stock	A-2
Company Disclosure Letter	A-7
Company Employees	A-35
Company Material Adverse Effect	A-48
Company Permits	A-16
Company Plan	A-17
Company Preferred Stock	A-9
Company SEC Documents	A-11
Company Securities	A-10
Company Stock Option	A-3
Company Stock Plans	A-3
Company Stockholder Approval	A-8
Company Termination Fee	A-45
Compliant	A-48
Confidentiality Agreement	A-31
Consent	A-49
Contract	A-49
Convertible Note Consideration	A-5
Convertible Notes	A-49
Convertible Notes Indenture	A-37
Credit Agreement	A-49
DGCL	A-1

A-iv

Page
Dissenting Shares	A-4
DTC	A-6
DTC Payment	A-6
Effective Time	A-2
email	A-46
Environmental Laws	A-49
Environmental Permits	A-49
Equity Share Unit	A-3
ERISA	A-17
ERISA Affiliate	A-17
Exchange Act	A-49
Fee Letters	A-23
Financing	A-49
Financing Sources	A-49
Foreign Benefit Plans	A-19
Foreign Merger Control Laws	A-9
GAAP	A-11
Governmental Entity	A-8
Grant Date	A-9
Hazardous Material	A-49
HSR Act	A-8
Indemnified Parties	A-33
Information Statement	A-30
Intellectual Property	A-49
Intervening Event	A-29
Joint Venture	A-15
knowledge	A-50
Law	A-50
Laws	A-50
Lien	A-50
Litigation Trigger Event	A-50
Marketing Period	A-50
Material Contract	A-15
Merger	A-1
Merger Consideration	A-2
Order	A-41
Organizational Documents	A-50
Parent	A-1
Parent Disclosure Letter	A-21
Parent Matching Proposal	A-43
Parent Material Adverse Effect	A-51
Parent Plan	A-36
Paying Agent	A-5
Payment Fund	A-5
PBGC	A-18
Permitted Liens	A-51
Person	A-51
Representatives	A-51
Required Company Financing Information	A-38
RSU	A-4

A-v

Page
Sarbanes-Oxley Act	A-12
SEC	A-11
Second Request	A-32
Securities Act	A-11
Senior Notes	A-51
Senior Subordinated Notes	A-51
Stockholder Written Consent	A-30
Sub	A-1
Subsidiary	A-51
Superior Proposal	A-28
Superior Proposal Analysis Period	A-43
Superior Proposal Notice	A-42
Superior Proposal Notice Period	A-43
Surviving Corporation	A-1
Takeover Proposal	A-28
Tax	A-51
Tax Returns	A-52
Taxes	A-51
Termination Date	A-42
willful and intentional breach	A-44
Written Consent Date	A-29
Written Consent End Date	A-52
Written Consent Failure	A-30

A-vi

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 26, 2012, is by and among Tempur-Pedic International Inc., a Delaware corporation ("Parent"), Silver Lightning Merger Company, a Delaware corporation and a direct wholly-owned Subsidiary of Parent ("Sub"), and Sealy Corporation, a Delaware corporation (the "Company").

        WHEREAS, the board of directors of the Company (the "Company Board"), by unanimous vote of all of the directors, has, upon the terms and subject to the conditions set forth in this Agreement, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and to consummate the transactions contemplated hereby, including the merger of Sub with and into the Company (the "Merger"), (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the adoption of this Agreement by the holders of the shares of Company Common Stock;

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, Sealy Holding LLC has entered into an agreement with Parent in the form attached hereto as Exhibit A; and

        WHEREAS, the boards of directors of Parent and Sub, by unanimous vote of those directors, have, upon the terms and subject to the conditions set forth in this Agreement, (i) determined that it is in the best interests of their respective companies and stockholders, and declared it advisable, to enter into this Agreement and to consummate the transactions contemplated hereby and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

        Section 1.2.    Closing.    Subject to the provisions of Article VII, the closing of the Merger (the "Closing") shall take place as soon as possible after, but in any event no later than the second Business Day after, satisfaction or (to the extent permitted by applicable Law and this Agreement) waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law and this Agreement) waiver of those conditions); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law and this Agreement) waiver of those conditions), the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) a date during the Marketing Period to be specified by Parent on no fewer than three Business Days' notice to the Company, (b) the final day of the Marketing Period or (c) such other date as Parent and the Company may agree in writing; provided, further, that in no event shall the Closing occur prior to the Written Consent End Date. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, and take place at 10:00 a.m., New York City time, on the Closing Date unless another place or time is agreed to by Parent and the Company.

        Section 1.3.    Effective Time.    Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger"), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time (or subsequent date and time) as Parent and the Company may agree and may specify in the Certificate of Merger (the date and time the Merger becomes effective being hereinafter referred to as the "Effective Time").

        Section 1.4.    Effects of the Merger.    The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all claims, obligations, debts, liabilities and duties of the Company and Sub shall become the claims, obligations, debts, liabilities and duties of the Surviving Corporation.

        Section 1.5.    Certificate of Incorporation and Bylaws.

        (a)   At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth in Exhibit B, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the terms hereof and as provided by applicable Law.

        (b)   The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

        Section 1.6.    Directors of the Surviving Corporation.    The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal.

        Section 1.7.    Officers of the Surviving Corporation.    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS

        Section 2.1.    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or any holder of any of the securities of the Company or Sub:

        (a)    Conversion of Company Common Stock.

            (i)  Each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock described in Section 2.1(b) and (B) Dissenting Shares) shall be converted into the right to receive $2.20 in cash (the "Merger Consideration") payable to the holder thereof, without interest, in the manner provided in Section 2.3.

           (ii)  At the Effective Time, all issued and outstanding shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.1(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (x) a certificate that immediately prior to the Effective Time represented any shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.1(a) (a "Certificate") or (y) any shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.1(a) that are represented by book-entry ("Book-Entry Shares") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to which such holder is entitled pursuant to this Section 2.1(a), in each case without any interest thereon, in consideration therefor upon surrender of such Certificate in accordance with Section 2.3, in the case of certificated shares, and automatically, in the case of Book-Entry Shares.

        (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    Each issued and outstanding share of Company Common Stock that is directly owned by the Company or Parent immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each issued and outstanding share of Company Common Stock that is directly owned by any direct or indirect wholly-owned Subsidiaries of the Company or Parent shall not represent the right to receive the Merger Consideration and shall, at the election of Parent, either (i) convert into shares of a class of common stock of the Surviving Corporation designated by Parent in connection with the Merger or (ii) be cancelled.

        (c)    Capital Stock of Sub.    Each issued and outstanding share of capital stock of Sub outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        (d)    Treatment of Stock Options; Equity Share Units; RSUs.

            (i)  Immediately prior to the Effective Time, each then-outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") granted under the 1998 Stock Option Plan of Sealy Corporation, the 2004 Stock Option Plan for Key Employees Sealy Corporation and its Subsidiaries, the Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries, the Second Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries or the Sealy Directors' Deferred Compensation Plan (collectively, the "Company Stock Plans"), whether or not vested or exercisable, shall become fully vested and exercisable as of, and contingent upon, the Effective Time, and shall thereupon be converted into the right to receive, and cancelled in consideration for the payment, at or promptly after the Effective Time, an amount in cash equal to the product of (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Company Common Stock of such Company Stock Option and (B) the number of shares of Company Common Stock such holder had the right to purchase if such Company Stock Options were fully vested and such holder had exercised such Company Stock Option in full immediately prior to the Effective Time. As of, and contingent upon, the Effective Time, the Company shall take all actions required under the applicable Company Stock Plan and related award agreement granting any Company Stock Option to cause any such Company Stock Options that have an exercise price per share of Company Common Stock which is equal to or greater than the Merger Consideration to be cancelled without further payment.

           (ii)  Immediately prior to the Effective Time, each then-outstanding equity share unit issued under the Sealy Directors' Deferred Compensation Plan (each, an "Equity Share Unit") shall to the extent not previously earned and vested, contingent upon the Effective Time, be deemed earned and vested in full pursuant to the terms of the applicable award document and Company Stock

  Plan pursuant to which such Equity Share Unit has been granted, and the Surviving Corporation shall pay to each grantee of each Equity Share Unit, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration for each such Equity Share Unit.

          (iii)  Immediately prior to the Effective Time, each then-outstanding restricted stock unit ("RSU") issued under the Second Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries shall, to the extent not previously earned and vested, contingent upon the Effective Time, be deemed earned and vested in full (including with respect to any additional RSUs that accrete, pro rata through the Effective Time, pursuant to the Accretion Terms (as defined in the applicable RSU award agreement) if applicable, of a given RSU and, the Surviving Corporation shall pay to each grantee of each such vested RSU, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration for each such RSU; provided, however, that notwithstanding anything herein to the contrary, all amounts payable in respect of a RSU will be paid in accordance with the terms of the Company Stock Plans and the applicable award agreement, to the extent (A) necessary to avoid the imposition of any additional Taxes or penalties in respect thereof pursuant to Section 409A of Code, or (B) required under a payment election made by an individual award holder in respect of the applicable RSU.

          (iv)  Notwithstanding the foregoing, any amounts payable under this Section 2.1(d) shall be subject to applicable withholding taxes as provided in Section 2.3(f).

        (e)    Dissenting Shares.

            (i)  Such shares of Company Common Stock with respect to which appraisal of the fair value of such shares of Company Common Stock shall have been properly demanded in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder's rights under Section 262 of the DGCL, such stockholder's Dissenting Shares in respect of which the stockholder would otherwise be entitled to receive payment under Section 262 of the DGCL shall thereupon be deemed to have been converted into the right (if otherwise entitled to receive Merger Consideration pursuant to Section 2.1(a)) to receive the Merger Consideration in accordance with Section 2.1(a) (payable without any interest thereon).

           (ii)  The Company shall give Parent prompt notice of any written demand for appraisal pursuant to Section 262 of the DGCL and any written withdrawals of such notices and any other instruments or notices delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL. The Company shall have the right to direct negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL, and Parent shall have the right to participate in such negotiations and proceedings. Prior to the Effective Time, neither the Company nor Parent shall, except with the prior written consent of the other party or as otherwise required by an Order, (A) make any payment or other commitment with respect to any such exercise of appraisal rights, (B) offer to settle or settle any such rights, (C) admit (in writing or otherwise) any liability of the Company with respect to any holder of Dissenting Shares, or (D) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

        Section 2.2.    Treatment of Convertible Notes.    Pursuant to the terms of the Convertible Notes Indenture, after the Effective Time and prior to the expiration of the Make-Whole Period (as defined in the Convertible Notes Indenture), each holder of the Convertible Notes, to the extent such holder has not exercised its right to require the Surviving Corporation to repurchase such holder's Convertible Notes in accordance with the terms of the Convertible Notes and the Convertible Notes Indenture, will be entitled to convert such holder's Convertible Notes into the right to receive an amount in cash for each $25.00 principal amount of Convertible Notes held by such holder as set forth in (and to be calculated in accordance with the terms of) the Convertible Notes Indenture (such amount, the "Convertible Note Consideration"). The Surviving Corporation (directly or through the Paying Agent) shall pay to each holder of Convertible Notes that so converts the Convertible Note Consideration as soon as practicable following such conversion in accordance with the terms of the Convertible Notes Indenture.

        Section 2.3.    Exchange of Shares and Convertible Notes.

        (a)   Prior to the Effective Time, Parent and Sub shall enter into an agreement (in a form reasonably acceptable to the Company) with a paying agent reasonably acceptable to the Company to act as agent (the "Paying Agent") of the stockholders of the Company and the holders of Convertible Notes for (i) the payment of the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.1 and (ii) the payment of the Convertible Note Consideration to which Convertible Note holders shall become entitled pursuant to Section 2.2 and pursuant to the terms of the Convertible Notes Indenture. At or immediately following the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent an amount in cash sufficient to make all payments pursuant to Section 2.1 and Section 2.2 (collectively, the "Payment Fund"). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II (or otherwise due to a holder of Convertible Notes in respect of such holder's Convertible Notes), but the Payment Fund may be invested by the Paying Agent as directed by Parent or Sub, provided that (i) no such investment or losses thereon shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II or affect the amount of Merger Consideration payable to the holders of Company Common Stock or the amount of Convertible Note Consideration payable to Convertible Note holders, and following any losses Parent or Sub shall promptly provide additional funds to the Paying Agent to add to the Payment Fund for the benefit of the stockholders of the Company and Convertible Note holders in the amount of any such losses and (ii) such investments shall be in short term obligations of the United States of America with maturities of no more than thirty calendar days, short term obligations guaranteed by the United States of America, commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment or in one or more other investment categories proposed by Parent and approved by the Company prior to the Effective Time. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

        (b)   Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding Certificate or outstanding Certificates which have converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1, a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and such Certificate shall then be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of Book-Entry Shares a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1 of this Agreement in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or any Book-Entry Share shall be properly transferred and that the Person requesting payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II.

        (c)   Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company ("DTC") to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York City time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of shares of Company Common Stock held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the "DTC Payment"), and (ii) if the Closing occurs after 11:30 a.m. (New York City time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

        (d)   At any time following the date that is (i) forty Business Days after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or its designees any funds (including any interest received with respect thereto) that have been made available to the Paying Agent for payment of the Convertible Note Consideration and that have not been disbursed to holders of Convertible Notes and (ii) twelve months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or its designee any funds (including any interest received with respect thereto) that have been made available to the Paying Agent for payment of the Merger Consideration and that have not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates.

        (e)   At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, subject to applicable Law in the case of Dissenting Shares, such Certificates shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

        (f)    Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

        (g)   In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Paying Agent, including making an affidavit to that effect and, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate pursuant to this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in (a) the Company SEC Documents filed with the SEC and made publicly available on or after November 29, 2010 and at least three Business Days prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any similar section to the extent that they are forward-looking statements or cautionary, predictive or forward-looking in nature); provided, however, that the exception provided for in this clause (a) shall be applied with respect to a particular representation or warranty if, and only if, the nature and content of the applicable disclosure in any such document is reasonably specific as to the matters and items which are the subject of such representation or warranty, or (b) the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the "Company Disclosure Letter") (it being understood and agreed that disclosure of any event, item or occurrence set forth in the Company Disclosure Letter shall apply to, qualify or modify the Section or subsection to which it corresponds and each of the other Sections or subsections of this Agreement to the extent the relevance of such disclosure to such other Section or subsection is reasonably apparent from the text and nature of such disclosure), the Company hereby represents and warrants to Parent and Sub as set forth in this Article III.

        Section 3.1.    Qualification; Organization.    The Company is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease, license and operate its assets, rights and properties and to carry on the Business as currently conducted. The Company is duly licensed and qualified to do business and is in good standing (or equivalent status) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified, licensed or in good standing (or equivalent status) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent copies of the Organizational Documents of the Company, and each such copy is true, correct and complete, and each such instrument is in full force and effect. The Company is not in material violation of its Organizational Documents.

        Section 3.2.    Authority.

        (a)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary and proper corporate action on the part of the Company and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby, including the Merger (other than the adoption of this Agreement by the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). The affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve and authorize the Merger and the other transactions contemplated by this Agreement.

        (b)   This Agreement has been duly executed and delivered by the Company and, assuming the valid execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at Law).

        (c)   The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement and (iii) resolved to recommend that the holders of shares of Company Common Stock adopt this Agreement (the "Company Board Recommendation").

        Section 3.3.    Non-Contravention.    The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the Organizational Documents of the Company or any of its Subsidiaries, (b) except as set forth in Section 3.3 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract or any other Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound, (c) subject to obtaining the Company Stockholder Approval, violate or conflict with in any material respect any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties, rights or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the assets, rights or properties of the Company or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.4.    Governmental Approvals.    The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not require any Consent of any governmental or regulatory (including stock exchange) authority, agency, court or other judicial body, commission or other governmental body (each, a "Governmental Entity"), except for (a) applicable requirements of the Exchange Act (including the filing of the Information Statement) and state securities, takeover and "blue sky" laws, (b) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law of any jurisdiction ("Foreign Merger Control Laws"), (c) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (d) any such Consent the failure of which to make or obtain would not (i) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (ii) reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no Anti-Takeover provisions in the Company's Organizational Documents.

        Section 3.5.    Capitalization.

        (a)   The authorized capital stock of the Company consists of (i) 600,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock").

        (b)   As of September 25, 2012 (the "Capitalization Date"), (i) 104,692,575 shares of Company Common Stock were issued and outstanding (which number includes 610,164 shares of Company Common Stock held by the Company in its treasury) and (ii) no shares of Company Preferred Stock were issued and outstanding. Since the Capitalization Date to the date of this Agreement, there have been no issuances of capital stock of the Company except upon exercise of Company Stock Options described in Section 3.5(c). The outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of any preemptive rights and were issued in compliance in all material respects with all applicable federal and state securities laws.

        (c)   As of the Capitalization Date, 6,464,456 shares of Company Common Stock were reserved for issuance under the Company Stock Plans in connection with the exercise of outstanding Company Stock Options. As of the Capitalization Date, there were outstanding Company Stock Options to purchase 6,464,456 shares of Company Common Stock. Section 3.5(c) of the Company Disclosure Letter sets forth, with respect to each tranche of Company Stock Options, the Company Stock Plan under which such tranche of Company Stock Options was granted, the number of shares of Company Common Stock issuable under such tranche of Company Stock Options and the exercise price therefor. Since the Capitalization Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Stock Options, other than as permitted by Section 5.1(b). All grants of Company Stock Options were validly issued and properly approved by the Company Board (or a committee thereof) in accordance with all applicable Law. With respect to the Company Stock Options, (i) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the "Grant Date") by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto no later than the Grant Date, (ii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Law, including the rules of the New York Stock Exchange, and (iii) the per share exercise price of each Company Stock Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date. The Company has not granted, and there is no and has been no Company policy or practice to grant, Company Stock Options prior to, or otherwise coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or their financial results or prospects. No outstanding Company Stock Option, RSU, or Equity Share Unit has been granted pursuant to an agreement which contains terms that conflict with the terms set forth on Section 3.5(c), (d), or (e) and the award agreements set forth on Section 3.15(a) of the Company Disclosure Letter.

        (d)   As of the Capitalization Date, an aggregate of 624,514.5454 Equity Share Units were outstanding. Section 3.5(d) of the Company Disclosure Letter sets forth, with respect to the Equity Share Units that are outstanding, the Company Stock Plan under which such Equity Share Units were granted, the number of units issuable under such Equity Share Units and the total number of outstanding Equity Share Units. Since the Capitalization Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Equity Share Unit, other than as permitted by Section 5.1(b). All grants of Equity Share Units were validly issued and properly approved by the Company Board (or a committee thereof) in accordance with all applicable Law.

        (e)   As of the Capitalization Date, an aggregate of 5,988,009 RSUs were outstanding. Section 3.5(e) of the Company Disclosure Letter sets forth, with respect to each tranche of such RSUs, the Company Stock Plan under which such tranche of RSUs was granted, the number of units issuable under such tranche of RSUs and the total number of such unvested RSUs. Since the Capitalization Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any RSU, other than as permitted by Section 5.1(b). All grants of RSUs were validly issued and properly approved by the Company Board (or a committee thereof) in accordance with all applicable Law.

        (f)    As of the Capitalization Date, 221,158,563 shares of Company Common Stock were reserved and available for issuance upon conversion of the Company Convertible Notes.

        (g)   Except as set forth in this Section 3.5 or Section 3.5(g) of the Company Disclosure Letter, as of the date of this Agreement, except with respect to shares of Company Common Stock issued upon the exercise of Company Stock Options or issued upon the vesting and/or settlement of Equity Share Units and/or RSUs, in each case, subsequent to the Capitalization Date, there were no (i) outstanding shares of capital stock or other voting securities of the Company, (ii) securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants, calls, phantom stock or other rights to acquire from the Company or its Subsidiaries, or obligation of the Company or its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) are referred to collectively as "Company Securities"), or (iv) outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities. Except (x) as set forth in Section 3.5(g) of the Company Disclosure Letter or (y) in connection with the repurchase or acquisition of Company Common Stock pursuant to the terms of Company Stock Plans, neither the Company nor any of its Subsidiaries is a party to any Contract that (i) obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, (ii) relates to the voting or transfer of, requires registration of, or grants any preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights with respect to, any Company Securities or (iii) otherwise relates to, creates, establishes or defines the terms and conditions of, any Company Securities. There are no director, independent contractor, or employee stock incentive plans or arrangements of the Company, other than the Company Stock Plans, under which any Company Securities are outstanding.

        Section 3.6.    Subsidiaries; Joint Ventures.

        (a)   All equity interests of the Company's Subsidiaries are owned by the Company or another wholly-owned Subsidiary of the Company (other than nominal director or nominating shares issued by foreign Subsidiaries) free and clear of all Liens (other than Permitted Liens and Liens arising under applicable securities laws). Except as provided in Section 3.6(a) of the Company Disclosure Letter, as of the date hereof, except for the Company's Subsidiaries, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other Person. Each of the outstanding equity interests of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable) and not subject to preemptive or similar rights other than any rights that may accrue in favor of the Company or its wholly-owned Subsidiaries. Section 3.6(a) of the Company Disclosure Letter sets forth each Subsidiary of the Company as of the date hereof. There are no outstanding (i) securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company's Subsidiaries or (ii) options or other rights to acquire from the Company's Subsidiaries, and no obligation of the Company's Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company's Subsidiaries.

        (b)   Except as set forth in Section 3.6(b) of the Company Disclosure Letter, the Company or its Subsidiaries own all of the outstanding shares of capital stock of, and other equity or voting securities in each Joint Venture, free and clear of all Liens (other than Permitted Liens and Liens arising under applicable securities laws). For each Joint Venture indicated in Section 3.6(b) of the Company Disclosure Letter, the Company has made available to Parent true and correct copies of (i) the Organizational Documents of such Joint Venture which were approved by the Company (ii) certain books and records of such Joint Venture evidencing the Company's direct or indirect ownership interest in such Joint Venture and the operative agreement for such Joint Venture which was approved by the Company. To the knowledge of the Company, except as set forth in Section 3.6(b) of the Company Disclosure Letter, there are no outstanding options or other rights to acquire from any of the Joint Ventures, and no obligation of the Joint Ventures to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any of the Joint Ventures.

        Section 3.7.    Company SEC Documents and Financial Statements; No Undisclosed Liabilities.

        (a)   The Company has filed or furnished (as applicable) with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including November 30, 2009 under the Exchange Act or the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") (all such forms, reports, schedules, statements and other documents filed by the Company with the SEC since November 30, 2009, together with all amendments thereto and including all exhibits and schedules thereto and documents incorporated by reference therein, collectively, the "Company SEC Documents"). Each of the Company SEC Documents, as of its respective date, or if amended prior to the date hereof, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed. As of their respective filing dates or, in the case of Company SEC Documents that are registration statements filed pursuant to the Securities Act, as of their respective effective dates, the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later Company SEC Document filed prior to the date hereof.

        (b)   The consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end or period-end adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto). No Subsidiary of the Company is subject to periodic reporting requirements of the Exchange Act.

        (c)   The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in reports filed or submitted under the Exchange Act (i) is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC and (ii) is accumulated and communicated to the Company's management, including its principal executive officer and its principal financial officer, as appropriate to allow timely decisions regarding disclosure. Since November 30, 2009, the Company has disclosed to the Company's auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses of which it became aware in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, of which it became aware that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company has made available to Parent all such disclosures made by management to the Company's auditors and audit committee from November 30, 2009 to the date of this Agreement. Since November 30, 2009, none of the independent public accountants of the Company or any Subsidiary of the Company has resigned or been dismissed as independent public accountant of the Company or any Subsidiary of the Company as a result of or in connection with any disagreement with the Company or any Subsidiary of the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Since November 30, 2009, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since November 30, 2009, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act").

        (d)   Except (i) as reflected, accrued or reserved against in (x) the Company's audited consolidated balance sheet as of November 27, 2011 (or the notes thereto) included in the Company's Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended November 27, 2011 and (y) the Company's consolidated balance sheet as of May 27, 2012 (or the notes thereto) included in the Company's Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended May 27, 2012, (ii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, (iii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since May 27, 2012 which have not, individually or in the aggregate, had and would not reasonably be expected to have a Company Material Adverse Effect, (iv) for liabilities incurred in the ordinary course of business consistent with past practice under the terms of any Contracts (other than liabilities arising from or related to (A) any breach or default thereof or (B) the payment of liquidated damages) binding upon the Company or any of its Subsidiaries, which liabilities, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and (v) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured, other than those which have not, individually or in the aggregate, had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.8.    Absence of Certain Changes.

        (a)   Since November 28, 2011 through the date hereof, the Business has been conducted, in all material respects, in the ordinary course consistent with past practice.

        (b)   Since November 28, 2011, there has not been any event, change, occurrence, development or effect which has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   Since November 28, 2011 through the date hereof, except as set forth in Section 3.8 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would require Parent's consent pursuant to Sections 5.1(b)(iii), 5.1(b)(v), 5.1(b)(vi), 5.1(b)(xi) or 5.1(b)(xii).

        Section 3.9.    Tax Matters.    Except as set forth in Section 3.9 of the Company Disclosure Letter, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all Tax Returns required to be filed by the Company and its Subsidiaries prior to the date hereof have been filed (except those under valid extension) and are true, correct and complete in all material respects, (b) all Taxes of the Company and its Subsidiaries that are due and payable (whether or not shown on such Tax Returns) have been timely paid in full or, where payment is not yet due, adequately provided for on the most recent financial statements included in the Company SEC Documents filed prior to the date hereof, (c) no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes of the Company or any of its Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries pending or raised by an authority in writing, (d) no written claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction, (e) there are no Liens for Taxes (other than Taxes not yet due and payable or Taxes being contested in good faith) upon any of the assets of the Company or any of its Subsidiaries, (f) neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any Person (other than the Company, or any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract, or otherwise or (iii) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement the parties to which consist exclusively of the Company and its Subsidiaries), (g) neither the Company nor any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable, (h) all Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, (i) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries, and no taxing authority has issued to the Company or any of its Subsidiaries any ruling which has continuing effect, (j) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any material income Tax, in each case, that is currently in effect, (k) neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has received any notification in writing that the IRS has proposed any such adjustment or change in accounting method, nor has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries, (l) neither the Company nor any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date,

(ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date, (iv) deferred gains arising prior to the Closing Date, or (v) election under Section 108(i) of the Code or any similar provision of state, local or foreign law, (m) neither the Company nor any of its Subsidiaries has engaged in any "listed transaction" under Section 6011 of the Code and the regulations thereunder, and (n) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

        Section 3.10.    Assets and Properties.    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and valid marketable fee simple title to all of their respective owned real property (if any) and to all of the buildings, structures and other improvements thereon, and good title to all of its tangible personal property and has valid leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (other than Permitted Liens); provided that no representation is made under this Section 3.10 with respect to any Intellectual Property.

        Section 3.11.    Material Contracts; Customer Contracts.

        (a)   Except for this Agreement, except for the Contracts filed as exhibits to the Company SEC Documents filed at least three Business Days prior to the date hereof and except as set forth in Section 3.11 of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract:

            (i)  that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) in effect on the date of this Agreement;

           (ii)  that is a Contract pursuant to which (x) the Company or any of its Subsidiaries is licensed to use, or granted any other rights in, any Intellectual Property (other than non-exclusive, off-the-shelf software licenses or licenses covering other software licensed pursuant to a software "shrink wrap," "click wrap," or "click-through" license) or (y) a Person, other than a distributor of the Company's products, is licensed to use, or granted any other rights in, any Intellectual Property owned by the Company or any of its Subsidiaries, in each case of clauses (x) and (y), where such agreement or Intellectual Property has a value of, or results in aggregate payments in excess of, $1 million;

          (iii)  that provides for borrowings, other extensions of credit or guarantees in excess of $1 million;

          (iv)  that contains provisions that prohibit the Company or any of its Subsidiaries (or, following the Closing, would purport to prohibit Parent or any of its Affiliates) from (A) competing either (x) in any material line of business or in any material geographic area or (y) with respect to material products, services or channels of distribution, (B) engaging in any material line of business or limiting or prohibiting the right of the Company or its Subsidiaries from distributing or offering any material products or services, or (C) levying a material fine, charge or other payment for doing any of the foregoing;

           (v)  that restricts or prohibits (A) the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (B) the pledging of capital stock of the Company or any Subsidiary of the Company, (C) the granting of a security interest and lien on the assets of the Company or any Subsidiary of the Company or (D) the issuance of guarantees by the Company or any Subsidiary of the Company;

          (vi)  with respect to a joint venture, partnership, limited liability company or other similar agreement or arrangement, related to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole, or in which the Company or any of its Subsidiaries owns more than a twenty percent voting or economic interest (each a "Joint Venture"),

         (vii)  with a customer of the Company or any of its Subsidiaries that (A) involved payments to the Company and its Subsidiaries in excess of $5 million during the twelve month period ended August 31, 2012 or (b) if entered into after August 31, 2011, would, based on the payments to the Company and its Subsidiaries during the period since commencement of such Contract, result in annualized payments in excess of $5 million,

        (viii)  with a supplier of the Company or any of its Subsidiaries that (A) involved payments by the Company and its Subsidiaries in excess of $5 million during the twelve month period ended August 31, 2012 or (B) that, if entered into after August 31, 2011, would, based on the payments by the Company and its Subsidiaries during the period since commencement of such Contract, result in annualized payments in excess of $5 million,

          (ix)  with respect to employment, compensation or indemnification with respect to a director or executive officer of the Company or any of its Subsidiaries,

           (x)  that provides for any "most favored nation" or equivalent pricing provisions, exclusivity or similar obligations to which the Company or any of its Subsidiaries is subject or a beneficiary thereof,

          (xi)  that would, or would reasonably be expected to, individually or in the aggregate, prevent materially delay or materially impede the Company's ability to consummate the transactions contemplated by this Agreement,

         (xii)  with respect to indemnification relating to environmental matters provided or received by the Company or any of its Subsidiaries, or

        (xiii)  for the lease or sublease (as leasee, lessor, sublessee or sublessor) of real property, other than with respect to any lease or sublease requiring payments of less than $1 million per year.

        Each Contract of the type described in this Section 3.11(a), whether or not set forth in Section 3.11 of the Company Disclosure Letter, is referred to herein as a "Material Contract". The Company has made available to Parent, as of the date hereof, true and correct copies (subject to customary redactions) of all Material Contracts and/or such Material Contracts (including all exhibits and schedules) have been filed with the SEC since November 29, 2009 and prior to the date hereof and are publicly available.

        (b)   Except as set forth in Section 3.11(b) of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or one of its Subsidiaries and in full force and effect (except to the extent that any Material Contract expires in accordance with its terms), (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract and (iv) no other party to such Material Contract is, to the knowledge of the Company, in default in any respect thereunder.

        Section 3.12.    Litigation.    Except as set forth in Section 3.12 of the Company Disclosure Letter, (a) as of the date hereof, there are no settlement agreements or similar written agreements with any Governmental Entity, and no Order, in each case, to which the Company or any of its Subsidiaries or, to the knowledge of the Company, one of its Joint Ventures is party or, to the knowledge of the

Company, by which the Company or any of its Subsidiaries or Joint Ventures or any assets, rights or properties thereof are bound that is in effect, (b) there are no Actions pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Joint Ventures, and (c) to the knowledge of the Company, there are no Actions threatened against the Company or any of its Subsidiaries or any of its Joint Ventures or, to the knowledge of the Company, affecting the assets, rights or properties of the Company or any of its Subsidiaries, that, in respect of clause (a), (b) or (c) above, would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        Section 3.13.    Environmental Matters.

        (a)   Except as set forth in Section 3.13(a) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries are, and at all times since November 30, 2008 have been, in compliance with all applicable Environmental Laws, including the possession of and compliance with all applicable Environmental Permits; and (ii) the Company has not caused, and, to the knowledge of the Company, there have not been any releases or threatened releases of Hazardous Materials, at, on or from any location currently owned, leased or operated by the Company or any of its Subsidiaries or formerly owned, leased or operated by the Company or any of its Subsidiaries during the time of such ownership, leasing or operation, in any case under circumstances that would reasonably be expected to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Laws.

        (b)   Except as set forth in Section 3.13(b) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries has received from a Governmental Entity or any other Person a written request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar provision of any analogous state, local or foreign statute, or any written notification alleging that it is liable or potentially liable for any release or threatened release of Hazardous Materials at any location currently or formerly owned, leased or operated by the Company or any of its Subsidiaries; and (ii) neither the Company nor any of its Subsidiaries has received a written claim or written complaint that remains outstanding, or is currently subject to any Action, alleging violation by the Company or any of its Subsidiaries under applicable Environmental Laws or alleging other liabilities or obligations under applicable Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing against the Company or any of its Subsidiaries.

        Section 3.14.    Compliance with Applicable Law; Permits.

        (a)   Except as set forth in Section 3.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any Joint Venture, is, and since November 30, 2008 none have been, in violation of any Law applicable to the Company or any of its Subsidiaries or Joint Ventures by which the Company's or any of its Subsidiaries' or Joint Ventures' respective properties are bound, except for any such violation which would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (b)   Except as set forth in Section 3.14(b) of the Company Disclosure Letter, the Company and its Subsidiaries, and, to the knowledge of the Company, its Joint Ventures, have all permits, licenses, authorizations, exemptions, orders, consents, approvals, clearances and franchises from Governmental Entities ("Company Permits") required to conduct their respective businesses as now being conducted or to own, lease or operate their properties, and all Company Permits are in full force and effect and no Action that may result in cancellation or suspension of any Company Permit is pending or has been threatened in writing, except for any such Company Permit, the failure to have or be in full force and effect or the cancellation or suspension of which, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (c)   Except as would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries, and to the knowledge of the Company, its Joint Ventures, nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries, or any of its Joint Ventures, in such Representative's capacity as such, has violated the Foreign Corrupt Practices Act or the anticorruption laws of any jurisdiction where the Company or its Subsidiaries or Joint Ventures does business, (ii) each of the Company and its Subsidiaries and, to the knowledge of the Company, its Joint Ventures has at all relevant times complied with all Laws relating to export control and trade sanctions or embargoes, and possesses all Company Permits required in order to comply with such Laws and (iii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, its Joint Ventures, has violated the antiboycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

        (d)   Neither the Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC thereunder.

        (e)   This Section 3.14 does not relate to employee benefit matters, which are the subject of Section 3.15, or Taxes, which are the subject of Section 3.9.

        Section 3.15.    Employee Benefit Plans.

        (a)   Section 3.15(a) and Section 3.15(f) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan. For purposes of this Agreement, "Company Plan" means any "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any "multiemployer plan" within the meaning of Section 3(37) of ERISA), and any other pension, retirement, stock purchase, stock option or other equity-based compensation, incentive, fringe benefit, compensation, severance, employment, change-in-control, bonus, deferred compensation, employee loan, health and welfare, vacation or sick pay or other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA or the applicable Laws of another jurisdiction, and whether formal or informal, written or oral, (i) which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any active or terminated director, officer, consultant or employee, or (ii) under which the Company or any of its Subsidiaries has any present or future liability (including any Foreign Benefit Plans), including but not limited to by reason of being or having been treated as a single employer with any other person (any such person, an "ERISA Affiliate") under Section 414 of the Code or Section 4001(b) of ERISA.

        (b)   With respect to each Company Plan listed in Section 3.15(a) and Section 3.15(f) of the Company Disclosure Letter, the Company has provided to Parent a current, accurate and complete copy thereof (or, if a plan is not written, an accurate written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter, if any, received from the Internal Revenue Service and any material governmental advisory opinions, rulings, compliance statements, closing agreements specific to such Company Plan, and pending requests for any of the foregoing, (iii) any summary plan description and other material written communications by the Company or its Subsidiaries concerning the extent of the benefits provided under a Company Plan, (iv) a summary of any material proposed amendments or changes anticipated to be made to the Company Plans at any time within the twelve months immediately following the date hereof, and (v) for the most recent plan year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if applicable. With respect to each Company Plan listed in Section 3.15(a) of the Company Disclosure Letter which is a multiemployer plan, the Company has previously provided to Parent or made available copies of all material documents and other material information received by the Company or any Subsidiary or

ERISA Affiliate from each multiemployer plan (or any of its agents) to which the Company or such Subsidiary or ERISA Affiliate contributes pertaining to the Company's or such Subsidiary or ERISA Affiliate's obligations under such plan, including any materials pertaining to the computation of any material liability that may be imposed upon a cessation of or reduction in contributions thereto.

        (c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each Company Plan other than a multiemployer plan has been established and has heretofore been maintained, operated and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable Laws and (ii) no claims or Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened relating to or otherwise in connection with any Company Plan, including, to the knowledge of the Company, concerning or related to any fiduciary or service provider thereof and, to the knowledge of the Company, there is no basis for any such legal action, proceeding or investigation, and (iii) no Company Plan nor, to the knowledge of the Company, any person who is a party in interest in respect of an Company Plan within the meaning of Section 3(14) of ERISA with respect thereof, has engaged in a prohibited transaction which could subject the Company directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code and no Company Plan has engaged in any similar transaction which could subject the Company or its Subsidiaries directly or indirectly to liability under any other applicable Laws similar in nature to such sections of ERISA or the Code, respectively. Each Company Plan other than a multiemployer plan (and to the knowledge of the Company, each multiemployer plan), which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (A) no such Company Plan has failed to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Company Plan, whether or not waived and no application for a waiver of the minimum funding standard with respect to any Company Plan has been submitted; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (C) no liability, contingent or otherwise, (other than for premiums to the Pension Benefit Guaranty Corporation (the "PBGC")) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, including in connection with the transactions contemplated by this Agreement, and further including on account of a discontinuance or reduction in contributions thereto; (D) the PBGC has not instituted proceedings to terminate any such plan or made any inquiry which would reasonably be expected to lead to termination of any Company Plan, and, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (E) no such Company Plan is, or is expected to be, in "at-risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); and (F) neither the Company or any of its Subsidiaries or ERISA Affiliates has incurred a reduction in contributions such that if the current rate of contributions continues, a seventy-percent decline in contributions (as defined in Section 4205 of ERISA) will occur within the next three plan years. With respect to any multiemployer plan to which the Company or any of its Subsidiaries or ERISA Affiliates has any material liability or contributes (or has within the last six years at any time contributed or had an obligation to contribute): (A) none of the Company or any of its Subsidiaries or ERISA Affiliates has incurred any material withdrawal and/or partial withdrawal liability under Title IV of ERISA which remains unsatisfied; and (B) to the knowledge of the Company, no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively). Neither the Company nor any Subsidiary has received notice with respect to any multiemployer plan of (i) any failure by such plan to satisfy the minimum funding requirements of Section 412 of the Code or its endangered or critical status under Section 432 of the Code, or (ii) any application for or receipt of a waiver of such minimum funding requirements with respect to such plan.

        (d)   Except as set forth in Section 3.15(d) of the Company Disclosure Letter, the execution, delivery of and performance by the Company of its obligations under this Agreement will not (either alone or upon occurrence of any additional or subsequent events) result in "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code or any payments under any other applicable Laws that would be treated in such similar nature to such section of the Code.

        (e)   Except as set forth in Section 3.15(e) of the Company Disclosure Letter or as provided in the terms of this Agreement, no Company Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)): (i) could entitle any current or former employee, director, or officer of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement or (ii) will result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans.

        (f)    Except as set forth in Section 3.15(f) of the Company Disclosure Letter, no material Company Plan (including any "registered pension plan" as that term is defined under the Income Tax Act (Canada)) is maintained outside the jurisdiction of the United States or covers any employee residing or working outside the United States (all such material Company Plans (including any registered pension plan) are set forth in Section 3.15(f) of the Company Disclosure Letter, "Foreign Benefit Plans"). With respect to any Foreign Benefit Plans, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the Company or applicable Subsidiary.

        (g)   Except as otherwise provided in Section 2.1(d) or with respect to those items set forth in Section 5.1(b)(x) of the Company Disclosure Letter, the Company and its Subsidiaries have not announced their intention, or undertaken (whether or not legally bound) to modify or terminate any Company Plan in any material respect or adopt any material arrangement or program which, once established, would come within the definition of a Company Plan.

        (h)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have not undertaken to maintain any Company Plan for any period of time and each such Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may imposed by applicable law, and without penalty or cost (other than routine administrative costs).

        Section 3.16.    Insurance.    The Company has made available to Parent true and complete copies of all material insurance policies of the Company and its Subsidiaries or correct and complete summaries thereof. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies. None of the Company nor any of its Subsidiaries has

received any notice of cancellation of any of its material insurance policies as to which the Company or such Subsidiary has not obtained replacement insurance of similar scope and amount.

        Section 3.17.    Intellectual Property.

        (a)   Section 3.17(a) of the Company Disclosure Letter sets forth a list, accurate and complete in all material respects, of all patents, domain names, registered copyrights and registered trademarks and service marks, and all pending applications with respect to any of the foregoing, that are material to the operations of the Company and that are owned by the Company or any of its Subsidiaries and used by the Company or any of its Subsidiaries in the conduct of their respective businesses as conducted as of the date hereof. All of such items are owned solely by the Company or its Subsidiaries, free and clear of all Liens (other than Permitted Liens) and, to the knowledge of the Company, such registrations are valid and enforceable and has not been abandoned or passed into the public domain, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (b)   Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company or one its Subsidiaries owns or has the right to use all Intellectual Property that the Company or any of its Subsidiaries are using in the conduct of their respective businesses as currently conducted; (ii) except as set forth in Section 3.17(b) of the Company Disclosure Letter, there are no pending or, to the knowledge of the Company, threatened claims or Actions by any Person alleging infringement or misappropriation by the Company or any of its Subsidiaries of the Intellectual Property rights of such Person or challenging the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by the Company or any of its Subsidiaries; (iii) the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate any Intellectual Property rights of any Person; (iv) to the knowledge of the Company, no Person is infringing or misappropriating any Intellectual Property owned by the Company or any of its Subsidiaries; and (v) no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding Order restricting or limiting the use, licensing, transfer or enforceability thereof by the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken reasonable steps to protect the confidentiality of and maintain their material trade secrets, material confidential and proprietary information, and the personally identifiable information of users of websites of the Company or any of its Subsidiaries, and to the knowledge of the Company, there has been no unauthorized access to or misuse of such personally identifiable information.

        Section 3.18.    Transactions with Affiliates.    Except for indemnification, compensation and employment arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, Section 3.18 of the Company Disclosure Letter sets forth a correct and complete list of the Contracts that are in existence as of the date hereof under which the Company or its Subsidiaries has any existing or future liabilities between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) present executive officer or director of either the Company or any of its Subsidiaries or (b) to the knowledge of the Company, record or beneficial owner of more than 5% of the Company Common Stock or any Affiliate thereof as of the date hereof (each, an "Affiliate Transaction"). The Company has made available to Parent correct and complete copies of each Contract providing for each Affiliate Transaction.

        Section 3.19.    Labor and Employment.    As of the date of this Agreement, Section 3.19 of the Company Disclosure Letter sets forth a true and complete list of all collective bargaining agreements or other labor union contracts applicable to any employees of the Company or any of its Subsidiaries. As of the date of this Agreement, none of the Company or any of its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract applicable to any employees of the Company or any of its Subsidiaries, except for any breaches or failures to comply that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Except for matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, (i) there is not any, and during the past one year there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, no union organizational campaign is in progress or threatened with respect to the employees of the Company or any of its Subsidiaries and no question concerning representation of such employees exists, (iii) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened and (iv) there are, as of the date of this Agreement, no written grievances or written complaints outstanding or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. Except for matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, there are no, and since November 29, 2011, have not been any "plant closings" or "mass layoffs" (as those terms are defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law) by the Company or any of its Subsidiaries, without complying with the notice requirements of such Laws, and the Company and each of its Subsidiaries is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

        Section 3.20.    Information Statement.    The Information Statement will not, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Sub or any of their respective representatives on behalf of Parent or Sub expressly for use in the Information Statement.

        Section 3.21.    Brokers and Other Advisors.    Other than Citigroup Global Markets Inc. and Perella Weinberg Partners LP, whose fees and expenses will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

        Section 3.22.    Opinion of Financial Advisor.    Citigroup Global Markets Inc. has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, subject to the various assumptions and qualifications set forth therein, the consideration to be received by the holders of the shares of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

        Section 3.23.    No Additional Representations.    The Company acknowledges that neither Parent, Sub, their respective officers, directors or stockholders, nor any other Person has made any representation or warranty, express or implied, of any kind, including any representation or warranty as to the accuracy or completeness of any information regarding Parent and Sub furnished or made available to the Company and any of its Representatives, in each case except as expressly set forth in Article IV (as modified by the Parent Disclosure Letter).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

        Except as set forth in the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the "Parent Disclosure Letter") (it being understood and agreed that disclosure of any event, item or occurrence set forth in the Parent Disclosure Letter shall apply to, qualify or modify the Section or subsection to which it corresponds and each of the other Sections or subsections of this Agreement to the extent the relevance of such disclosure to such other Section or subsection is reasonably apparent from the text and nature of such disclosure), Parent and Sub represent and warrant to the Company, jointly and severally, as set forth in this Article IV.

        Section 4.1.    Organization.    Parent is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Sub is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Sub has all requisite corporate or other power and authority to own, lease, license and operate its assets, rights and properties and to carry on its business as it is now being conducted. Each of Parent and Sub is duly licensed and qualified to do business and is in good standing (or equivalent status) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified, licensed or in good standing (or equivalent status) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor Sub is, and has not been, in material violation of its Organizational Documents.

        Section 4.2.    Authority.

        (a)   Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. Except as contemplated by Section 4.11 with respect to Sub, the execution, delivery and performance by Parent and Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no further corporate proceedings on the part of Parent and Sub are necessary to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby.

        (b)   This Agreement has been duly executed and delivered by Parent and Sub and, assuming the valid execution and delivery by the other party hereto, constitutes the legal, valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at Law).

        Section 4.3.    Non-Contravention.    The execution and delivery by Parent and Sub of this Agreement, the performance by them of their covenants and obligations hereunder and the consummation by them of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the Organizational Documents of Parent or Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any material Contract to which Parent or Sub is bound, or (c) assuming the Consents referred to in Section 4.4 are obtained or made, violate or conflict with in any material respect any Law or Order applicable to Parent or Sub or by which any of their properties, rights or assets are bound, except, in the case of each of clauses (b) and (c) above, for such violations, conflicts, defaults, terminations or accelerations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.4.    Governmental Approvals.    The execution and delivery by Parent and Sub of this Agreement, the performance by them of their covenants and obligations hereunder and the consummation by them of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (a) the applicable requirements, if any, of the Exchange Act and state securities, takeover and "blue sky" laws, (b) the filing of a premerger notification and report form by Parent and Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Foreign Merger Control Law, (c) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (d) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        Section 4.5.    Litigation.    As of the date hereof, there are no Actions pending or, to the knowledge of Parent, threatened against or affecting Parent or Sub that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Sub of the transactions contemplated hereby or the performance by Parent and Sub of their respective covenants and obligations hereunder. Neither Parent nor Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Sub of the transactions contemplated hereby or the performance by Parent and Sub of their respective covenants and obligations hereunder.

        Section 4.6.    Information Statement.    None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Sub makes any representation or warranty with respect to any information supplied by the Company or its Subsidiaries or any of their respective representatives on behalf of the Company or its Subsidiaries which is contained in or incorporated by reference in the Information Statement.

        Section 4.7.    Ownership of Company Capital Stock.    None of Parent or Sub, or any of their respective Subsidiaries beneficially owns (within the meaning of Section 13 of the Exchange Act), or will prior to the Closing Date (other than pursuant to the transactions contemplated hereby) beneficially own, any shares of Company Common Stock and none of Parent, Sub, or any of their respective Subsidiaries holds any rights to acquire or vote any shares of Company Common Stock except as contemplated by this Agreement.

        Section 4.8.    Financing.    Parent has delivered to the Company a true, complete and correct copy of the executed Commitment Letter. The Commitment Letter has not been amended or modified prior to the date of this Agreement and, as of the date hereof, the commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect. Except for fee letters (the "Fee Letters") and engagement letters relating to the Commitment Letter, complete copies of which have been provided to the Company with only fee amounts and certain economic terms (none of which would adversely affect the amount (other than in respect of upfront fees) or availability of the Financing if so exercised by the Financing Sources party thereto) redacted, as of the date hereof, there are no other agreements, side letters or arrangements to which Parent is a party relating to the Commitment Letter that could affect the availability of the Financing. As of the date hereof, the Commitment Letter constitutes the legally valid and binding obligation of Parent, and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at Law)). As of the date hereof, the Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated. Parent is not in breach of any of the terms or conditions set forth in the Commitment Letter, and assuming the accuracy of the representations and warranties set forth in Article III and performance by the Company of its obligations under this Agreement, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein. As of the date hereof, no Financing Source has notified Parent of its intention to terminate the Commitment Letter or not to provide the Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including any "flex" provisions), other than as expressly set forth in the Commitment Letter and the Fee Letters. Parent and Sub will have as of the Effective Time, sufficient cash available, directly or through one or more Affiliates, to pay the aggregate Merger Consideration and Convertible Notes Consideration and all related fees and expenses on the terms contemplated in this Agreement. Parent and Sub's obligations hereunder are not subject to a condition regarding Parent's or Sub's obtaining of funds to consummate the transactions contemplated by this Agreement.

        Section 4.9.    Ownership and Operations of Sub.    Parent owns beneficially and of record all of the outstanding capital stock of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or as incidental thereto.

        Section 4.10.    Brokers.    Other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates.

        Section 4.11.    Vote; Approval Required.    No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger. The vote or written consent of Parent as the sole stockholder of Sub (which shall have occurred immediately following execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Sub necessary to adopt this Agreement or to approve the transactions contemplated hereby, including the Merger.

        Section 4.12.    No Additional Representations.    Each of Parent and Sub acknowledges that none of the Company or its Affiliates or any their respective officers, directors, stockholders, agents or representatives or any other Person has made any representation or warranty, express or implied, of any kind, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to Parent or Sub or any of their Representatives, in each case except as expressly set forth in Article III (as modified by the Company Disclosure Letter).

ARTICLE V

COVENANTS RELATING TO THE BUSINESS

        Section 5.1.    Conduct of Business Pending the Merger.    Except (x) as expressly permitted, contemplated or required by this Agreement or required by applicable Law, (y) as set forth in Section 5.1 of the Company Disclosure Letter or (z) with the consent in advance in writing by Parent (such consent not to be unreasonably withheld or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing Date:

        (a)   the Company shall (and shall cause each of its Subsidiaries to) to:

            (i)  carry on the Business as currently conducted in all material respects in the ordinary course of business consistent with past practice; and

           (ii)  use commercially reasonable efforts to (A) preserve (1) in all material respects its business organizations, (2) its material rights and franchises and (3) its relationships with material customers, suppliers, lessors, lessees, licensors, licensees and other third parties having significant business relationships with it and (B) keep available the services of its present officers and key employees; and

        (b)   the Company shall not, and shall not cause or permit any of its Subsidiaries to, do any of the following:

            (i)  amend its Organizational Documents;

           (ii)  issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including stock options, stock appreciation rights, phantom stock, restricted stock units, performance shares or other similar instruments), of the Company or any of its Subsidiaries (except for (x) the issuance of shares of Company Common Stock upon the exercise of currently outstanding Company Stock Options, in accordance with the terms of any Company Stock Plan, (y) the issuance of shares of Company Common Stock upon the settlement of currently outstanding RSUs (and dividend equivalents thereon, if applicable) in accordance with the terms of such instruments or (z) the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company);

          (iii)  declare, authorize, set aside for payment, establish a record date for, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests;

          (iv)  reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company, or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company's Subsidiaries;

           (v)  (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, rights or properties, in each case, other than (x) purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts which have been made available to Parent prior to the date hereof, or (y) acquisitions of assets or properties not exceeding $5 million in the aggregate, or (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, rights or properties, in each case of this clause (ii), other than (x) sales or dispositions of inventory and obsolete assets in the ordinary course of business or of other assets pursuant to existing Contracts which have been made available to Parent prior to the date hereof, or (y) sales or dispositions of assets or properties not exceeding $5 million in the aggregate;

          (vi)  modify or amend on terms materially adverse to the Company or terminate any Material Contract, or enter into any Contract, which if entered into prior to the date hereof would be a Material Contract other than to the extent such Contract is required to effect any action explicitly permitted by Sections 5.1(b)(i) through 5.1(b)(xiv) or change the conversion price of the Convertible Notes;

         (vii)  make or authorize any new capital expenditures during any fiscal quarter (including new capital expenditures made or authorized during such fiscal quarter prior to the date of this Agreement) that are in excess of the Company's capital expenditure budget for such fiscal quarter as set forth in Section 5.1(b)(vii) of the Company Disclosure Letter;

        (viii)  grant any licenses of Intellectual Property to third parties except in the ordinary course of business;

          (ix)  incur, or modify in any material respect the terms of, any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly-owned Subsidiary of the Company), in each case, other than in the ordinary course of business (including any borrowings under the Company's existing credit facility and in respect of letters of credit) and in an amount to not exceed $10 million;

           (x)  except as required by applicable Law or existing Contracts or Company Plans as in effect on the date hereof, (A) increase the compensation or benefits of any of its present or former directors, officers or employees (except for increases in salary or wages for non-officer level employees in the ordinary course of business consistent with past practice), (B) grant any severance or termination pay to any present or former director, officer or employee or any retention pay (other than cash retention benefits not to exceed the amount set forth in Section 5.1(b)(x)(B) of the Company Disclosure Letter in the aggregate payable to active employees of the Company and its Subsidiaries), (C) enter into any employment, consulting or severance agreement or arrangement with any of its present or prospective directors, officers or other employees (excluding prospective employees or officers that had offers outstanding as of the date hereof which, with respect to offers of employment, are disclosed by title in Section 5.1(b)(x)(C) of the Company Disclosure Letter), except for offers of employment to prospective employees whose annual cash compensation (including any eligible bonus amounts) would not exceed the amount set forth in Section 5.1(b)(ii)(C) of the Company Disclosure Letter, in the ordinary course of business consistent with the recent past practices of the Company, (D) loan or advance any money or other property to any present or former director, officer or employee, (E) increase the funding obligation or contribution rate of any Company Plan or allow for the commencement of any new offering periods under any employee stock purchase plan, (F) grant any equity or equity-based awards, (G) establish, adopt, enter into, amend or terminate any Company Plan or (H) other than as expressly contemplated by this Agreement, use discretion to waive or accelerate any performance conditions applicable to any bonus or incentive awards or establish annual or long-term incentive targets with respect to future performance periods which are greater in amount, or otherwise have terms materially inconsistent with, the amount and terms applicable to the most recent annual and long-term awards made by the Company;

          (xi)  make any material change in any accounting principles or methods, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

         (xii)  other than in the ordinary course of business (except with respect to clauses (B), (E) or (F)), (A) make any material Tax election, (B) enter into any material settlement or compromise of any material Tax liability, (C) file any amended Tax Return with respect to any material Tax, (D) change any method of Tax accounting or Tax accounting period, (E) enter into any closing agreement relating to any material Tax, (F) surrender any right to claim a material Tax refund, or (G) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;

        (xiii)  settle or compromise any Action (A) described in Section 5.1(b)(xiii) of the Company Disclosure Letter, (B) with any Governmental Entity or (C) any other Action, other than, with respect to this clause (C), settlements or compromises where the amount paid in settlement or compromise, in each case, does not exceed $1 million, individually, or $5 million, in the aggregate, and which do not impose any material restrictions on the operations or businesses of the Company and its Subsidiaries, taken as a whole;

        (xiv)  except for this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than with respect to or among wholly-owned Subsidiaries of the Company); or

          (xv)  authorize, commit or agree to take any of the foregoing actions.

        (c)   Other than the right to consent or withhold consent with respect to the foregoing matters (such consent not to be unreasonably withheld or delayed), nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        Section 5.2.    Takeover Proposals.

        (a)   Except as expressly permitted by this Section 5.2 (including Section 5.2(b)), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, a Takeover Proposal, (ii) furnish or otherwise make available to any Person (other than Parent, Sub or any designees of Parent or Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Sub or any designees of Parent or Sub) access to the business or to the properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case that would reasonably be expected to result in the making, submission or announcement of, or for the purpose of knowingly encouraging, facilitating or assisting, (A) a Takeover Proposal, or (B) any inquiries that would reasonably be expected to lead to a Takeover Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to a Takeover Proposal, (iv) approve, endorse or recommend a Takeover Proposal, (v) enter into any letter of intent, memorandum of understanding or other Contract of any kind providing for, contemplating, intended to facilitate or otherwise relating to, a Takeover Proposal or (vi) authorize, commit, publicly propose or agree to do any of the foregoing.

        (b)   Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to 11:59 p.m. New York City time on the date that is thirty-five calendar days after the date hereof, (i) the Company receives a bona fide, written and unsolicited Takeover Proposal from any Person and (ii) the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel), that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, the Company may (A) furnish non-public information with respect to the Company and its Subsidiaries, or provide access to the Business or to the properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, to the Person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (such a confidentiality agreement, an "Acceptable Confidentiality Agreement"), and (B) participate or engage in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal; provided, that, in the case of any action taken pursuant to the preceding clauses (A) or (B), (1) the Company gives Parent prompt (and in any event within three Business Days following receipt) written notice of the identity of such Person and a summary of the material terms and conditions of such Takeover Proposal (including a copy, if made in writing) and of the Company's participation or engagement in discussions or negotiations with, or furnishing of non-public information to, such Person, and (2) promptly (and in any event within one

Business Day) upon furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent, to the extent such information has not been previously furnished by the Company to Parent. For the avoidance of doubt, in the event that a third party contacts the Company or a Representative of the Company or its Affiliates orally or in writing regarding a potential Takeover Proposal, the Company shall not be in breach of this Agreement in any respect to the extent the Company or such Representative responds to such third party that it is bound by the terms of this Agreement and is unable to discuss or respond to such matters without first complying with the procedures set forth herein with respect to any such discussions provided that the Company provides written notice of such communication to Parent within two (2) Business Days of such communication.

        (c)   Without limiting the generality of the foregoing, Parent, Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 5.2 by any Representative of the Company or any of its Subsidiaries (in the case of any such Representative who is an investment banker, financial advisor, attorney, accountant or other advisor, to the extent that such Representative is or has been engaged by the Company in connection with the transactions contemplated hereby) shall be deemed to be a breach of this Section 5.2 by the Company.

        (d)   In addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this Section 5.2, the Company shall promptly (and in any event within two Business Days following receipt) notify Parent orally and in writing if the Company or any of its Subsidiaries, or any of its or their respective Representatives, receives (i) any Takeover Proposal, (ii) any request for information that would reasonably be expected to lead to a Takeover Proposal or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Takeover Proposal, such notice to include a summary of the material terms and conditions of such Takeover Proposal, request or inquiry (including copies of all documents and written communications, and written summaries of all oral communications), and the identity of the Person making any such Takeover Proposal, request or inquiry. The Company shall keep Parent reasonably informed on a reasonably current basis on the status and terms of any such Takeover Proposal, request or inquiry, any material modifications to the terms thereof and any other material developments related thereto.

        (e)   The Company shall, and shall ensure that each Person that is a Representative of the Company immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Takeover Proposal.

        (f)    For purposes of this Agreement:

          "Takeover Proposal" means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) to engage in any (i) direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or to which 20% or more of the revenues of the Company and its Subsidiaries on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding shares of Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding shares of Company Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company that constitute 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or that contribute 20% or more of the revenues of the Company and its Subsidiaries on a consolidated basis), in each case, other than the transactions contemplated by this Agreement.

          "Superior Proposal" means a bona fide, written Takeover Proposal made by a third party, not obtained as a result of any material breach of this Section 5.2, to (A) acquire and/or cancel, directly or indirectly, a majority of the outstanding shares of Company Common Stock or

  (B) acquire a majority of the assets of the Company and its Subsidiaries on a consolidated basis, in the case of each of clauses (A) and (B) (as applicable), if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that (i) such Takeover Proposal, if consummated, would be more favorable to the stockholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement and (ii) such Takeover Proposal is reasonably likely to be consummated on the terms so proposed, taking into account all relevant financial, regulatory, legal and other aspects of such proposal, including any conditions to closing.

        Section 5.3.    Company Board Recommendation.

        (a)   Subject to Section 5.3(b) and Section 5.3(c), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation, (ii) adopt, approve, recommend, endorse or otherwise declare advisable, or publicly propose to adopt, approve, recommend, endorse or otherwise declare advisable, the adoption of any Takeover Proposal (it being understood that a "stop-look-and-listen" communication made in compliance with Rule 14d-9(f) promulgated under the Exchange Act with respect to any Takeover Proposal that is a tender offer or exchange offer shall not be considered a breach of this clause (ii)), (iii) approve or recommend, or cause or permit the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, a Takeover Proposal or (iv) authorize, commit or agree to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to herein as a "Company Adverse Recommendation Change").

        (b)   Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the time at which the Stockholder Written Consent is executed and delivered to Parent in accordance with Section 6.1(a) (the "Written Consent Date"), the Company Board may effect a Company Adverse Recommendation Change:

            (i)  if the Company Board (A) receives a Takeover Proposal that it determines in good faith (after having consulted with its financial advisor and outside legal counsel) to be a Superior Proposal, (B) concludes in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect a Company Adverse Recommendation Change would reasonably be expected to constitute a breach of the fiduciary duties of the directors of the Company to the Company's stockholders under applicable Law and (C) approves or recommends such Superior Proposal; or

           (ii)  in response to a fact, event, change, development or set of circumstances that affects the business, assets or operations of the Company that is unknown to the Company Board at and prior to the execution of this Agreement (such fact, event, change, development or set of circumstances, an "Intervening Event," it being understood that in no event shall the receipt, existence or terms of a Takeover Proposal constitute an Intervening Event), if the Company Board has concluded in good faith (to the extent applicable, after consultation with its financial advisor and outside legal counsel) that, in light of such Intervening Event, the failure of the Company Board to effect a Company Adverse Recommendation Change would reasonably be expected to constitute a breach of the fiduciary duties of the directors of the Company to the Company's stockholders under applicable Law.

        (c)   Nothing contained in this Agreement shall prohibit the Company (i) from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any disclosure to the Company's stockholders that the Company Board determines to make in good faith (after consultation with its outside legal counsel) in order to fulfill its fiduciary duties or satisfy applicable state or federal securities Laws; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) of the Exchange Act other than a rejection of any applicable Takeover Proposal, a reaffirmation of the Company Board Recommendation or a "stop-look-and-listen" communication made in compliance with Rule 14d-9(f) promulgated under the Exchange Act shall be deemed to be a Company Adverse Recommendation Change and may be made only in compliance with this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.1.    Stockholder Written Consent; Preparation of the Information Statement.

        (a)   Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company's stockholders, the Company shall submit the form of Stockholder Written Consent attached hereto as Exhibit C (the "Stockholder Written Consent") to those of the Company's stockholders listed on Exhibit D. As soon as reasonably practicable after the Stockholder Written Consent has been duly executed by the Company's stockholders holding in the aggregate at least a majority of the outstanding shares of Company Common Stock and is delivered to the Company in accordance with Section 228 of the DGCL, the Company shall deliver to Parent a copy (including by facsimile or other electronic image scan transmission) of the Stockholder Written Consent pursuant to Section 9.2 hereof.

        (b)   If the Stockholder Written Consent is not executed by the stockholders of the Company holding in the aggregate at least a majority of the outstanding shares of Company Common Stock, and a copy (including by facsimile or other electronic image scan transmission) thereof is not delivered by the Company to Parent pursuant to Section 6.1(a), in each case within 48 hours after the execution and delivery of this Agreement by the parties hereto (a "Written Consent Failure"), Parent shall have the right to terminate this Agreement as set forth in Section 8.4(b).

        (c)   As soon as reasonably practicable following the execution and delivery of the Stockholder Written Consent pursuant to Section 6.1(a), the Company shall (i) mail to all stockholders of record on the record date for the Stockholder Written Consent the notice of action by written consent required by Section 228(e) of the DGCL and (ii), with the assistance of Parent, prepare and file with the SEC an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the "Information Statement"). The Information Statement shall also contain the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. Parent, Sub and the Company will cooperate with each other in the preparation of the Information Statement. Without limiting the generality of the foregoing, each of Parent and Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Information Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of Parent, Sub and the Company agrees to correct any information provided by it for use in the Information Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Sub of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and shall provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall, in good faith, consider and incorporate the reasonable comments of Parent. Promptly after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to its stockholders.

        Section 6.2.    Access to Information; Confidentiality.

        (a)   Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent's and its Subsidiaries' officers, employees and other authorized Representatives reasonable access, during normal business hours from the date of this Agreement through to the Effective Time or the termination of this Agreement, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent such information concerning the Business and the properties and personnel of the Company and its Subsidiaries as Parent may from time to time reasonably request, including, without limitation, the monthly "Executive Business Review" report and other similar monthly financial reports of the Company and its Subsidiaries; provided, however, that the foregoing shall not require the Company to (i) provide access to any information or documents that, in the reasonable judgment of the Company, would (A) constitute a waiver of the attorney-client privilege held by the Company, or (B) violate any applicable Laws; provided, further, however, that the Company will use its reasonable best efforts to obtain any required consents for the disclosure of such information or documents and take such other action (such as entering into a joint defense agreement or other arrangement to avoid loss of the attorney-client privilege) with respect to such information or documents as is necessary to permit disclosure to Parent and Parent's Representatives or (ii) provide access to any minutes and resolutions of the Company Board (or any authorized committee thereof) adopted after the date hereof, to the extent relating to the evaluation of the transactions contemplated hereby or any alternative transactions, including any Takeover Proposal. Notwithstanding the foregoing, any investigation or consultation taken pursuant to this Section 6.2(a) shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties.

        (b)   Each of Parent and Sub shall, and shall cause their Representatives to, hold all information furnished to Parent or Sub by or on behalf of the Company or its Subsidiaries, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Non-Disclosure Agreement, dated as of February 21, 2012, between Parent and the Company (the "Confidentiality Agreement"). The Confidentiality Agreement shall survive any termination of this Agreement.

        Section 6.3.    Further Action; Efforts.

        (a)   Upon the terms and subject to the conditions of this Agreement, each of the parties shall use (x) its reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things reasonably necessary, proper or advisable (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement as soon as practicable and (ii) do all things reasonably necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date, including: (A) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act and

(B) defending all Actions by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (y) reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law or Foreign Merger Control Law raised by any Governmental Entity and to prevent the entry of any Order, and to have vacated, lifted, reversed or overturned any Order of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

        (b)   In furtherance and not in limitation of the provisions of Section 6.3(a), each of the parties, as applicable, agrees to prepare and file as promptly as reasonably practicable any filings required to be made under any Antitrust Law or Foreign Merger Control Law; provided that, in any event, an appropriate Notification and Report Form pursuant to the HSR Act shall be prepared and filed as soon as reasonably practicable but in no event later than eight Business Days. Parent shall pay all filing fees for the filings required under any Antitrust Law or Foreign Merger Control Law by the Company and Parent. Each of Parent and the Company agrees to promptly comply with any Request for Additional Information and Documentary Materials (a "Second Request") from the relevant Governmental Entity pursuant to the HSR Act and in any event within ninety calendar days of receipt of such Second Request.

        (c)   The parties shall keep each other apprised of the status of significant matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

            (i)  cooperating with each other in connection with filings required to be made by any party under any Antitrust Law or Foreign Merger Control Law and coordinating with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all material communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any material notification to any Governmental Entity in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

           (ii)  furnishing, to the extent permitted by Law, to the other party all necessary information that the other party may reasonably request in connection with filings required to be made by such other party under Antitrust Laws and Foreign Merger Control Laws; and

          (iii)  promptly notifying each other of any material communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement.

        (d)   In addition, each of the parties shall take, or cause to be taken, all other action and to do, or cause to be done, all other things reasonably necessary, proper or advisable under all Antitrust Laws to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement.

        (e)   Notwithstanding anything to the contrary set forth in this Agreement, including without limitation, the provisions of Section 6.3(a), Parent and its Subsidiaries shall have no obligation to: (i) sell, divest, or otherwise convey any assets, categories, portions or parts of assets or businesses of the Company or its Subsidiaries or Parent or its Subsidiaries; (ii) agree to sell, divest, or otherwise convey any asset, category, portion or part of an asset or business of the Company or its Subsidiaries or Parent or its Subsidiaries at any time; (iii) license, hold separate or enter into similar arrangements with respect to any assets of the Company, or its Subsidiaries or Parent or its Subsidiaries; or (iv) alter, modify, terminate or cancel any existing relationships, contracts, rights, obligations, policies or practices of the Company or its Subsidiaries or Parent or its Subsidiaries, as a condition to obtaining any and all expirations of waiting periods under the HSR Act or Consents from any Governmental Entity or otherwise.

        (f)    Any exchange of privileged and/or confidential information and materials by the parties pursuant to this Section 6.3 shall be subject to the Joint Defense, Common Interest and Confidentiality Agreement dated as of August 2, 2012 between Bingham McCutchen LLP and Simpson Thacher & Bartlett LLP.

        Section 6.4.    Indemnification, Exculpation and Insurance.

        (a)   For six years after the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless, all past and present directors and officers of the Company and its Subsidiaries (in each case to the extent they acted in such capacity) (collectively, the "Indemnified Parties") against any costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages or other monetary liabilities incurred by such individual in connection with any claim or Action, whether civil, criminal, administrative or investigative, based on or arising out of, or pertaining to, in whole or in part, the fact that an Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby) whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim or Action, (i) each Indemnified Party will be entitled to advancement of expenses (including reasonable fees and expenses of legal counsel) incurred in the defense of any claim or Action from the Surviving Corporation within ten Business Days following receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.4, (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened claim or Action (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes a release of such Indemnified Party from all liability arising out of such claim or Action or such Indemnified Party otherwise consents and (iii) the Surviving Corporation and the Indemnified Party shall reasonably cooperate in the defense of any such matter and Parent shall have the right to assume the defense thereof at its expense with counsel selected by the independent directors of Parent and Parent shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel or the Indemnified Party reasonably advises that there are issues which create conflicts of interest between Parent, on the one hand, and the Indemnified Party, on the other hand, the Indemnified Party may retain counsel satisfactory to them and Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that notwithstanding the foregoing, Parent shall not be obligated pursuant to this paragraph to pay for more than one law firm for all Indemnified Parties in any jurisdiction unless the use of one law firm for such Indemnified Parties would present the attorneys of such law firm with a conflict of interest, in which case Parent shall only be obligated to pay for representation by the fewest number of law firms necessary to avoid such conflicts of interest.

        (b)   The certificate of incorporation and bylaws of the Surviving Corporation shall, to the extent permitted by Law, contain provisions no less favorable, for a period of six years following the Effective Time, with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company's certificate of incorporation and bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals; provided that the certificate of incorporation and bylaws of the Surviving Corporation may be amended in any manner if Parent unconditionally assumes all obligations for such indemnification, advancement of expenses and exculpation pursuant to the provisions set forth in such certificate of incorporation and bylaws immediately prior to such amendment.

        (c)   If Parent does not elect to purchase a directors' and officers' liability "tail" or "runoff" insurance policy with an aggregate coverage limit over the term of such program in an amount not to exceed the unimpaired annual aggregate coverage limit under the Company's existing directors' and officers' liability policy, and in all other respects substantially comparable to such existing coverage, the Company may, at its option, prior to the Effective Time, purchase a six year "tail" policy providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured as the current policies of directors' and officers' liability insurance maintained by the Company; provided, however, that the Company shall not, without Parent's consent, make a premium payment for such insurance to the extent such premium exceeds 200% of the annual premiums paid as of the date hereof by the Company for such insurance, which annual premiums paid are set forth in Section 6.4(c) of the Company Disclosure Letter (such 200% amount, the "Base Premium"); provided however, if such insurance coverage cannot be obtained at all, or can only be obtained at a premium in excess of the Base Premium, the Company may purchase the most advantageous "tail" policy of directors' and officers' insurance reasonably available for an annual premium equal to the Base Premium

        (d)   Notwithstanding anything herein to the contrary, if any claim or Action is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions and benefits of this Section 6.4 shall continue in full force and effect with respect to such claim or Action until the final disposition of such claim or Action.

        (e)   This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. Parent shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.4; provided that such Indemnified Parties make an undertaking to repay such expenses if it is determined that they were not entitled to indemnification or expense reimbursement under this Section 6.4. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

        (f)    In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4; provided, however, that a successor or assign of a Subsidiary of Parent including the Surviving Corporation, shall not be required to assume the obligations set forth in this Section 6.4 if Parent unconditionally assumes all such obligations.

        (g)   This Section 6.4 is not intended to limit the rights of any Persons pursuant to any indemnification agreement listed in Section 3.11 of the Company Disclosure Letter.

        Section 6.5.    Public Announcements.    The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the initial press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Notwithstanding the foregoing, nothing in this Section 6.5 shall limit the Company's or the Company Board's rights to make public statements about its actions under Section 5.3 without prior consultation.

        Section 6.6.    Section 16 Matters.    Prior to the Effective Time, each of Parent and the Company shall take all steps reasonably necessary to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each Person (including any Person who is deemed to be a "director by deputization" under applicable securities laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 6.7.    Notification of Certain Matters; Stockholder Litigation.

        (a)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any claims or Actions commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby and (ii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. The parties agree and acknowledge that the Company's, on the one hand, and Parent's on the other hand, compliance or failure of compliance with this Section 6.7 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied.

        (b)   Without limiting the foregoing, in the event that any stockholder or derivative claim or Action related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the knowledge of the Company, threatened in writing, against the Company and/or the members of the Company Board prior to the Effective Time, the Company shall promptly notify Parent of any such claim or Action and shall keep Parent reasonably informed with respect to the status thereof. The Company shall reasonably consult with Parent with respect to the defense or settlement of any claim, Action or threat, and no settlement thereof shall be agreed to without Parent's prior written consent.

        Section 6.8.    Employee Matters.

        (a)   Parent shall cause the Surviving Corporation and each of its Subsidiaries to maintain for current employees or officers of the Company or any of its Subsidiaries as of the Effective Time ("Company Employees"), during the period commencing at the Effective Time and (i) ending on the first anniversary of the Effective Time, annual cash compensation levels (such term to mean (A) annual rate of cash base salary and wage rates, as applicable and (B) target annual cash incentive opportunities, that are no less favorable in the aggregate than such annual rates of base salary and wage rates, as applicable and such target annual cash incentive compensation opportunities maintained for and provided to Company Employees immediately prior to the Effective Time) and (ii) ending on December 31, 2013, health and welfare benefits and retirement benefits (excluding, for the avoidance of doubt, equity compensation), that, in the aggregate are no less favorable than the health and welfare benefits, and retirement benefits (excluding, for the avoidance of doubt, equity compensation) maintained for and provided to Company Employees under the Company Plans listed in the Company Disclosure Letter immediately prior to the Effective Time; provided, however, that for those Company Employees whose terms and conditions of employment are governed by collective bargaining, Parent shall or shall cause the Surviving Corporation to comply with such agreements, and such compliance shall be deemed satisfaction of the foregoing covenant.

        (b)   As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility, participation, vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation and incentive plans, benefit (including vacation but excluding, for purposes of any equity incentive compensation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees' service with the Company, its Subsidiaries and their predecessor entities (each, a "Parent Plan") to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Company Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA, regardless as to whether or not such Parent Plan is subject to ERISA, Parent or its Subsidiaries shall (i) cause there to be waived or deemed satisfied any pre-existing condition or eligibility limitations to the extent waived or deemed satisfied under the Company Plan immediately prior to replacement and (ii) if such a Company Plan is being replaced by a Parent Plan at any time other than the commencement of a Plan year of the Parent Plan, give effect, to the extent relevant in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under the relevant Company Plan in the Plan year of the Parent Plan in which the Effective Time occurs.

        (c)   As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, honor the Company Plans in accordance with their terms, including any severance and retention plans and agreements listed in the Company Disclosure Letter, subject to Parent's ability to amend any provisions or terminate any Company Plan consistent with the applicable Company Plan.

        (d)   As provided in Section 9.7, this Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Section 6.8, express or implied, (i) is intended to confer on any Person (including any Company Employee) or entity, other than the parties to this Agreement or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, (ii) shall constitute an amendment to any Company Plan or Parent Plan, (iii) shall limit the ability of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to revise, amend or terminate any employee benefit plan, program, policy, or arrangement (including any Company Plan or Parent Plan) at any time or from time to time after the Effective Time, or (iv) shall limit the ability of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to terminate the employment or engagement of any Person (including any Company Employee) on or after the Effective Time.

        Section 6.9.    Anti-Takeover Statutes.    If the restrictive provisions of any Anti-Takeover Statute are or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

        Section 6.10.    Treatment of Certain Notes; Credit Agreement.

        (a)   Prior to the Effective Time, the Company shall take any necessary actions in accordance with the terms of that certain Supplemental Indenture, dated as of July 10, 2009, between the Company, Sealy Mattress Company, The Bank of New York Mellon Trust Company, N.A., as trustee, and the other parties thereto (as amended or supplemented, the "Convertible Notes Indenture"), including the giving of any notices that may be required in connection with any repurchases or conversions of Convertible Notes occurring as a result of the transactions contemplated by this Agreement, and delivery of any supplemental indentures, legal opinions, officers certificates or other documents or instruments required in connection with the consummation of the Merger. The Company shall ensure compliance with the obligations of the Company and its Subsidiaries under the Convertible Notes Indenture, including Section 4.03 thereof, in accordance with the terms thereof.

        (b)   At least one Business Day prior to the Effective Time, the Company shall deliver to Parent a copy of a payoff letter (subject to delivery of funds as arranged by Parent), in commercially reasonable form, from the administrative agent under the Credit Agreement and shall make arrangements for the release of all Liens and other security over the Company's and its Subsidiaries' properties and assets securing the Company's and its Subsidiaries' obligations under the Credit Agreement.

        (c)   With respect to the Senior Notes and the Senior Subordinated Notes, the Company shall use its reasonable best efforts to (i) take actions reasonably requested by Parent that are reasonably necessary for the redemption, satisfaction, discharge or defeasance of the Senior Notes and the Senior Subordinated Notes pursuant to the applicable provisions of the indenture and officer's certificate governing the Senior Notes and the Senior Subordinated Notes, respectively, and (ii) redeem, satisfy, discharge or defeasance, as applicable, the Senior Notes and the Senior Subordinated Notes in accordance with the terms of the indenture and officer's certificates governing the Senior Notes and the Senior Subordinated Notes, respectively, on or after the Effective Time, provided that no action described in clauses (i) or (ii) shall be required to be taken unless it can be conditioned on the occurrence of the Effective Time, and provided, further, that Parent shall, or shall cause to be, deposited with the trustee under the indenture governing the Senior Notes and the Senior Subordinated Notes sufficient funds to effect such redemption, defeasance, satisfaction or discharge.

        (d)   Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys' fees and costs) incurred by the Company, any of its Subsidiaries or its or their Representatives in connection with the actions of the Company and its Subsidiaries and its or their Representatives contemplated by this Section 6.10 and (ii) acknowledges and agrees that the Company, its Subsidiaries and its or their Representatives shall not incur any liability to any person prior to the Effective Time with respect to any redemption, satisfaction, discharge or defeasance of the Senior Notes or the Senior Subordinated Notes. Parent acknowledges and agrees that neither the pendency nor the consummation of any redemption, satisfaction, discharge or defeasance with respect to the Senior Notes and the Senior Subordinated Notes is a condition to Parent's obligations to consummate the Merger.

        Section 6.11.    Obligations of Sub and the Surviving Corporation.    Parent shall take all action necessary to cause Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

        Section 6.12.    Financing Cooperation.    Prior to the Closing, the Company shall use its reasonable best efforts to cooperate, and to cause its Subsidiaries to cooperate, with Parent and Sub in connection with Parent and Sub obtaining the Financing, including (i) furnishing financial and other pertinent information relating to the Company and its business (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of the Parent and the Company customary for such financing or any prospectus or offering memorandum or otherwise reasonably necessary for the completion of the Financing by the Financing Sources) to Parent, Sub and the Financing Sources to the extent reasonably requested by the Parent to assist in preparation of customary offering or information documents to be used for the completion of the Financing and in advance of the Marketing Period, (ii) without limiting the generality of the preceding clause (i), furnishing promptly such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to consummate the Financing, including, without limitation, information of the type required by Regulation S-X and Regulation S-K under the Securities Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act and in any event the information regarding the Company and its Subsidiaries required to be delivered pursuant to paragraphs vi and ix of Annex III to the Commitment Letter (the information described in this clause (ii), the "Required Company Financing Information"), (iii) prior to and during the Marketing Period, participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers with respect to, the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, roadshows, due diligence sessions, drafting sessions (including accounting due diligence sessions) and sessions with rating agencies in connection with the Financing, (iv) prior to the Marketing Period, assisting with the preparation of (A) any customary offering documents or memoranda, bank information memoranda, prospectuses and similar documents and (B) materials for rating agency presentations and bank information memoranda and similar documents required in connection with the Financing, (v) cooperating with the marketing efforts for any of the Financing, (vi) executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its Affiliates to execute and deliver (or use reasonable best efforts to obtain from their advisors), customary certificates, accountants' comfort letters (and consents of accountants for use of their reports in any materials relating to the Financing and in connection with any filings required to be made by Parent pursuant to the Securities Act or the Exchange Act where the Financial Statements or any of the other Required Company Financing Information is included or incorporated by reference), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by the Parent as necessary and customary in connection with the Financing, (vii) (A) preparing and executing customary perfection certificates required in connection with the Financing, (B) obtaining pay-off letters and lien releases and instruments of discharge required to be delivered under the Commitment Letter and (C) obtaining guarantees, pledging of collateral, including taking all actions reasonably necessary to establish bank and other accounts and blocked account agreements in connection with the foregoing and executing and delivering customary pledge and security documents or other definitive financing documents and other certificates and documents as may be reasonably requested by Parent, consistent with the terms of this Agreement and the Commitment Letter, to obtain and perfect security interests in assets of the Company and its Subsidiaries that are intended to constitute collateral securing the Financing or otherwise facilitating the obtaining of guarantees, pledging of collateral from and after the Closing as may be reasonably requested by Parent; provided, that any obligations contained in all such agreements and documents shall be executed and effective no earlier than the Closing, (viii) providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities, (ix) reasonably cooperating with the Financing Sources' due diligence, providing all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent which is in connection with the Financing and relates to applicable "know your customer" and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act and (x) taking all corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Financing including entering into one or more credit agreements, indentures or other instruments on terms reasonably satisfactory to Parent in connection with the Financing as of or immediately after the Effective Time to the extent direct borrowings or debt incurrence (or any guarantees thereof) by the Company is contemplated in the Financing; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries; provided, further, that neither the Company nor any of its Subsidiaries shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Effective Time and no personal liability shall be imposed on the officers or employees involved. Neither the Company nor any of its Subsidiaries shall be required to take any action that would subject it to actual or potential liability prior to the Effective Time, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.12. The Company hereby consents to the reasonable use of the Company's and its Subsidiaries' logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose. For the avoidance of doubt and notwithstanding anything to the contrary above in this Section 6.12, Parent acknowledges and agrees that the obligations of Parent and Sub to consummate the Merger and the other transactions contemplated by this Agreement are not conditioned upon the availability or consummation of the Financing or receipt of proceeds therefrom but, in any event, without limiting the Company's obligations under this Agreement, including this Section 6.12.

        Section 6.13.    Financing.

        (a)   Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Commitment Letter, including (i) using its reasonable best efforts to negotiate and enter into definitive financing agreements with respect thereto on terms and conditions contemplated in the Commitment Letter provided to the Company pursuant to Section 4.8, (ii) fully paying any and all commitment fees or other fees required by the Commitment Letter when due pursuant to the provisions thereof, (iii) using its reasonable best efforts to satisfy all conditions applicable to Parent in the Commitment Letter and such definitive financing agreements, (iv) using its reasonable best efforts to comply with its obligations under the Commitment Letter and (v) enforcing its rights under the Commitment Letter. Parent shall keep the Company reasonably informed and in reasonable detail (including providing the Company with copies of all definitive documents related to the Financing in accordance with Section 4.8) with respect to all material developments concerning the Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (x) of any material breach or default by any party to any of the Commitment Letter or definitive financing agreements related to the Financing of which Parent becomes aware, (y) of the receipt of any written notice from any Financing Party with respect to any (1) actual or potential material breach, default, termination or repudiation by any party to any of the Commitment Letter or definitive financing agreements related to the Financing of any provisions of the Commitment Letter or definitive financing agreements related to the Financing or (2) dispute or disagreement between or among any parties to any of the Commitment Letter or definitive financing agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at

Closing, and (z) if at any time management of Parent believes it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letter or definitive financing agreements related to the Financing. As soon as reasonably practicable, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence; provided, that Parent need not provide any information believed to be privileged, that is requested for purposes of litigation or that is related to fees and other economic information redacted from such agreements that is consistent with the information redacted from the Fee Letters executed in connection with the Commitment Letter and consistent with Section 4.8. Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter, Fee Letters or definitive financing agreements, and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources, provided that Parent shall not permit any such amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter or replace all or a portion of the Financing with alternate financing arrangements that, in each case, would reduce the aggregate amount of the Financing (other than immaterial reductions or as otherwise proved in such Commitment Letter or Fee Letters, including "flex provisions"), amend the conditions to the drawdown of the Financing in a manner adverse to the interests of the Company, or which would otherwise in any other respect reasonably be expected to impair, delay or prevent the consummation of the transactions contemplated by this Agreement without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement, provided that Parent shall not be obligated to deliver to the Company copies of any Fee Letters or other information redacted from such agreements that is consistent with the economic information redacted from the Fee Letters entered into in connection with the Commitment Letter and consistent with Section 4.8.

        (b)   If all or any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall use its reasonable best efforts to arrange to promptly obtain such Financing from alternative sources on terms not materially less favorable, in the aggregate, to Parent (including with respect to the conditionality thereof) in an amount sufficient, when added to the portion of the Financing that is available to pay in cash all amounts required to be paid by Parent in connection with the Merger ("Alternative Financing"), and to obtain a new financing commitment letter (the "Alternative Commitment Letter"), fee letter and a new definitive agreement with respect thereto (the "Alternative Financing Agreement") that provides for financing on terms not materially less favorable, in the aggregate, to Parent and in an amount that is sufficient, when added to the portion of the Financing that is available, to pay in cash all amounts required to be paid by Parent and the Surviving Corporation in connection with the Merger.

        (c)   References in this Agreement to (i) "Financing" shall include the financing contemplated under the Commitment Letter and any Alternative Commitment Letter as permitted by this Section 6.13 to be amended, modified, supplemented or replaced (including, for the avoidance of doubt, any alternate financing transactions permitted hereunder), (ii) "Commitment Letter" shall include such documents as permitted by this Section 6.13 (including any Alternative Commitment Letter) to be amended, modified or replaced, in each case from and after such amendment, modification or replacement and (ii) definitive financing agreements shall be deemed to include any Alternative Financing Agreement.

 ARTICLE VII

CONDITIONS PRECEDENT

        Section 7.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver at or prior to the Closing of the following conditions:

          (a)    Company Stockholder Approval.    The Company Stockholder Approval shall have been obtained and the Information Statement shall have been cleared by the SEC and shall have been sent to stockholders of the Company (in accordance with Regulation 14C of the Exchange Act) at least twenty calendar days prior to the Closing.

          (b)    Orders.    No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, injunction, judgment or ruling (whether temporary, preliminary or permanent) (collectively, an "Order") that is in effect and restrains, enjoins or otherwise prohibits or makes illegal consummation of the Merger.

          (c)    Antitrust Laws.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

        Section 7.2.    Conditions to Obligations of Parent and Sub.    The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by applicable Law) waiver by Parent and Sub at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company contained in Sections 3.1, 3.2, 3.8(b), 3.21 and 3.22 shall be true and correct as of the Closing Date as though made on and as of such date, (ii) the representations and warranties of the Company set forth in Section 3.5(a), Section 3.5(b) and the first three sentences of Section 3.5(c) shall be true and correct in all respects, except for de minimis inaccuracy, as of the Closing Date, (iii) the representations and warranties of the Company set forth in Section 3.6(a) shall be true and correct in all material respects as of the Closing Date and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality or "Company Material Adverse Effect" qualifications therein) shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate at the Closing signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

        Section 7.3.    Conditions to Obligation of the Company.    The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect . The Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

          (b)    Performance of Obligations of Parent and Sub.    Each of Parent and Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        Section 8.1.    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, by mutual written consent of the Company and Parent by action of their respective boards of directors.

        Section 8.2.    Termination by Either Parent or the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, by action of the respective boards of directors of either Parent or the Company (or, in the case of paragraph (c) below, by them jointly) if:

          (a)   the Merger shall not have been consummated by 11:59 p.m., New York City time on June 26, 2013 (such date, the "Termination Date"); provided, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has primarily caused the failure of the Merger to occur on or prior to such date; provided, further, that if on the Termination Date, the condition to Closing set forth in either Section 7.1(b) or Section 7.1(c) (but for purposes of Section 7.1(b) only if such restraint, enjoinment or prohibition is attributable to an Antitrust Law) shall not have been satisfied, but all other conditions to Closing shall have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), then the Termination Date may be extended by either Parent or the Company to a date and time not later than 11:59 p.m., New York City time on September 26, 2013; provided, further, that if the Marketing Period has commenced less than 21 calendar days prior to the Termination Date as defined above, the Termination Date shall be extended to a date which is one Business Day following the final day of the Marketing Period.

          (b)   any Order restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable.

          (c)   by written election of both Parent and the Company delivered to each other during the five days after the occurrence of a Litigation Trigger Event.

        Section 8.3.    Termination by the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, by written notice of the Company:

          (a)   prior to 11:59 p.m. New York City time on the Written Consent End Date, in the event that (i) the Company shall have received a Superior Proposal and shall have notified Parent in writing of such Superior Proposal prior to 11:59 p.m. New York City time on the date that is thirty-five calendar days after the date hereof, including a summary of the material terms and conditions of such Superior Proposal (a "Superior Proposal Notice"), and (ii) following delivery by the Company to Parent of such Superior Proposal Notice, (A) (1) if requested by Parent, the Company shall have made its Representatives available to discuss and negotiate in good faith with Parent's Representatives any proposed modifications to the terms and conditions of this Agreement intended by Parent to cause such Superior Proposal to no longer constitute a Superior Proposal, during the period of five calendar days immediately following delivery by the Company to Parent of such Superior Proposal Notice (the "Superior Proposal Notice Period"); provided, that, if Parent shall have delivered to the Company during such Superior Proposal Notice Period a written proposal capable of being accepted by the Company to alter the terms or conditions of this Agreement (the "Parent Matching Proposal"), the Company Board shall be entitled to analyze and review such Parent Matching Proposal for one Business Day immediately following receipt of such proposal (the "Superior Proposal Analysis Period"); and provided, further, that, in the event that, after delivery of a Superior Proposal Notice related to a Superior Proposal, there has been a material change or revision to the terms of such Superior Proposal, (i) the Company shall notify Parent of such material change or revision within one Business Day following such change or revision, and (ii) in connection with such material change or revision the then current Superior Proposal Notice Period shall be extended such that at least two Business Days remains in such Superior Proposal Notice Period subsequent to the time the Company so notifies Parent of any such material change or revision, and (2) the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), after considering the terms of such Parent Matching Proposal, that such third-party Superior Proposal would continue to constitute a Superior Proposal if the modifications proposed by Parent were given effect, or (B) Parent shall have notified the Company that it has elected not to negotiate with the Company with respect to any modifications to the terms and conditions of this Agreement and/or not to deliver a Parent Matching Proposal; provided that, as a condition to the termination of this Agreement pursuant to this Section 8.3(a), the Company pays Parent the Company Termination Fee payable to Parent pursuant to Section 8.5.

          (b)   if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Sub in this Agreement, or any such representation and warranty shall be untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach either (x) is not curable or (y) if curable, is not cured by the earlier of (i) the date that is 60 days from the date of receiving written notice of such breach and (ii) the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if it is then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be capable of being satisfied.

          (c)   if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (ii) the Company has confirmed by written notice to Parent its intention to terminate this Agreement pursuant to this Section 8.3(c) if Parent and Sub fail to consummate the transactions contemplated by this Agreement when required pursuant to Section 1.2 and (iii) Parent and Sub fail to consummate the transactions contemplated by this Agreement within three Business Days of the date the Closing should have occurred pursuant to Section 1.2 and the Company stood ready, willing and able to consummate the Merger through the end of such three Business Day period (for the avoidance of doubt, it being understood during such three Business Day period, Parent shall not be entitled to terminate this Agreement pursuant to Section 8.2(a)).

        Section 8.4.    Termination by Parent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, by written notice of Parent if:

          (a)   a Company Adverse Recommendation Change has been effected by the Company Board (whether or not in compliance with Section 5.3);

          (b)   the Stockholder Written Consent representing the Company Stockholder Approval has not been executed and delivered to Parent and the Company within 48 hours after execution of this Agreement;

          (c)   the Company enters into an Alternative Acquisition Agreement;

          (d)   the Company or the Company Board shall have resolved or otherwise publicly announced its intention to take any of the foregoing actions in clauses (a) or (c); or

          (e)   there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall be untrue, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach either (x) is not curable or (y) if curable, is not cured by the earlier of (i) the date that is 60 days from the date of receiving written notice of such breach and (ii) the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this clause (e) if Parent is then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be capable of being satisfied.

        Section 8.5.    Effect of Termination.

        (a)   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability for damages to the other party hereto resulting from willful and intentional breach of this Agreement and (ii) the provisions set forth in this Section 8.5, Section 8.6 and Article IX and the Confidentiality Agreement shall survive the termination of this Agreement. For purposes of this Agreement, "willful and intentional breach" shall mean a material breach that is a consequence of an omission by, or act undertaken by or caused by, the breaching party with the actual knowledge that the omission or taking or causing of such act would, or would reasonably be expected to, cause a breach of this Agreement.

        (b)   In the event that:

            (i)  (x) (1) before obtaining the Company Stockholder Approval, this Agreement is terminated pursuant to Section 8.2(a) or Section 8.4(e) and any Person shall have made and publicly disclosed a bona fide Takeover Proposal after the date of this Agreement but prior to such termination, and such Takeover Proposal shall not have been publicly withdrawn prior to such termination or (2) this Agreement is terminated pursuant to Section 8.4(b) and any Person shall have made and publicly disclosed a bona fide Takeover Proposal after the date of this Agreement but prior to such termination and (y) within twelve months of such termination the Company shall have entered into a definitive agreement with respect to such Takeover Proposal and such Takeover Proposal or a Takeover Proposal resulting from such initial Takeover Proposal is consummated (provided that for purposes of this clause (y) the references to "20%" in the definition of "Takeover Proposal" shall be deemed to be references to "50%");

           (ii)  this Agreement is terminated by Parent pursuant to Section 8.4(a), (c) or (d); or

          (iii)  this Agreement is terminated by the Company pursuant to Section 8.3(a),

  then the Company shall (A) in the case of clause (i) above, within three Business Days after the date on which the Company consummates the Takeover Proposal referred to in subclause (i)(y) above, (B) in the case of clause (ii) above, no later than three Business Days after the date of such termination and (C) in the case of clause (iii) above, immediately prior to or concurrently with such termination, pay Parent or its designee the Company Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the

  Company be required to pay the Company Termination Fee on more than one occasion). "Company Termination Fee" shall mean an amount equal to $25,000,000.

        (c)   In the event that:

            (i)  the Company and Parent both elect to terminate this Agreement pursuant to Section 8.2(c);

           (ii)  neither the Company nor Parent elect to terminate this Agreement pursuant to Section 8.2(c), and this Agreement is subsequently terminated pursuant to Section 8.2(a) or Section 8.2(b) (but for purposes of Section 8.2(b) only if such restraint, enjoinment or prohibition is attributable to an Antitrust Law);

          (iii)  the Company elects in writing to terminate this Agreement pursuant to Section 8.2(c) but the Parent does not elect in writing to terminate this Agreement pursuant to Section 8.2(c), and this Agreement is subsequently terminated pursuant to Section 8.2(a) or Section 8.2(b) (but for purposes of Section 8.2(b) only if such restraint, enjoinment or prohibition is attributable to an Antitrust Law); or

          (iv)  Parent elects in writing to terminate this Agreement pursuant to Section 8.2(c) but the Company does not elect in writing to terminate this Agreement pursuant to Section 8.2(c), and this Agreement is subsequently terminated pursuant to Section 8.2(a) or Section 8.2(b) (but for purposes of Section 8.2(b) only if such restraint, enjoinment or prohibition is attributable to an Antitrust Law);

          then Parent shall (A) in the case of clause (i) above, pay to the Company a termination fee of $90 million, and (B) only if all of the conditions to Closing set forth in Article VII (other than (x) the conditions set forth in Section 7.1(b) or Section 7.1(c) (but for purposes of Section 7.1(b) only if such restraint, enjoinment or prohibition is attributable to an Antitrust Law) and (y) those other conditions that, by their nature, cannot be satisfied until the Closing, but in the case of clause (y), which conditions would be satisfied if the Closing were to occur on the date of termination) have been satisfied or waived on or prior to the date of such termination, (I) in the case of clause (ii) or (iii) above, pay to the Company a termination fee of $90 million on the Termination Date if the condition set forth in Section 7.1(c) is not satisfied by the Termination Date, and (II) in the case of clause (iv) above, pay to the Company a termination fee of $40 million on the Termination Date if the condition set forth in Section 7.1(c) is not satisfied by the Termination Date; provided, that in no event shall any fee be payable by Parent to the Company pursuant to this Section 8.5(c) if the Company breaches its obligations pursuant set forth in the last sentence of Section 6.3(b).

        Section 8.6.    Expenses.    Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the printing, filing and mailing of the Information Statement shall be paid by the Company.

        Section 8.7.    Amendment.    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after Company Stockholder Approval; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto; provided, further, that any amendment to Section 9.9(c) may not be made except by an instrument in writing signed by the parties hereto and the Arranger (as such term is defined in the Commitment Letter).

        Section 8.8.    Extension; Waiver.    At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and references this Section 8.8 or a waiver under this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.1.    Non-Survival of Representations and Warranties.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

        Section 9.2.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by registered or certified mail (postage prepaid, return receipt requested), by facsimile or by electronic mail ("email") transmission (so long as a receipt of such facsimile or email is requested and received and provided that any notice received by facsimile or email on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        if to Parent or Sub, to:

    Tempur-Pedic International Inc.
    1713 Jaggie Fox Way
    Lexington, Kentucky 40511
    Attention: Chief Executive Officer
    Facsimile: (859) 514-5680
    Email: mark.sarvary@tempurpedic.com

    with an additional copy (which shall not constitute notice to) to:

    Tempur-Pedic International, Inc.
    1713 Jaggie Fox Way
    Lexington, Kentucky 40511
    Attention: General Counsel
    Facsimile: (859) 514-5794
    Email: lou.jones@tempurpedic.com

    and

    Bingham McCutchen LLP
    399 Park Avenue
    New York, New York 10022
    Attention: John Utzschneider
    Facsimile: (212) 752-5378
    Email: john.utzschneider@bingham.com

        if to the Company, to:

    Sealy Corporation
    One Office Parkway
    Sealy Drive
    Attention: Chief Executive Officer
    Facsimile: (336) 861-3640
    Email: lrogers@sealy.com

    with an additional copy (which shall not constitute notice to) to:

    Sealy Corporation
    One Office Parkway
    Sealy Drive
    Attention: General Counsel
    Facsimile: (336) 861-3786
    Email: mmurray@sealy.com

    and

    Simpson Thacher & Bartlett LLP
    425 Lexington Avenue
    New York, New York 10017
    Attention: Sean Rodgers
    Facsimile: (212) 455-2502
    Email: srodgers@stblaw.com

        Section 9.3.    Definitions.    For purposes of this Agreement:

        "Action" means any action, suit, hearing, arbitration proceeding, administrative or regulatory proceeding, mediation, citation, summons, subpoena, demand, audit, inquiry or investigation of any nature (civil, criminal, regulatory or otherwise), in law or in equity.

        "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term "controlled" shall have a correlative meaning.

        "Alternative Acquisition Agreement" means any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar definitive agreement (other than any Acceptable Confidentiality Agreement) relating to any Takeover Proposal or requiring the Company to abandon, terminate, breach or fail to consummate the transactions contemplated by this Agreement.

        "Anti-Takeover Statute" means any "fair price, "moratorium, "control share acquisition" or other similar anti-takeover statute or regulation enacted under state laws in the United States prior to the date hereof applicable to the Company.

        "Antitrust Law" means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any amendments or revisions thereto, as applicable and if any, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        "Business" means the business of the Company and its Subsidiaries, as it is now being conducted and is currently planned to be conducted.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by Law to be closed in New York, New York, and shall consist of the time period from 12:00 a.m. (New York City time) through 11:59 p.m. (New York City time).

        "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, or any successor statute, and regulations thereto.

        "Commitment Letter" shall mean the commitment letter dated as of the date hereof among Parent, Bank of America, N.A. (the "Initial Lender") and Merrill Lynch, Pierce, Fenner & Smith Incorporated, pursuant to which the Initial Lender has committed, on the terms set forth therein, to provide to Parent up to (i) $1,770,000,000 in senior secured debt financing and (ii) up to $350,000,000 in interim bridge financing.

        "Company Material Adverse Effect" means any event, change, occurrence, development or effect that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than any event, change, occurrence, development or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes or developments generally applicable to any of the industries and markets in which the Company or its Subsidiaries operate, (iii) changes in any applicable Law or GAAP (or interpretations thereof), (iv) any change in the price or trading volume of the shares of Company Common Stock, or the credit rating of the Company, in each case in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of "Company Material Adverse Effect" may be taken into account in determining whether there has been a Company Material Adverse Effect), (v) any failure by the Company to meet any published analyst estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of "Company Material Adverse Effect" may be taken into account in determining whether there has been a Company Material Adverse Effect), (vi) any outbreak or escalation of hostilities or war (whether or not declared), military actions or the escalation thereof, or any act of sabotage or terrorism or any natural disasters, (vii) the announcement of this Agreement and the transactions contemplated hereby, (viii) any action required by this Agreement or taken at the request of Parent or Sub or (ix) any stockholder or derivative Action arising from allegations of a breach of fiduciary duty relating to this Agreement or the transactions contemplated hereby, except in the case of each of clauses (i) through (iii) and (vi), to the extent such events, changes, occurrences, developments or effects have, individually or in the aggregate, a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

        "Compliant" shall mean, with respect to the Required Company Financing Information, that (i) such Required Company Financing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make any offering memorandum, in the light of the circumstances under which it was made, not misleading, (ii) such Required Company Financing Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) for offerings of debt securities on a registration statement on Form S-1for a non-reporting company using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period , (iii) the Company's auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Company Financing Information,

(iv) with respect to any interim financial statements, such interim financial statements have been reviewed by the Company's auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722, and (v) the Company's auditors have delivered drafts of customary comfort letters, including as to customary negative assurances and change period, and such auditors have confirmed they are prepared to issue any such comfort letter throughout the Marketing Period.

        "Consent" means any consent, waiver, approval, authorization, filing, registration or notification, whether by, with or to any Governmental Entity or any other Person.

        "Contract" means any contract, agreement, indenture, note, bond, lease, sublease, mortgage, license, commitment or other legally binding arrangement (whether written or oral).

        "Convertible Notes" means the 8% Senior Secured Third Lien Convertible Notes due 2016 issued pursuant to the Convertible Notes Indenture.

        "Credit Agreement" means the Amended and Restated Credit Agreement, dated as of May 9, 2012, by and among Sealy Mattress Company, as Borrower, Sealy Mattress Corporation, Sealy Corporation, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other persons party thereto.

        "Environmental Laws" means federal, state, local and foreign Laws relating to protection of, or giving rise to liability due to the degradation of, the environment, natural resources, or human or worker health and safety as relating to exposure to Hazardous Materials.

        "Environmental Permits" shall mean any and all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

        "Financing" means the financing to be provided by the Financing Sources as set forth in the Commitment Letter.

        "Financing Sources" means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, the Financing Commitments or other financings in connection with the transactions contemplated hereby, including the parties named in the definition of Commitment Letter, and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates' officers, directors, employees, agents and representatives of any of the foregoing and their respective successors and assigns.

        "Hazardous Material" means any and all substances or materials listed or regulated under any applicable Environmental Law as a hazardous, infectious, or toxic substance, material, waste, pollutant, or contaminant, or is otherwise listed or regulated under any applicable Environmental Law because it poses a hazard to the environment, natural resources, or human or worker health and safety.

        "Intellectual Property" means all United States and foreign intellectual property rights of any kind, including all of the following (i) (a) patents, utility models, inventions, processes, developments, technology and know-how; (b) copyrights, including copyrights, moral rights and/or works of authorship, in each case, in any media, including graphics, advertising materials, labels, package designs, photographs and computer programs, source code and executable code, whether embodied in software, firmware or otherwise, (c) trademarks, service marks, trade names, brand names, domain names, logos, trade dress and other source indicators; (d) trade secrets, confidential, proprietary or non-public information and databases, data compilations and collections and technical data; and (ii) all registrations, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts thereof, all goodwill associated therewith and/or all common law rights or similar legal protections related thereto.

        "knowledge" means, with respect to any matter in question, the actual knowledge of (i) with respect to the Company, those individuals listed in Section 9.3 of the Company Disclosure Letter, and (ii) with respect to Parent, those individuals listed in Section 9.3 of the Parent Disclosure Letter.

        "Law" and "Laws" means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, Orders, licenses and determinations of all Governmental Entities.

        "Lien" means any lien, claim, mortgage, encumbrance, pledge, security interest, equity or charge of any kind.

        "Litigation Trigger Event" means the occurrence of any Governmental Entity either, in each case attributable to Antitrust Law and during the 30-calendar day period following the date Parent and the Company have substantially complied with a Second Request, (i) having commenced an Action to restrain, enjoin or otherwise prohibit the consummation of the Merger or (ii) having provided notice to Parent or the Company orally or in writing that such Governmental Entity will commence an Action to restrain, enjoin or otherwise prohibit the consummation of the Merger.

        "Marketing Period" means the first period of 21 consecutive calendar days during and at the end of which (1) Parent shall have the Required Company Financing Information that is Compliant and (2) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.2 to fail to be satisfied assuming Closing were to be scheduled for any time during such 21 calendar day period; provided that (i) if the Marketing Period has not ended on or prior to December 17, 2012, the Marketing Period shall commence no earlier than January 7, 2013, (ii) if the Marketing Period has not ended on or prior to June 28, 2013, the Marketing Period shall commence no earlier than July 8, 2013 and (iii) if the Marketing Period has not ended on or prior to August 16, 2013, the Marketing Period shall commence no earlier than September 3, 2013; and provided, further that the Marketing Period shall not be deemed to have commenced if, (x) prior to the completion of the Marketing Period, Deloitte & Touche shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Documents or (y) the Required Company Financing Information is not Compliant on the first day, throughout and on the last day of such consecutive calendar day period, in which case a new 21 consecutive calendar day period shall commence upon Parent and the Financing Sources receiving updated Required Company Financing Information that is Compliant, and satisfying the other requirements described in the immediately preceding sentence (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Required Company Financing Information provided at the initiation of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have occurred). For purposes of calculating the length of the Marketing Period, a "calendar day" shall not include (A) any days in the period from November 18, 2012 through November 25, 2012 and (B) any day on which there has been (i) any general suspension of, or limitation on trading in securities on the New York Stock Exchange (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index); (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States generally or in the State of New York; or (iii) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions.

        "Organizational Documents" means, with respect to any Person, its certificate or articles of incorporation, its bylaws, its memorandum and articles of association, its limited liability company agreement or operating agreement, its certificate of formation, its partnership or limited partnership agreement or other documentation governing the organization or formation of such Person, but not any shareholder, registration rights, subscription or other Contract to which such Person may become a party after its formation or organization.

        "Parent Material Adverse Effect" means any event, change, occurrence or effect that prevents or materially impedes the performance by Parent or Sub of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

        "Permitted Liens" means any (i) Liens for Taxes not yet due or payable or which are being contested in good faith by appropriate proceedings, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens incurred in the ordinary course of business, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, (iv) easements, covenants, rights-of-way, restrictions and other similar encumbrances affecting any premises leased by the Company or its Subsidiaries that do not materially detract from the value of the property subject thereto, or restrict or interfere with the development of the property or its continued use in the Business, (v) statutory landlords' Liens and Liens granted to landlords under any lease, (vi) purchase money security interests, (vii) intercompany Liens by and among the Company and any of its Subsidiaries, (viii) Liens securing rental payments under any capital leases, (ix) Liens expressly described in the footnotes to the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Documents (or the notes or schedules thereto) and (x) other Liens that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value or continued use and operation of the assets to which they relate.

        "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.

        "Representatives" means, with respect to any Person, such Person's Affiliates and its and their respective directors, managers, officers, employees, agents, Financing Sources and other representatives, including any investment bankers, financial advisors, attorneys, accountants or other advisors.

        "Senior Notes" means the 10.875% Senior Secured Notes due 2016 issued pursuant to the indenture dated as of May 29, 2009 among the Company, Sealy Mattress Company, certain of Sealy Mattress Company's direct and indirect Subsidiaries and the Bank of New York Mellon Trust Company, N.A.

        "Senior Subordinated Notes" means the 8.25% Senior Subordinated Notes due 2014 issued pursuant to the indenture dated as of April 6, 2004 among the Company, Sealy Mattress Company, certain of Sealy Mattress Company's direct and indirect Subsidiaries and The Bank of New York Trust Company, N.A.

        "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity (i) of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of the date of determination, owned by such Person or one or more Subsidiaries of such Person, or (ii) that is a variable interest entity in which such Person is the primary beneficiary, as determined in accordance with GAAP.

        "Taxes" or "Tax" means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, stamp, alternative or add-on minimum, franchise, profits, license, withholding, payroll, employment, unemployment, social security, goods and services, estimated, escheat, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest, penalties or additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign.

        "Tax Returns" shall mean any return, report or statement (including information returns) required to be filed with or provided to any Governmental Entity with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

        "Written Consent End Date" means 11:59 p.m. New York City time on the date that is thirty-five calendar days after the date hereof; provided, that, in the event that (i) the Company has delivered to Parent a Superior Proposal Notice pursuant to Section 8.3(a) in connection with a Superior Proposal on a date that is less than five calendar days prior to such date (provided, that such notice shall be delivered by the Company promptly after the applicable determination is made by the Company Board) and (ii) following delivery by the Company to Parent of such Superior Proposal Notice, Parent has requested that the Company make its Representatives available to discuss and negotiate in good faith any proposed modifications to the terms and conditions of this Agreement during the Superior Proposal Notice Period, then the Written Consent End Date (A) shall be extended by the duration of such Superior Proposal Notice Period (as may be extended in connection with a material change or revision of such Superior Proposal; provided, further, that, in the event that a material change or revision is made to such Superior Proposal after the date that is thirty-five calendar days after the date hereof, such Superior Proposal Notice Period shall also include any extension thereof in connection with such material change or revision), and (B) shall be further extended (x) if Parent has delivered to the Company a Parent Matching Proposal pursuant to Section 8.3(a), by the duration of the Superior Proposal Analysis Period, or (y) by three Business Days following (i) the expiration of the Superior Proposal Notice Period if Parent has not delivered a Parent Matching Proposal by the expiration of such period or (ii) the receipt of written notice from Parent, delivered within the Superior Proposal Notice Period that Parent does not intend to deliver a Parent Matching Proposal.

        Section 9.4.    Interpretation.    When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "will" shall be construed to have the same meaning and effect as the word "shall". The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". All Exhibits and Schedules annexed hereto or referred to herein, and the Company Disclosure Letter and Parent Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

        Section 9.5.    Counterparts.    This Agreement may be executed and delivered (including by facsimile, ".pdf," or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 9.6.    Entire Agreement; Assignment.    This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (by operation of Law or otherwise) without the prior written consent of each of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

        Section 9.7.    Parties in Interest.    Except as provided in Section 6.4 and Section 9.9(c), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein other than, if the Effective Time occurs, the right of (a) the Company's stockholders to receive the Merger Consideration pursuant to Article II and (b) the holders of Company Stock Options, RSUs and Equity Share Units to receive the amounts specified in Section 2.1. The parties hereto further agree that the rights of third party beneficiaries under Section 6.4 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.8 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 9.8.    Governing Law.    THIS AGREEMENT OR ANY CLAIMS ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

        Section 9.9.    Specific Enforcement; Consent to Jurisdiction.

        (a)   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any federal court of competent jurisdiction located in the Borough of Manhattan in the State of New York without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

        (b)   Any Action arising out of this Agreement or any of the transactions contemplated by this Agreement may only be brought in the Court of Chancery of the State of Delaware or any federal court of competent jurisdiction located in the Borough of Manhattan in the State of New York, and each party hereto irrevocably consents to the jurisdiction and venue of the United States District Court for the Southern District of New York and the courts hearing appeals therefrom unless no federal subject matter jurisdiction exists, in which event, each party hereto irrevocably consents to the jurisdiction and venue of the Court of Chancery of the State of Delaware and the courts hearing appeals therefrom. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action arising out of this Agreement or any of the transactions contemplated by this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.9, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the Action in any such court is brought in an inconvenient forum, that the venue of such Action is improper, or that this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that it will at all times have an agent for service of process for the above purposes. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any Action arising out of this Agreement or any of the transactions contemplated by this Agreement by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction in which the other party may be subject to suit. Each party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that each such party's consent to jurisdiction and service contained in this Section 9.9 is solely for any Action arising out of this Agreement or any of the transactions contemplated by this Agreement and shall not be deemed to be a general submission to said courts other than for such purpose.

        (c)   Notwithstanding anything herein to the contrary, the parties hereto acknowledge and irrevocably agree (i) that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Financing Commitments, the Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 9.2 shall be effective service of process against them for any such Action brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such Action, (vi) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (vii) that any such

Action shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State, (viii) none of the Financing Sources will have any liability to the Company or its Affiliates (excluding at and after the Effective Time, Parent and its Subsidiaries) relating to or arising out of this Agreement, the Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates (excluding at and after the Effective Time, Parent and its Subsidiaries) will have any rights or claims against any of the Financing Sources hereunder or thereunder, and in no event shall the Company be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources and (ix) that the Financing Sources are express third party beneficiaries of, and may enforce, any provisions in this Agreement reflecting the foregoing agreements.

        Section 9.10.    Waiver of Jury Trial.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.10.

        Section 9.11.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible. Notwithstanding the foregoing, the parties intend that the provisions of Article VIII, including the remedies, and limitations thereon, be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party's rights hereunder or increases a party's liability or obligations hereunder.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

Parent:
TEMPUR-PEDIC INTERNATIONAL INC.
By:	/s/ DALE E. WILLIAMS
	Name:	Dale E. Williams
	Title:	Executive Vice President and Chief Financial Officer
Sub:
SILVER LIGHTNING MERGER COMPANY
By:	/s/ DALE E. WILLIAMS
	Name:	Dale E. Williams
	Title:	Treasurer
Company:
SEALY CORPORATION
By:	/s/ LAWRENCE J. ROGERS
	Name:	Lawrence J. Rogers
	Title:	President and CEO

[Signature Page to Agreement and Plan of Merger]

Annex B

SEALY CORPORATION

Written Consent of Stockholders
In Lieu of a Meeting

        The undersigned (the "Stockholders"), being the holders of a majority of the issued and outstanding shares of capital stock of Sealy Corporation, a Delaware corporation (the "Company"), hereby irrevocably consent in writing, pursuant to Section 228(a) and Section 251 of the General Corporation Law of the State of Delaware (the "DGCL") and as authorized by Section 12 of the bylaws of the Company, to the following actions and adoption of the following resolutions by written consent in lieu of a meeting of stockholders:

          WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of September 26, 2012 (the "Merger Agreement"), by and among the Company, Tempur-Pedic International Inc. ("Parent") and Silver Lightning Merger Company ("Sub"), a copy of which has been provided to the undersigned Stockholders and is attached hereto as Exhibit A (capitalized terms used herein without definition shall have the respective meaning ascribed to them in the Merger Agreement);

          WHEREAS, pursuant to the Merger Agreement, Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

          WHEREAS, the board of directors of the Company, by unanimous vote of all of the directors, has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved to recommend the adoption of the Merger Agreement;

          WHEREAS, the affirmative vote or written consent in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by all of the stockholders of the Company is required pursuant to Section 251 of the DGCL;

          WHEREAS, pursuant to the Merger Agreement and in accordance with Section 251(d) of the DGCL, the board of directors of the Company has the power to terminate the Merger Agreement under certain circumstances after the Company Stockholder Approval is obtained by this written consent, upon the terms and subject to the conditions set forth in the Merger Agreement; and

          WHEREAS, each of the undersigned Stockholders has reviewed the terms of the Merger Agreement and such other information as it believes necessary to make an informed decision in connection therewith, and each of the Stockholders has had the opportunity to consult with its own legal, tax and financial advisors regarding the consequences to it of the Merger, the Merger Agreement, the execution of this action by written consent and the consummation of the transactions contemplated thereby and hereby.

          NOW, THEREFORE, BE IT RESOLVED as follows:

          RESOLVED, that the Merger Agreement is hereby adopted and approved in all respects, and that each of the undersigned Stockholders hereby votes all of the shares of capital stock of the Company held by such Stockholder and entitled to vote thereon in favor of the adoption and approval of the Merger Agreement; provided, however, that this written consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms (including, without limitation, pursuant to Section 8.3(a) thereof);

          FURTHER RESOLVED, that each of the undersigned Stockholders hereby waives any and all irregularities of notice, with respect to the time and place of meeting, and consents to the transaction of all business represented by this written consent;

          FURTHER RESOLVED, that this written consent may be executed in multiple counterparts, each of which when so executed shall be an original, and all such counterparts shall together constitute one and the same instrument, and signatures to this written consent transmitted by facsimile or PDF copy shall be deemed original signatures for all purposes, and such execution and transmission shall be considered valid, binding and effective for all purposes;

          FURTHER RESOLVED, that any and all acts, transactions, agreements or certificates previously signed on behalf of the officers of the Company in furtherance of the foregoing be, and they hereby are, in all respects approved and ratified as the true acts and deeds of the Company with the same force and effect as if such act, transaction, agreement or certificate had been specifically authorized in advance by resolution of the Company's stockholders, and that the proper officer of the Company did execute the same;

          FURTHER RESOLVED, that the appropriate officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to prepare, execute, deliver and file or cause to be prepared, executed, delivered and filed such further agreements, certificates, instruments and documents and to take all actions as contemplated by the Merger Agreement or as such officers deem necessary, appropriate or advisable to carry out the intent of the foregoing resolutions, including, without limitation, the payment of all legal, accounting, financial advisory and other professional or out-of-pocket transaction expenses incurred by the Company in connection with the Merger, and that the execution and delivery of such agreements, instruments, documents and certificates and the taking of such actions, by such officer or officers shall be conclusive evidence of his determination and the approval of the stockholders of the Company; and

          FURTHER RESOLVED, that each of the undersigned Stockholders hereby affirmatively waives (i) any right of appraisal the undersigned may have arising in connection with the Merger under Section 262 of Title 8, Chapter 1 of the DGCL and under any other applicable law or regulation granting such stockholder the right to have such Stockholder's shares of capital stock of the Company appraised in connection with the Merger and (ii) any rights to otherwise dissent from the transactions contemplated by the recitals and resolutions set forth herein.

        This written consent shall be filed with the minutes of the meetings of the stockholders of the Company and shall be treated for all purposes as action taken at a meeting.

[Signature Pages Follow]

        IN WITNESS WHEREOF, each of the undersigned Stockholders has executed this written consent effective as of the date stated by the undersigned across from its name.

Date: September 26, 2012		SEALY HOLDING LLC
	By:	/s/ SIMON BROWN
Name: Simon Brown Title: Authorized Signatory
Date: September 26, 2012		LAWRENCE J. ROGERS
/s/ LAWRENCE J. ROGERS
Date: September 26, 2012		JEFFREY C. ACKERMAN
/s/ JEFFREY C. ACKERMAN
Date: September 26, 2012		G. MICHAEL HOFMANN
/s/ G. MICHAEL HOFMANN
Date: September 26, 2012		LOUIS R. BACHICHA
/s/ LOUIS R. BACHICHA
Date: September 26, 2012		JODI L. ALLEN
/s/ JODI L. ALLEN
Date: September 26, 2012		CARMEN J. DABIERO
/s/ CARMEN J. DABIERO
Date: September 26, 2012		MICHAEL Q. MURRAY
/s/ MICHAEL Q. MURRAY

Exhibit A to Stockholder Written Consent—Merger Agreement

[Attached]

Annex C

        388 Greenwich Street
New York, New York 10013

September 26, 2012
The Board of Directors
Sealy Corporation
One Office Parkway at Sealy Drive
Trinity, North Carolina 27370

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Sealy Corporation ("Sealy") of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of September 26, 2012 (the "Merger Agreement"), among Tempur-Pedic International Inc. ("Tempur-Pedic"), Silver Lightning Merger Company ("Merger Sub") and Sealy. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Sealy (the "Merger") and (ii) each outstanding share of the common stock, par value $ 0.01 per share, of Sealy ("Sealy Common Stock"), other than, (a) shares of Sealy Common Stock owned by Sealy or Tempur-Pedic, (b) shares of Sealy Common Stock owned by any direct or indirect wholly owned subsidiary of Sealy or Tempur-Pedic, and (c) shares of Sealy Common Stock, the holder of which (1) has not voted in favor of the Merger, (2) has properly exercised its appraisal rights and (3) has not effectively waived, withdrawn or lost its rights to be paid fair value of such shares, will be converted into the right to receive $2.20 in cash (the "Merger Consideration").

        In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Sealy and certain senior officers and other representatives and advisors of Tempur-Pedic concerning the business, operations and prospects of Sealy. We examined certain publicly available business and financial information relating to Sealy as well as certain financial forecasts and other information and data relating to Sealy which were provided to or discussed with us by the management of Sealy. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Sealy Common Stock; the historical and projected earnings and other operating data of Sealy; and the capitalization and financial condition of Sealy. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Sealy. In connection with our engagement, and at the direction of Sealy, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of Sealy. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

        In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Sealy that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Sealy provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Sealy that such forecasts and other information and data were reasonably prepared on bases reflecting

C-1

the best currently available estimates and good faith judgments of the management of Sealy as to the future financial performance of Sealy.

        We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Sealy or the consummation of the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sealy nor have we made any physical inspection of the properties or assets of Sealy. Our opinion does not address, the underlying business decision of Sealy to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Sealy or the effect of any other transaction in which Sealy might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

        Citigroup Global Markets Inc. has acted as financial advisor to Sealy in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, currently provide, and in the future may provide, services to Sealy and Tempur-Pedic unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, during the two-year period prior to the date hereof, acting as joint bookrunner on the amend and extend of Sealy's existing ABL facility. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Sealy and Tempur-Pedic for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Sealy, Tempur-Pedic and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Sealy in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

        Based upon and subject to the foregoing and our experience as financial advisors, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Sealy Common Stock.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

C-2

Annex D

[PERELLA WEINBERG PARTNERS Letterhead]

September 26, 2012

Special Committee of the Board of Directors
Sealy Corporation
Sealy Drive
One Office Parkway
Trinity, NC 27370

Members of the Special Committee:

        We understand that Sealy Corporation, a Delaware corporation (the "Company"), is considering a transaction whereby Tempur-Pedic International Inc., a Delaware corporation ("Parent"), will acquire the Company by effecting a merger involving the Company. Pursuant to an Agreement and Plan of Merger (the "Merger Agreement") proposed to be entered into by and among Parent, Silver Lightning Merger Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company, (a) Sub will merge with and into the Company (the "Merger") as a result of which the Company will become a wholly owned subsidiary of Parent, and (b) each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), other than, (i) shares owned directly by the Company or Parent or any direct or indirect wholly owned subsidiary of the Company or Parent, and (ii) shares in respect of which appraisal of the fair value thereof have been properly demanded in accordance with Section 262 of the Delaware General Corporation Law, will be converted into the right to receive $2.20 in cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have requested our opinion as to the fairness from a financial point of view of the Merger Consideration to the holders of the Company Common Stock entitled under the Merger Agreement to payment thereof (other than Sealy Holding LLC ("Sealy Holding") and its affiliates, including KKR & Co. L.P. and each reporting person in addition to Sealy Holding included on the statement relating to the Company Common Stock on Schedule 13D, as amended (the "KKR Schedule 13D"), as originally filed with the Securities and Exchange Commission (the "SEC") by Sealy Holding on July 29, 2009 (Sealy Holding, KKR & Co. L.P., and each reporting person included in the KKR Schedule 13D, together with their respective affiliates, being herein referred to as "KKR")).

        For purposes of the opinion set forth herein, we have, among other things:

  1.
  reviewed certain publicly available financial statements and other business and financial information of the Company, including research analyst reports;

  2.
  reviewed certain of the Company's internal financial statements, forecasts, and other financial data relating to the business of the Company (the "Company Forecasts");

  3.
  reviewed certain internal financial statements, forecasts, and other financial data relating to the business of the Company, prepared by management of the Company (the "Management Forecasts");

  4.
  reviewed certain publicly available financial forecasts relating to the Company;

  5.
  discussed the past and current operations, financial condition, and prospects of the Company with management of the Company and the Special Committee of the Board of Directors of the Company;

  6.
  compared the financial performance of the Company with that of certain publicly-traded companies which we believe to be generally relevant;

  7.
  compared the financial terms of the Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;

  8.
  reviewed the historical trading prices and trading activity for the Company Common Stock, and compared such price and trading activity of the Company Common Stock with that of securities of certain publicly-traded companies which we believe to be generally relevant;

  9.
  reviewed the premia paid in certain publicly available transactions, which we believed to be generally relevant;

  10.
  reviewed a draft dated September 26, 2012 of the Merger Agreement; and

  11.
  conducted such other financial studies, analyses, and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the management of the Company that information furnished by them for purposes of our analysis does not contain any material omissions or misstatements of material fact. With respect to the Company Forecasts and Management Forecasts, we have been advised by the management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby and we express no view as to the assumptions on which they are based; however, with your consent, for purposes of our analyses we have utilized the Company Forecasts. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company. In addition, we have not evaluated the solvency of any party to the Merger Agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed that (i) the final executed Merger Agreement will not differ in any material respect from the draft Merger Agreement reviewed by us and (ii) the Merger will be consummated in accordance with the terms of the Merger Agreement without material modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

        This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Merger Consideration to the holders of the Company Common Stock entitled under the Merger Agreement to payment thereof (other than KKR). We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement (or any related agreement) or the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Merger Consideration or otherwise. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company. We have not been authorized to solicit and have not solicited indications of interest in a transaction with the Company from any party and we have not been authorized to negotiate or participate in negotiations relating to the Merger.

        We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive compensation for our services, a portion of which has previously been paid to us as a retainer and the balance of which will be payable upon the rendering of this opinion. In addition, the Company has agreed to reimburse us for certain expenses that may arise, and indemnify us for certain liabilities and other items that may arise, out of our engagement. In 2009, Perella Weinberg Partners LP acted as financial advisor to the Audit Committee of the Board of Directors of the Company in connection with a Company recapitalization transaction for which Perella Weinberg LP received compensation from the Company. Perella Weinberg Partners LP and its affiliates may in the future provide investment banking and other financial services to the Company, Parent or KKR and their respective affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.

        This opinion is for the information and assistance of the Special Committee of the Board of Directors of the Company, in its capacity as such, in connection with, and for the purposes of its evaluation of, the Merger; provided further that a copy of this opinion letter may also be provided to and relied upon by the Board of Directors of the Company, in its capacity as such, in connection with, and for the purposes of its evaluation of, the Merger. This letter may not be used for any other purpose without our prior written consent; provided, however, that we consent to the reference to our name and the terms of our engagement, and the reproduction and inclusion of this opinion in full in any document filed with the SEC or any national securities exchange or a self-regulatory organization relating to the relating to the Merger, if (i) we and our counsel have had a reasonable opportunity to review and approve and have approved the same before any submission or distribution thereof (it being understood that our approval will not be unreasonably withheld, conditioned or delayed), and (ii) such reference, reproduction or inclusion in such document is required by the SEC or under applicable law, rule or regulation of the SEC or a rule or regulation of any national securities exchange or a self-regulatory organization. This opinion is not intended to be and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter and does not in any manner address the price at which shares of the Company Common Stock will trade at any time. In addition, we express no opinion as to the fairness of the Merger to, or of any consideration, whether relative to the Merger Consideration or otherwise, to be received or paid in connection with the Merger by KKR or the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of the Company Common Stock entitled under the Merger Agreement to payment thereof (other than KKR).

Very truly yours,
/s/ Perella Weinberg Partners LP
Perella Weinberg Partners LP

Annex E

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.